Exhibit 99.1

MARCHEX, INC.

520 PIKE STREET, SUITE 2000

SEATTLE, WA 98101

, 2013

Dear Stockholder:

I am pleased to report that the previously announced spin-off by Marchex, Inc. of its Archeo, Inc. subsidiary is expected to become effective on                     , 2013. Archeo, Inc., a Delaware corporation, will become a public company on that date and will own and operate the premium web Domain Marketplace and vertical pay-per-click Advertising Marketplace business currently owned and operated by Marchex, Inc. and several of its subsidiaries. The Domain Marketplace business intends to pursue a build, buy, sell and partner strategy while the pay-per-click Advertising Marketplace business will continue to place national and local pay-per-click advertisers on premium publishers. Marchex, Inc. will continue to own and operate its mobile and call advertising business, including its mobile and call advertising network and call analytics products. Archeo, Inc.’s Class B Common Stock will be listed on The NASDAQ Stock Market LLC under the symbol “ACHX.”

Holders of record of Marchex Class A Common Stock as of the close of business, New York City time, on , 2013, which will be the record date, will receive one share of Archeo, Inc. Class A Common Stock for every                     shares of Marchex Class A Common Stock held. Holders of record of Marchex Class B Common Stock as of the close of business on the record date will receive one share of Archeo, Inc. Class B Common Stock for every shares of Marchex Class B Common Stock held. No action is required on your part to receive your Archeo, Inc. stock. You will not be required either to pay anything for the new shares or to surrender any shares of Marchex stock.

Fractional shares of our common stock will not be distributed. Fractional shares of our Class B Common Stock will be aggregated and sold in the public market by the distribution agent and stockholders will receive a cash payment in lieu of a fractional share. Similarly, fractional shares of our Class A Common Stock will be aggregated, converted to Class B Common Stock, and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed ratably to the stockholders who would otherwise have received fractional interests. These cash proceeds generally will be taxable to those stockholders. In due course you will be provided with information to enable you to compute your tax bases in both the Marchex, Inc. and the Archeo, Inc. stock. We received a private letter ruling from the Internal Revenue Service and expect to obtain an opinion from DLA Piper LLP (US) to the effect that, for U.S. Federal income tax purposes, the distribution of the Archeo, Inc. stock will be tax-free to Marchex, Inc. and to you to the extent that you receive Archeo, Inc. stock, except for any cash received in lieu of fractional shares.

Each holder of our Class A Common Stock will be entitled to 25 votes per share and each holder of our Class B Common Stock will be entitled to 1 vote per share. Following the spin-off, both Marchex and Archeo will be controlled by Russell C. Horowitz.

The enclosed Information Statement describes the distribution of shares of Archeo, Inc. stock and contains important information about Archeo, Inc., including financial statements. I suggest that you read it carefully. If you have any questions regarding the distribution, please contact Marchex, Inc.’s transfer agent, Computershare Shareowner Services LLC at 1-800-714-2722.

Sincerely,

Russell C. Horowitz

Chairman

PRELIMINARY INFORMATION STATEMENT

SUBJECT TO COMPLETION, DATED JUNE 7, 2013

INFORMATION STATEMENT

ARCHEO, INC.

Distribution of

Class A Common Stock

Par Value, $0.01 Per Share

Class B Common Stock

Par Value, $0.01 Per Share

This Information Statement is being furnished in connection with the distribution by Marchex, Inc. to holders of its common stock of all the outstanding shares of Archeo, Inc. common stock (the “Distribution”). Immediately prior to the execution of the spin-off transaction, we will have completed a series of transactions with Marchex pursuant to which we will own the premium domain marketplace and pay-per-click advertising marketplace business currently owned and operated by Marchex, Inc. and several of its subsidiaries, which provide for the buying, selling and developing digital properties, including premium web domains, and for the placement of national and local pay-per-click advertisers on premium publishers as described in this Information Statement.

Shares of our Class A Common Stock will be distributed to holders of Marchex Class A Common Stock of record as of the close of business, New York City time, on                     , 2013, which will be the record date. Each such holder will receive one share of our Class A Common Stock for every                     shares of Marchex Class A Common Stock held on the record date. Shares of our Class B Common Stock will be distributed to holders of Marchex Class B Common Stock as of the close of business on the record date. Each holder of Marchex Class B Common Stock will receive one share of our Class B Common Stock for every shares of Marchex Class B Common Stock held on the record date. The distribution will be effective at 11:59 p.m. on                     , 2013. For Marchex stockholders who own common stock in registered form, in most cases the transfer agent will credit their shares of Archeo, Inc. common stock to book entry accounts established to hold their Marchex common stock. Our distribution agent will mail these stockholders a statement reflecting their Archeo, Inc. common stock ownership shortly after                    , 2013. For stockholders who own Marchex common stock through a broker or other nominee, their shares of Archeo, Inc. common stock will be credited to their accounts by the broker or other nominee. Fractional shares of our common stock will not be distributed. Fractional shares of our Class B Common Stock will be aggregated and sold in the public market by the distribution agent and stockholders will receive a cash payment in lieu of a fractional share. Similarly, fractional shares of our Class A Common Stock will be aggregated, converted to Class B Common Stock, and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed ratably to the stockholders who would otherwise have received fractional interests. These cash proceeds generally will be taxable to those stockholders. See “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution.”

Each holder of our Class A Common Stock will be entitled to 25 votes per share and each holder of our Class B Common Stock will be entitled to 1 vote per share. Following the Distribution, both Marchex and Archeo will be controlled by Russell C. Horowitz.

No stockholder approval of the Distribution is required or sought. We are not asking you for a proxy and you are requested not to send us a proxy. Marchex stockholders will not be required to pay for the shares of our common stock to be received by them in the distribution, or to surrender or to exchange shares of Marchex common stock in order to receive our common stock, or to take any other action in connection with the distribution. There is currently no trading market for our common stock. Our Class B Common Stock will be listed on The NASDAQ Stock Market LLC under the symbol “ACHX.” We will not list our Class A Common Stock on any stock exchange.

IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION “RISK FACTORS” BEGINNING ON PAGE 24.

WE ARE AN EMERGING GROWTH COMPANY AS DEFINED IN THE JUMPSTART OUR BUSINESS STARTUPS ACT. SEE PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

Stockholders of Marchex with inquiries related to the distribution should contact Marchex’s transfer agent, Computershare Shareowner Services LLC at 1-800-714-2722.

The date of this Information Statement is                 , 2013.

SUMMARY

The following is a summary of some of the information contained in this Information Statement. This summary is included for convenience only and should not be considered complete. This summary is qualified in its entirety by the more detailed information contained elsewhere in this Information Statement, which should be read in its entirety.

Unless the context otherwise requires, all references to “we,” “our,” “us,” “Archeo” or the “Company” refer to Archeo, Inc., together with its direct and indirect subsidiaries. “Archeo, Inc.” refers to Archeo, Inc. individually as a separate entity. Where we describe in this Information Statement our business activities, we do so as if the transfer of the premium web domain marketplace and pay-per-click advertising marketplace business currently owned and operated by Marchex, Inc. and several of its subsidiaries to Archeo, Inc. had already occurred.

The contents of our web sites are not incorporated by reference into the Registration Statement, of which this Information Statement forms a part, or in any other report or document we file with the Securities and Exchange Commission. Any references to our web sites are intended to be inactive textual references only.

Our Company

Overview

Archeo is focused on acquiring, developing and monetizing digital properties. Archeo’s Internet-based model is supported by two products: (1) a Domain Marketplace; and (2) an Advertising Marketplace. The Domain Marketplace intends to pursue a build, buy, sell and partner strategy. The Advertising Marketplace will continue to place national and local pay-per-click advertisers on premium publishers, and will pursue new advertising types and distribution verticals that drive incremental value.

Upon completion of the spin-off transaction, Archeo’s technology-based business will be comprised of two complementary areas: (1) a Domain Marketplace, which includes our platform to purchase, manage and sell domains, including more than 200,000 domains which we own today; and (2) an Advertising Marketplace, which includes our online and mobile advertising network, where we sell advertising on a variety of publishers and on our own digital properties.

We intend to evolve our current business and selectively pursue compelling new business opportunities. As an independent company we will continually evaluate opportunities to evolve existing technologies and business models and are positioned to explore new business opportunities. We intend to selectively pursue these types of opportunities with a focus on driving recurring streams of revenue and profit. Prior to entering into or acquiring any new business, we will evaluate its strategic fit and assess whether over time it is complementary to our current business, has strong expected financial returns and leverages our existing competencies, although we may also pursue business opportunities that diverge from our current business model.

Domain Marketplace

Our Domain Marketplace is a premium domain and advertising marketplace that allows for the buying, selling and development of digital properties, which includes our proprietary holdings of more than 200,000 unique domains. We anticipate that our marketplace will focus on our most unique premium domains and grow over time to eventually include third-party domains whose owners want to access the buyers utilizing our platform. Over time, we will continue to develop the tools we need to deliver on our Domain Marketplace strategy, and to build the analytics capabilities to inform our priorities for growth.

Our proprietary holdings of digital properties range across important commercial verticals such as business and finance, professional services, directory and reference, entertainment, electronics technology, education, shopping, health, auto and local, including zip codes. These domains are primarily .com extensions. Examples of domains in each of these verticals can be found at http://www.marchex.com/assets/pdf/archeo_owned_domain_names.pdf.

For some points of reference on industry statistics, according to domaining.com, the top 500 traditional individual domain sales since 1999 totaled approximately $345 million, which is an average of approximately $690,000 per domain sale. (See http://www.marchex.com/assets/pdf/industry_top_500_domain_sales.pdf for more information.) This was primarily driven by domains sold through negotiated transactions and auctions. The top 100 reported domain sales, according to DNJournal.com, totaled approximately $24 million in 2011 and approximately $20 million in 2012. These sales were primarily driven by negotiated transactions and auctions, and do not represent an exhaustive list of transactions. Finally, in terms of bulk inventory sales (broad industry averages across premium and non—premium domains), statistics from SEDO (sedo.com) offers selective data on average prices sold among their 10 million + domains compared with Marchex average proceeds from domain sales as follows:

(Added)	Industry Averages				Marchex Average
	.COM		.NET		.COM	.NET
Q1 2013	N/A	*	N/A	*	$26,349	$24,879
2012	$2,148		$1,880		$2,523	$89
2011	$2,775		$1,602		$12,043	$357
2010	$3,185		$1,599		$9,535	$379
2009	$1,829		$1,367		$46,654	$18,000

*	Not Available

From 2008-2012, the Company sold less than 5% of its domains in a series of transactions for approximately $31 million in aggregate proceeds with more than 87% or approximately $28 million resulting from the sale of .com domains at average prices that exceeded broad industry averages. Sales of .net domains represented only about 4% or approximately $1.2 million of total domain sale proceeds. During this 2008-2012 time period, the Company did not actively market its domains for sale, and the Company believes that it still retains the majority of the premium domains and therefore the vast majority of the value, in its holdings. As Archeo moves forward, the Company will take advantage of numerous relevant means of selling domain assets at fair market prices, including: marketing domains on its own sites; putting more resources toward negotiated sales; utilizing the common “buy-now” process (a sale at a fixed price in lieu of an auction or a negotiated sale) that currently represents over 40% of the sales in this industry (according to SEDO); utilizing auctions, external transfers and broker sales channels; and potentially distributing its domains through selected third-party resellers. For a breakdown of current sales methods in the industry, see http://www.marchex.com/assets/pdf/spin_off_transaction_archeo_summary.pdf.

Plans to Add to Our Unique Portfolio of Domains

In addition, over time, we plan to selectively acquire additional domains to augment our inventory and marketplace opportunity. We intend to utilize a portion of our domain sale proceeds to acquire these select domains. Such purchases will be analyzed on a case-by-case basis utilizing a proprietary valuation methodology currently in development. We believe that robust acquisition tools and processes will allow Archeo to maintain a leading marketplace.

Vertical content development

Digital property development will be an important component of our Domain Marketplace. Our current vertical properties include sites in the education, finance and local verticals and cover other important commercial verticals such as business and finance, professional services, directory and reference, entertainment, electronics and technology, education, shopping, health, auto and local, including zip codes.

We utilize a combination of technology and content creation to build digital properties that are useful to consumers and commercially relevant to our advertisers and partners. We intend to innovate with utility, design and content to create valuable consumer experiences; and use proprietary data and analytics to inform priorities for growth. Our digital property development and content creation processes are managed internally and with an increasing focus around specific digital properties and/or verticals, however we do also intend to develop selective digital properties through partnerships. We will look to expand the utilization of original content, licensed content and search capabilities within our digital properties, and increasingly focus on serving specific audiences. Examples of our current content and search capabilities can be found at 50states.com, Yellow.com and AreaConnect.com

We intend to continue enhancing the number of digital properties we manage, incubate businesses by developing certain digital properties into unique businesses, and expand our advertising opportunities in commercial verticals.

Vertical strategy informed by significant amount of proprietary data

We believe there are opportunities to add verticals based on selecting and developing premium domains from our holdings. With tens of thousands of unique and valuable domains in commercially-relevant verticals, we believe that over time Archeo has the potential to build out an extensive network of digital properties. We utilize a significant amount of proprietary data to drive the decisions on the verticals where we will focus, including historical traffic patterns across Archeo’s domain holdings, access to content, projected publisher relationships, and historical search and monetization data. As we move forward, we will also continue to develop analytics capabilities to inform our priorities for growth.

Another key element of our Domain Marketplace strategy includes developing new markets. We intend to analyze opportunities and may seek to expand our technology-based products into new business areas or geographic markets where our services can be replicated on a cost-effective basis, or where the creation or development of a product or service may be appropriate. We anticipate utilizing various strategies to enter new markets, including: developing strategic relationships; acquiring products that address a new vertical or opportunity; and creating partnerships or joint venture relationships and internal initiatives where existing services can be extended internationally.

In summary, we believe that our growth catalysts going forward for our Domain Marketplace will include: (1) selling more domains by accessing new sales channels; (2) opportunistically acquiring domains; and (3) selectively developing digital properties.

Advertising Marketplace

Archeo’s Advertising Marketplace provides performance-based online advertising that connects national and local advertisers with consumers across premium, vertical websites and proprietary properties. These connections are typically in the form of qualified leads or clicks, which is a result of customers responding to an advertisement we place on our publisher network and on our own digital properties (these include both desktop and mobile). Media costs to generate qualified leads or clicks are borne by us as a cost of providing our services. Advertisers pay us when a user responds to their advertisements in our distribution network and we pay publishers or distribution partners a percentage of the revenue generated by such actions. In addition, we provide presence management to selective advertisers. As we move forward, we will explore diversifying and innovating on our advertising product offering to include additional elements, which may include products such as SMS (text message advertising), video and display.

Increase targeted leads through vertical focus

Our focus is on delivering leads based on specific verticals, targeted to the content and/or users that best suit our advertisers’ goals. For example, we have publisher relationships in the business vertical and in the finance vertical, with Bankrate, Morningstar, Reuters and others. As we move forward, the Advertising Marketplace will look at expanding its footprint in verticals where we have strong proprietary sites (for example, the education vertical with 50states.com; or the local vertical with yellow.com and m.yellow.com); and into other verticals via third-party publishers, based on where we are seeing demand from advertisers.

As part of our Advertising Marketplace strategy we also plan to grow the number of advertisers using our products and services. We plan to increase the number of advertisers using Archeo products and services and build advertiser loyalty by providing unique products, a consistently high level of service and support as well as the ability to achieve their return-on-investment goals. We plan to grow our advertiser relationships through our direct sales and marketing efforts, including strategic sales, inside sales, online acquisition initiatives and additional partnerships with large local advertiser reseller partners.

We believe that our growth catalysts going forward for our Advertising Marketplace will include: (1) optimizing the existing business; (2) adding verticals and publishers based on third-party publisher relationships that are the most in demand by our advertiser clients; (3) expanding and innovating on advertising product offerings, including mobile initiatives; and (4) leveraging our proprietary properties to open up new distribution.

Key Challenges

Following the Distribution, we may face a number of challenges, both pre-existing and as a result of the Distribution, including:

•	intense competition in the markets in which we operate;

•	an increase in operating costs;

•	restrictions on our ability to engage in certain transactions for a period of time;

•	conflict, or the appearance of conflict, arising from our common ownership and management with Marchex, Inc. (“Marchex”);

•	volatility in the market price and trading volume of our common stock; and

•	lack of operating history as a stand-alone public company.

See “Risk Factors” for a discussion of these and other matters our stockholders should carefully consider in connection with the Distribution.

Emerging Growth Company

We are an “Emerging Growth Company,” as defined in the Jumpstart Our Business Startups Act (or JOBS Act), and are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “Emerging Growth Companies.” These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an “Emerging Growth Company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “Emerging Growth Company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for private companies. Section 107 of the JOBS Act provides that we can elect to opt out of the extended transition period at any time and that election is irrevocable.

We could remain an “Emerging Growth Company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Company Information

We are a Delaware corporation with our principal executive offices at 520 Pike Street, Suite                  Seattle, WA, 98101. Our telephone number is (206) 331-3300. Our web site is www.archeo.com.

Archeo, Inc. was incorporated on October 17, 2012 as a direct, wholly-owned subsidiary of Marchex. After Marchex’s board of directors approves the Distribution (as defined below), the Company and its subsidiaries, subject to final board approval, shall thereafter own and operate the premium web domain marketplace and vertical pay-per-click advertising marketplace business currently owned and operated by Marchex and several of its subsidiaries, as further described in this Information Statement. The mobile and call advertising marketplace business and call analytics products historically owned and operated by Marchex have not been transferred to us and will continue to be owned and operated Marchex and several of its subsidiaries following the Distribution.

The Distribution

Please see “The Distribution” for a more detailed description of the matters described below.

Distributing Company	Marchex, Inc., which is a Delaware corporation that holds all of our issued and outstanding stock prior to the Distribution. After the Distribution, Marchex will not own any of our stock and will continue to own and operate the mobile and call advertising marketplace business.

Distributed Company	Archeo, Inc., which is a Delaware corporation and currently a wholly owned subsidiary of Marchex. After the Distribution, Archeo will be an independent, publicly traded company and will own and operate, directly or through one of its subsidiaries, the premium web domain marketplace and vertical pay-per-click advertising marketplace business currently owned and operated by Marchex and several of its subsidiaries.

Distribution Ratio	Each holder of Marchex Class A Common Stock will receive a distribution of one share of our Class A Common Stock for every shares of Marchex Class A Common Stock held on the record date and each holder of Marchex Class B Common Stock will receive a distribution of one share of our Class B Common Stock for every shares of Marchex Class B Common Stock held on the record date.

Securities to be Distributed	Based on the number of shares of Marchex Class A Common Stock and Marchex Class B Common Stock outstanding on , 2013, approximately shares of our Class A Common Stock and shares of our Class B Common Stock will be distributed. The shares of our common stock to be distributed will constitute all of the outstanding shares of our common stock immediately after the Distribution. Marchex stockholders will not be required to pay for the shares of our common stock to be received by them in the Distribution, or to surrender or exchange shares of Marchex common stock in order to receive our common stock, or to take any other action in connection with the Distribution.

Voting Power	Each holder of our Class A Common Stock will be entitled to 25 votes per share and each holder of our Class B Common Stock will be entitled to 1 vote per share. Following the Distribution, Russell C. Horowitz will have controlling voting power of both Archeo and Marchex.

Fractional Shares	Fractional shares of our common stock will not be distributed. Fractional shares of our Class B Common Stock will be aggregated and sold in the public market by the distribution agent and stockholders will receive a cash payment in lieu of a fractional share. Similarly, fractional shares of our Class A Common Stock will be aggregated, converted to Class B Common Stock, and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed ratably to the stockholders who would otherwise have received fractional interests. These cash proceeds generally will be taxable to those stockholders.

Distribution Agent, Transfer Agent and Registrar for the Shares	Computershare Shareowner Services LLC will be the distribution agent, transfer agent and registrar for the shares of our common stock.

Record Date	The record date is the close of business, New York City time, on , 2013.

Distribution Date	11:59 p.m. on , 2013.

Material U.S. Federal Income Tax Consequences of the Distribution	Marchex has received a private letter ruling from the Internal Revenue Service (“IRS”) to the effect that, among other things, the Distribution will qualify for tax-free treatment under the Internal Revenue Code of 1986, as amended (the “Code”) to Marchex, the Company, and holders of Marchex common stock, except to the extent such holders receive cash in lieu of fractional shares of our common stock. In addition, Marchex expects to obtain an opinion from DLA Piper LLP (US) substantially to the effect that, among other things, the Distribution will qualify for tax-free treatment under the Code to Marchex, the Company, and holders of Marchex common stock, and that accordingly, for U.S. federal income tax purposes, no gain or loss will be recognized by, and no amount will be included in the income of, a holder of Marchex common stock upon the receipt of shares of our common stock pursuant to the Distribution, except to the extent such holder receives cash in lieu of fractional shares of our common stock.

Although a private letter ruling from the IRS generally is binding on the IRS, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect, we will not be able to rely on the ruling. Furthermore, the IRS will not rule on whether a distribution satisfies certain requirements necessary to obtain tax-free treatment under the Code. Rather, the ruling is based upon representations by Marchex that these conditions have been satisfied, and any inaccuracy in such representations could invalidate the ruling. The opinion discussed above addresses all of the requirements necessary for the Distribution to obtain tax-free treatment under the Code and is based on, among other things, certain assumptions and representations made by Marchex and us, which if incorrect or inaccurate in any material respect would jeopardize the conclusions reached by counsel in such opinion. The opinion will not be binding on the IRS or the courts. See “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution.”

Stock Exchange Listing	There is not currently a public market for our common stock. Our Class B Common Stock will be listed on The NASDAQ Stock Market LLC (“NASDAQ”) under the symbol “ACHX.” It is anticipated that trading will commence on a when-issued basis prior to the Distribution. On the first trading day following the Distribution date, when-issued trading in respect of our Class B Common Stock will end and regular-way trading will begin. Our Class A Common Stock will not be listed on a securities exchange.

Relationship between Marchex and Us after the Distribution	Following the Distribution, we will be a public company and Marchex will have no continuing stock ownership interest in us. In connection with the Distribution, we and Marchex intend to enter into a Distribution Agreement and certain ancillary agreements for the purpose of accomplishing the distribution of our common stock to Marchex’s common stockholders, including but not limited to a Support Services Agreement and certain contribution agreements. These agreements also will govern our relationship with Marchex subsequent to the Distribution and provide for the allocation of employee benefit, tax, and some other liabilities and obligations attributable to periods prior to the Distribution. The contribution agreements will provide that, prior to the Distribution: (i) Marchex International, Ltd. will contribute to Marchex Europe, Ltd., assets related to the mobile and call advertising business; (ii) Marchex will purchase 100% of the capital stock of Marchex Europe, Ltd.; (iii) Marchex will contribute to us, 100% of the capital stock of Marchex International, Ltd.; (iv) Marchex will contribute assets related to the mobile and call advertising business to Jingle Networks, Inc. (“Jingle”); (v) Marchex, LLC will distribute Jingle stock to Marchex; and (vi) Marchex will contribute to us, all of the assets related to the web domain marketplace and pay-per-click advertising marketplace business owned by Marchex and Marchex Sales, LLC, 100% of the equity of Marchex, LLC, 100% of the equity of Marchex CAH, Inc. and 100% of the equity of goClick.com, Inc. The Support Services Agreement also will include arrangements with respect to support services such as information technology, human resources, accounting, legal and collocation facilities support and a number of on-going commercial relationships.

We expect the Distribution Agreement will include an agreement that we and Marchex will agree to provide each other with appropriate indemnities with respect to liabilities arising out of the business being transferred to us by Marchex. For more detail and for a diagram illustrating the transactions related to the Distribution Agreement and contribution agreements, see “Business” and “Certain Relationships and Related Party Transactions.”

There is an overlap between the senior management of the Company and Marchex. Russell C. Horowitz serves as the Executive Chairman of the Company and will continue to serve as the Chairman and Chief Executive Officer of Marchex. In addition, certain of our directors will continue to serve as directors of Marchex. We expect to name additional executive officers and directors for the Company prior to and/or following the Distribution. In any case, Marchex officers and directors shall constitute only a minority of the Company’s directors and officers. Information concerning any additional executive officers and directors will be included in an amendment to this Information Statement.

See “Certain Relationships and Related Party Transactions — Relationship Between Marchex and Us After the Distribution” for a discussion of the policy that will be in place for dealing with potential conflicts of interest that may arise from our ongoing relationship with Marchex.

Controlling Stockholder	Following the Distribution, we will be controlled by Russell C. Horowitz, our Executive Chairman. We have been informed that Mr. Horowitz and other Class A stockholders intend to enter into a stockholders agreement relating, among other things, to the voting of their shares of our Class A Common Stock.

See “Risk Factors — Risks Related to the Distribution — We are controlled by Russell C. Horowitz, which may create certain conflicts of interest and which means certain stockholder decisions can be taken without the consent of the majority of the holders of our Class B Common Stock.”

Post-Distribution Dividend Policy	We currently anticipate paying quarterly cash dividends on our common stock in the foreseeable future to the extent we have adequate cash to fund such dividends and subject to the future tax treatment of dividends generally. It is anticipated that upon completion of the spin-off transaction, Marchex’s quarterly dividend will be transitioned to us. Marchex accelerated and paid all four of its 2013 quarterly cash dividend payments on December 31, 2012. The amounts of any future anticipated dividend have not yet been determined. There is no assurance that we will be able to pay such dividends in the future at such rate or at all. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our Board of Directors and will depend upon many factors. There can be no assurance that we will continue to pay any dividend even if we commence the payment of dividends. See “Dividend Policy”.

Risk Factors	Stockholders should carefully consider the matters discussed under “Risk Factors.”

Selected Combined Financial Data

Archeo, Inc. is a newly formed company that was created for the purpose of completing the series of transactions by which Marchex, Inc. (“Marchex”) will separate its domain and click-based advertising business (hereinafter referred to as “Archeo”) from Marchex’s mobile and call advertising business. Prior to the separation, Archeo is wholly-owned by Marchex. Archeo provides performance-based online advertising that connects advertisers with consumers across its proprietary network of owned web sites as well as third party web sites. Archeo has historically operated as part of Marchex and not as a separate stand-alone entity. The combined financial statements of Archeo, which are included elsewhere in this Information Statement, have been prepared on a “carve-out” basis from the consolidated financial statements of Marchex to represent the financial position and operating results of Archeo as if Archeo had existed on a stand-alone basis during the periods presented. The following selected financial data reflects the combined operations of Archeo.

We derived the selected combined statement of operations data for the three months ended March 31, 2013 and 2012, and the selected combined balance sheet data as of March 31, 2013 from the unaudited condensed combined financial statements of Archeo, which are included elsewhere in this Information Statement. We derived the selected combined statement of operations data for the years ended December 31, 2012, and 2011, and the selected combined balance sheet data as of December 31, 2012 and 2011, from Archeo’s audited combined financial statements, which are included elsewhere in this Information Statement.

The combined financial statements included in this Information Statement include allocations of certain assets, liabilities, revenues and expenses and thus may not necessarily reflect our financial position, results of operations and cash flows as if we had operated as a stand-alone public company during all periods presented. Accordingly our historical results should not be relied upon as an indicator of our future performance.

To ensure a full understanding, you should read the selected combined financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited combined financial statements and accompanying notes included elsewhere in this Information Statement.

The financial data below are presented in thousands.

	Year Ended December 31,		Three Months Ended March 31,
	2011	2012	2012	2013
Revenue	$44,896	$26,419	$8,830	$5,106
Income from operations	17,003	10,384	3,293	1,091
Net income (loss)	11,068	(20,223)	2,118	700

Balance Sheet Data:
	December 31,			March 31,
	2011	2012		2013
Cash and cash equivalents	$—	$—		$—
Working capital	2,002	(323)		(779)
Total assets	56,589	18,757		18,241
Other non-current liabilities	347	196		215
Total liabilities	6,746	5,412		5,678
Parent company equity	49,843	13,345		12,563

QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

The following is a brief summary of the terms of the Distribution. Please see “The Distribution” for a more detailed description of the matters described below.

Q:	What is the Distribution?

A:	The Distribution is the method by which Marchex will separate the business of our Company from Marchex’s other business, creating two separate, publicly-traded companies. In the Distribution, Marchex will distribute to its stockholders all of the shares of our Class A Common Stock and Class B Common Stock that it owns. Following the Distribution, we will be a separate company from Marchex, and Marchex will not retain any ownership interest in us. The number of shares of Marchex common stock you own will not change as a result of the Distribution.

Q:	What is being distributed in the Distribution?

A:	Approximately million shares of our Class A Common Stock and million shares of our Class B Common Stock will be distributed in the Distribution, based upon the number of shares of Marchex Class A Common Stock and Marchex Class B Common Stock outstanding on the record date. The shares of our Class A Common Stock and Class B Common Stock to be distributed by Marchex will constitute all of the issued and outstanding shares of our Class A Common Stock and Class B Common Stock immediately after the Distribution. For more information on the shares being distributed in the Distribution, see “Description of Capital Stock — Common Stock.”

Q:	What will I receive in the Distribution?

A:	Holders of Marchex Class A Common Stock will receive a distribution of one share of our Class A Common Stock for every shares of Marchex Class A Common Stock held by them on the record date, and holders of Marchex Class B Common Stock will receive a distribution of one share of our Class B Common Stock for every shares of Marchex Class B Common Stock held by them on the record date. As a result of the Distribution, your proportionate interest in Marchex will not change and you will own the same percentage of equity securities and voting power in Archeo as you did in Marchex on the record date. For a more detailed description, see “The Distribution.” Each holder of our Class A Common Stock will be entitled to 25 votes per share and each holder of our Class B Common Stock will be entitled to 1 vote per share. Following the Distribution, both Marchex and Archeo will be controlled by Russell C. Horowitz.

Q:	Is the completion of the Distribution subject to any conditions?

A:	Yes. The completion of the Distribution and related transactions are subject to the satisfaction (determined by the Marchex board of directors in its sole discretion) of the following conditions, any of which may be waived by the Marchex board of directors in its sole discretion:

•

The private letter ruling received from the Internal Revenue Service not having been withdrawn, invalidated or modified in an adverse manner and the receipt by Marchex of the opinion of DLA Piper LLP (US) substantially to the effect that, among other things, the Distribution will qualify for tax-free treatment under the Code to Marchex, the Company, and holders of Marchex common stock, and that accordingly, for U.S. federal income tax purposes, no gain or loss will be recognized by, and no amount will be included in the income of, a holder of Marchex common stock upon the receipt of shares of our common stock pursuant to the Distribution, except to the extent such holder receives cash in lieu of fractional shares of our common stock;

•	Marchex’s receipt of a written solvency opinion from a financial advisor;

•	the continued effectiveness of the registration statement on Form 10 under the Securities Exchange Act of 1934, as amended, of which this information statement forms a part;

•	the approval of Nasdaq for the listing of our Class B Common Stock on the Nasdaq Capital Market; and

•	any material regulatory or contractual consents or approvals that a committee of the Marchex board of directors determines to obtain shall have been obtained.

In the event the Marchex board of directors waives a material condition to the Distribution, Marchex intends to promptly issue a press release and file a Current Report on Form 8-K to report such event. See “The Distribution—Conditions to the Distribution.”

Q:	What is the record date for the Distribution?

A:

Record ownership will be determined as the close of business, New York City time, on            , 2013, which we refer to as the record date. The person in whose name shares of Marchex common stock are registered at the close of business on the record date is the person to whom shares of the Company’s common stock will be issued in the Distribution. As described below, the

Marchex Class B Common Stock will not trade on an ex-dividend basis with respect to our common stock and, as a result, if a record holder of Marchex Class B Common Stock sells those shares after the record date and on or prior to the Distribution date, the seller will be obligated to deliver to the purchaser the shares of our common stock that are issued in respect of the transferred Marchex Class B Common Stock.

Q:	When will the Distribution occur?

A:	We expect that shares of our Class A Common Stock and Class B Common Stock will be distributed by the distribution agent, on behalf of Marchex, at 11:59 p.m. on , 2013, which we refer to as the Distribution date.

Q:	What will the relationship between Marchex and us be following the Distribution?

A:	Following the Distribution, we will be a public company and Marchex will have no continuing stock ownership interest in us. In connection with the Distribution, we and Marchex intend to enter into a Distribution Agreement and certain other agreements for the purpose of accomplishing the distribution of our common to Marchex’s common stockholders. These agreements, including but not limited to a Support Services Agreement and contribution agreements, also will govern our relationship with Marchex subsequent to the Distribution and provide for the allocation of employee benefit, tax and some other liabilities and obligations attributable to periods prior to the Distribution. The contribution agreements will provide that, prior to the Distribution: (i) Marchex International, Ltd. will contribute to Marchex Europe, Ltd., assets related to the mobile and call advertising business; (ii) Marchex will purchase 100% of the capital stock of Marchex Europe, Ltd.; (iii) Marchex will contribute to us, 100% of the capital stock of Marchex International, Ltd.; (iv) Marchex will contribute assets related to the mobile and call advertising business to Jingle Networks, Inc. (“Jingle”); (v) Marchex, LLC will distribute Jingle stock to Marchex; and (vi) Marchex will contribute to us, all of the assets related to the web domain marketplace and pay-per-click advertising marketplace business owned by Marchex and Marchex Sales, LLC, 100% of the equity of Marchex, LLC, 100% of the equity of Marchex CAH, Inc. and 100% of the equity of goClick.com, Inc. We expect the Support Services Agreement will include arrangements with respect to support services such as information technology, human resources, accounting, legal and collocation facilities support and a number of ongoing commercial relationships. We expect the Distribution Agreement to provide that we and Marchex will agree to provide each other with appropriate indemnities with respect to liabilities arising out of the business being transferred to us by Marchex. See “Certain Relationships and Related Party Transactions.” Following the Distribution, both we and Marchex will be controlled by Russell C. Horowitz, our Executive Chairman.

There is an overlap between the senior management of the Company and Marchex. Russell C. Horowitz serves as the Executive Chairman of the Company and will continue to serve as the Chairman and Chief Executive Officer of Marchex. In addition, certain of our directors will continue to serve as directors of Marchex. We expect to name additional executive officers and directors for the Company prior to and/or following the Distribution. In any case, Marchex officers and directors shall constitute only a minority of the Company’s officers and directors. Information concerning any additional executive officers and directors will be included in an amendment to this Information Statement.

See “Certain Relationships and Related Party Transactions — Relationship Between Marchex and Us After the Distribution” for a discussion of the policy that will be in place for dealing with potential conflicts of interest that may arise from our ongoing relationship with Marchex.

Q:	What do I have to do to participate in the Distribution?

A:	No action is required on your part. Stockholders of Marchex on the record date for the Distribution are not required to pay any cash or deliver any other consideration, including any shares of Marchex common stock, for the shares of our common stock distributable to them in the Distribution.

Q:	If I sell, on or before the Distribution date, shares of Marchex Class B Common Stock that I held on the record date, am I still entitled to receive shares of Archeo Class B Common Stock distributable with respect to the shares of Marchex Class B Common Stock I sold?

A:	No. No ex-dividend market will be established for our Class B Common Stock until the first trading day following the Distribution date. Therefore, if you own shares of Marchex Class B Common Stock on the record date and thereafter sell those shares on or prior to the Distribution date, you will also be selling the shares of our Class B Common Stock that would have been distributed to you in the Distribution with respect to the shares of Marchex Class B Common Stock you sell. Conversely, a person who purchases shares of Marchex Class B Common Stock after the record date and on or prior to the Distribution date will be entitled to receive, from the seller of those shares, the shares of our Class B Common Stock issued in the Distribution with respect to the transferred Marchex Class B Common Stock.

Q:	How will fractional shares be treated in the Distribution?

A:	Fractional shares of our common stock will not be distributed. Fractional shares of our Class B Common Stock will be aggregated and sold in the public market by the distribution agent and stockholders will receive a cash payment in lieu of a fractional share. Similarly, fractional shares of our Class A Common Stock will be aggregated, converted to Class B Common Stock, and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed ratably to the stockholders who would otherwise have received fractional interests. These proceeds generally will be taxable to those stockholders. See “The Distribution — Manner of Effecting the Distribution” for an explanation of how the cash payments will be determined.

Q:	How will Marchex distribute shares of Archeo Common Stock to me?

A:	Holders of shares of Marchex’s Class A Common Stock or Class B Common Stock on the record date will receive shares of the same class of our common stock, in book-entry form. See “The Distribution — Manner of Effecting the Distribution” for a more detailed explanation.

Q:	What is the reason for the Distribution?

A:	Prior to the Distribution, Marchex’s board of directors will consider the following potential benefits while making the determination to consummate the Distribution:

•	to allow the Company to focus on and pursue distinct strategic priorities and industry-specific operational opportunities that would maximize the Company’s long-term potential;

•	to allow for greater financial and operational flexibility and to better position each of Marchex and the Company to compete;

•	to allow each company to enhance its ability to support customers and deliver innovative products in a rapidly-evolving and competitive industry;

•	to customize the capital structure, and to allocate and deploy resources in a manner consistent with business goals that best enhance value for each such stockholder group; and

•

to increase the aggregate stock price of Marchex and the Company relative to the pre-Distribution value of outstanding Marchex stock, so as to allow each company to (i) issue equity in connection with acquisitions on more favorable terms and (ii) increase the long term attractiveness of equity compensation programs, in both cases with less relative dilution to existing equity holders.

Prior to the Distribution, Marchex’s board of directors will also consider that the aggregate stock price of Marchex and the Company could potentially increase relative to the pre-Distribution value of outstanding Marchex stock because the Distribution will permit investors to invest separately in Archeo and in the remaining business of Marchex. This may make Archeo and Marchex common stock more attractive to investors, as compared to Marchex common stock before the Distribution, because the common stock of each of Archeo and Marchex will become available to classes of investors who seek an investment that offers the growth, risk and sector exposure of either Archeo or Marchex, but not that of the combined company. There can be no assurance, however, as to the future market price of Archeo or Marchex common stock. See “Risk Factors — Risks Relating to the Distribution — The combined post-Distribution value of our Class B Common Stock and Marchex’s Class B Common Stock following completion of the Distribution may not equal or exceed the pre-distribution value of Marchex’s Class B Common Stock.”

Prior to the Distribution, Marchex’s board of directors will also consider several factors that might have a negative effect on Marchex as a result of the Distribution. The Distribution would separate from Marchex the premium domain marketplace and pay-per-click advertising marketplace business of the Company, which represent significant value, in a transaction that produces no direct economic consideration for Marchex. Because the Company will no longer be a wholly-owned subsidiary of Marchex, the Distribution also will affect the terms of, or limit the incentive for, or the ability of Marchex to pursue, cross-company business transactions and initiatives with Archeo since, as separate public companies, such transactions and initiatives will need to be assessed by each company from its own business perspective. Finally, following the Distribution, Marchex and its remaining business will need to absorb corporate and administrative costs previously shared with the web Domain Marketplace and pay-per-click Advertising Marketplace business to the extent that these costs are not reduced as a result of the Distribution. Subsequent to the Distribution, as separate public companies, Marchex and Archeo will need to assess the corporate and administrative needs of each company from its own business perspective.

Prior to the Distribution, Marchex’s board of directors will also consider certain aspects of the Distribution that may be adverse to the Company. The Company’s common stock may come under initial selling pressure as certain Marchex stockholders sell their shares in the Company because they are not interested in holding an investment in the Company’s business. Moreover, certain factors such as a lack of historical financial and performance data as an independent company may limit investors’ ability to appropriately value the Company’s common stock. Furthermore, because the Company will no longer be a wholly-owned subsidiary of Marchex, the Distribution also will limit the ability of the Company to pursue cross-company business transactions and initiatives with other business of Marchex.

Q:	What are the U.S. federal income tax consequences to me of the Distribution?

A:	Marchex has received a private letter ruling from the IRS to the effect that, among other things, the Distribution will qualify for tax-free treatment under the Code to Marchex, the Company, and holders of Marchex common stock, except to the extent such holders receive cash in lieu of fractional shares of our common stock. In addition, Marchex expects to obtain an opinion from DLA Piper LLP (US) substantially to the effect that, among other things, the Distribution will qualify for tax-free treatment under the Code to Marchex, the Company, and holders of Marchex common stock, and that accordingly, for U.S. federal income tax purposes, no gain or loss will be recognized by, and no amount will be included in the income of, a holder of Marchex common stock upon the receipt of shares of our common stock pursuant to the Distribution, except to the extent such holder receives cash in lieu of fractional shares of our common stock. See “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution,” and “Risk Factors — Risks Relating to the Distribution— The Distribution could result in significant tax liability.”

Q:	Does Archeo intend to pay cash dividends?

A:	We currently anticipate paying quarterly cash dividends on our common stock in the foreseeable future to the extent we have adequate cash to fund such dividends and subject to the future tax treatment of dividends generally. It is anticipated that upon completion of the spin-off transaction, Marchex’s quarterly dividend will be transitioned to us. Marchex accelerated and paid all four of its 2013 quarterly cash dividend payments on December 31, 2012. The amounts of any future anticipated dividend have not yet been determined. There is no assurance that we will be able to pay such dividends in the future at such rate or at all. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our Board of Directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our business, legal requirements (including potential changes to tax laws), regulatory constraints, industry practice and other factors that the Board of Directors deems relevant. There can be no assurance that we will continue to pay any dividend even if we commence the payment of dividends. See “Dividend Policy”.

Q:	How will Archeo common stock trade?

A:	There is not currently a public market for our common stock. Our Class B Common Stock will be listed on NASDAQ under the symbol “ACHX.” It is anticipated that trading will commence on a when-issued basis prior to the Distribution. On the first trading day following the Distribution date, when-issued trading in respect of our Class B Common Stock will end and regular-way trading will begin. Our Class A Common Stock will not be listed on a securities exchange.

Q:	Will the Distribution affect the trading price of my Marchex Class B Common Stock?

A:	Yes. After the distribution of our Class B Common Stock, the trading price of Marchex Class B Common Stock may be lower than the trading price of the Marchex Class B Common Stock immediately prior to the Distribution. Moreover, until the market has evaluated the operations of Marchex without the operations of Archeo, the trading price of Marchex Class B Common Stock may fluctuate significantly. Marchex believes the separation of Archeo from Marchex offers its stockholders the greatest long-term value. However, the combined trading prices of Marchex Class B Common Stock and Archeo, Inc. Class B Common Stock after the Distribution may be lower than the trading price of Marchex Class B Common Stock prior to the Distribution. See “Risk Factors” beginning on page 25.

Q:	Do I have appraisal rights?

A:	No. Holders of Marchex common stock are not entitled to appraisal rights in connection with the Distribution.

Q:	Who is the transfer agent for Archeo common stock?

A:	Computershare Shareowner Services LLC, 480 Washington Boulevard, Jersey City, New Jersey 07310.

Q:	Where can I get more information?

A:	If you have questions relating to the mechanics of the Distribution of shares of Archeo, Inc. common stock, you should contact the distribution agent:

Computershare Shareowner Services LLC

480 Washington Boulevard

Jersey City, New Jersey 07310

Telephone: 1-800-714-2722

Before the Distribution, if you have questions relating to the Distribution, you should contact:

Marchex Investor Relations

520 Pike Street, Suite 2000

Seattle, Washington 98101

Telephone: 1-206-331-3600

After the Distribution, if you have questions relating to Archeo, Inc., you should contact:

Archeo Investor Relations Department

520 Pike Street, Suite

Seattle, Washington 98101

Telephone: 1-206-

THE DISTRIBUTION

General

Subject to the approval of the board of directors of Marchex, all of our outstanding shares of Class A Common Stock will be distributed to the holders of Marchex Class A Common Stock and all of the outstanding shares of our Class B Common Stock will be distributed to the holders of Marchex Class B Common Stock. In the Distribution, each holder of Marchex common stock will receive a distribution of one share of our common stock for every shares of Marchex common stock held as of the close of business, New York City time, on             , 2013, which will be the record date.

Manner of Effecting the Distribution

The general terms and conditions relating to the Distribution shall be set forth in a Distribution Agreement, into which we expect to enter with Marchex. We expect the Distribution will be effective at 11:59 p.m. on             , 2013. For most Marchex stockholders who own Marchex common stock in registered form on the record date, our transfer agent will credit their shares of our common stock to book entry accounts established to hold these shares. Our distribution agent will send these stockholders a statement reflecting their ownership of our common stock. Book entry refers to a method of recording stock ownership in our records in which no physical certificates are used. For stockholders who own Marchex common stock through a broker or other nominee, their shares of our common stock will be credited to these stockholders’ accounts by the broker or other nominee. As further discussed below, fractional shares will not be distributed. Following the Distribution, stockholders whose shares are held in book entry form may request that their shares of our common stock be transferred to a brokerage or other account at any time, as well as delivery of physical stock certificates for their shares, in each case without charge.

MARCHEX STOCKHOLDERS WILL NOT BE REQUIRED TO PAY FOR SHARES OF OUR COMMON STOCK RECEIVED IN THE DISTRIBUTION, OR TO SURRENDER OR EXCHANGE SHARES OF MARCHEX COMMON STOCK IN ORDER TO RECEIVE OUR COMMON STOCK, OR TO TAKE ANY OTHER ACTION IN CONNECTION WITH THE DISTRIBUTION. NO VOTE OF MARCHEX STOCKHOLDERS IS REQUIRED OR SOUGHT IN CONNECTION WITH THE DISTRIBUTION, AND MARCHEX STOCKHOLDERS HAVE NO APPRAISAL RIGHTS IN CONNECTION WITH THE DISTRIBUTION.

Fractional shares of our common stock will not be issued to Marchex stockholders as part of the Distribution or credited to book entry accounts. In lieu of receiving fractional shares, each holder of Marchex common stock who would otherwise be entitled to receive a fractional share of our common stock will receive cash for the fractional interest, which generally will be taxable to such holder. An explanation of the tax consequences of the Distribution can be found below in the subsection captioned “— Material U.S. Federal Income Tax Consequences of the Distribution.” The distribution agent will, as soon as practicable after the Distribution date, aggregate fractional shares of our Class B Common Stock into whole shares and sell them in the open market at the prevailing market prices and distribute the aggregate proceeds, net of brokerage fees, ratably to Marchex Class B stockholders otherwise entitled to fractional interests in our Class A Common Stock. Similarly, fractional shares of our Class A Common Stock will be aggregated, converted to Class B Common Stock, and sold in the public market by the distribution agent. The amount of such payments will depend on the prices at which the aggregated fractional shares are sold by the distribution agent in the open market shortly after the Distribution date.

See “Executive Compensation — Treatment of Outstanding Options, Restricted Stock, Restricted Stock Units and Other Awards,” for a discussion of how outstanding Marchex options, restricted shares, restricted stock units and performance awards will be affected by the Distribution.

In order to be entitled to receive shares of our common stock in the Distribution, Marchex stockholders must be stockholders of record of Marchex common stock at the close of business, New York City time, on the record date,                    , 2013.

Conditions to the Distribution

The completion of the Distribution and related transactions are subject to the satisfaction (determined by the Marchex board of directors in its sole discretion) of the following conditions, any of which may be waived by the Marchex board of directors in its sole discretion:

•

The private letter ruling received from the Internal Revenue Service not having been withdrawn, invalidated or modified in an adverse manner and the receipt by Marchex of the opinion of DLA Piper LLP (US) substantially to the effect that, among other things, the Distribution will qualify for tax-free treatment under the Code to Marchex, the Company, and holders of Marchex common stock, and that accordingly, for U.S. federal income tax purposes, no gain or loss will be recognized by, and no amount will be included in the income of, a holder of Marchex common stock upon the receipt of shares of our common stock pursuant to the Distribution, except to the extent such holder receives cash in lieu of fractional shares of our common stock;

•	Marchex’s receipt of a written solvency opinion from a financial advisor;

•	the continued effectiveness of the registration statement on Form 10 under the Securities Exchange Act of 1934, as amended, of which this information statement forms a part;

•	the approval of Nasdaq for the listing of our Class B Common Stock on the Nasdaq Capital Market; and

•	any material regulatory or contractual consents or approvals that a committee of the Marchex board of directors determines to obtain shall have been obtained.

In the event the Marchex board of directors waives a material condition to the Distribution, Marchex intends to promptly issue a press release and file a Current Report on Form 8-K to report such event.

Reasons for the Distribution

Prior to the Distribution, Marchex’s board of directors will determine of separation of our business from Marchex is in the best interests of Marchex and its stockholders. The potential benefits to be considered by Marchex’s board of directors in making the determination to consummate the Distribution will include the following:

•	to allow the Company to focus on and pursue distinct strategic priorities and industry-specific operational opportunities that would maximize the Company’s long-term potential;

•	to allow for greater financial and operational flexibility and to better position each of Marchex and the Company to compete;

•	to allow each company to enhance its ability to support customers and deliver innovative products in a rapidly-evolving and competitive industry;

•	to customize the capital structure, and to allocate and deploy resources in a manner consistent with business goals that best enhance value for each such stockholder group; and

•

to increase the aggregate stock price of Marchex and the Company relative to the pre-Distribution value of outstanding Marchex stock, so as to allow each company to (i) issue equity in connection with acquisitions on more favorable terms and (ii) increase the long term attractiveness of equity compensation programs.

Prior to the Distribution, Marchex’s board of directors will also consider that the aggregate stock price of Marchex and the Company could potentially increase relative to the pre-Distribution value of outstanding Marchex stock because the Distribution will permit investors to invest separately in Archeo and in the remaining business of Marchex. This may make Archeo and Marchex common stock more attractive to investors, as compared to Marchex common stock before the Distribution, because the common stock of each of Archeo and Marchex will become available to classes of investors who seek an investment that offers the growth, risk and sector exposure of either Archeo or Marchex, but not that of the combined company. There can be no assurance, however, as to the future market price of Archeo or Marchex common stock. See “Risk Factors — Risks Relating to the Distribution — The combined post-Distribution value of our Class B Common Stock and Marchex’s Class B Common Stock following completion of the Distribution may not equal or exceed the pre-Distribution value of Marchex’s Class B Common Stock.”

Prior to the Distribution, Marchex’s board of directors will also consider several factors that might have a negative effect on Marchex as a result of the Distribution. The Distribution would separate from Marchex the business of the Company, which represent significant value, in a transaction that produces no direct economic consideration for Marchex. Because the Company will no longer be a wholly-owned subsidiary of Marchex, the Distribution also will affect the terms of, or limit the incentive for, or the ability of Marchex to pursue, cross-company business transactions and initiatives with Archeo since, as separate public companies, such transactions and initiatives will need to be assessed by each company from its own business perspective. Finally, following the Distribution, Marchex and its remaining business will need to absorb corporate and administrative costs previously allocated to the web domain and pay-per-click advertising business.

Prior to the Distribution, Marchex’s board of directors will also consider certain aspects of the Distribution that may be adverse to the Company. The Company’s common stock may come under initial selling pressure as certain Marchex stockholders sell their shares in the Company because they are not interested in holding an investment in the Company’s business. Moreover, certain factors such as a lack of historical financial and performance data as an independent company may limit investors’ ability to appropriately value the Company’s common stock. Furthermore, because the Company will no longer be a wholly-owned subsidiary of Marchex, the Distribution also will limit the ability of the Company to pursue cross-company business transactions and initiatives with other business of Marchex.

Results of the Distribution

After the Distribution, we will be a public company owning and operating the premium web domain marketplace and vertical pay-per-click advertising marketplace business historically owned and operated by Marchex and several of its subsidiaries. Immediately after the Distribution, we expect to have approximately holders of record of our Class A Common Stock and holders of record of our Class B Common Stock and approximately             million shares of Class A Common Stock and approximately            million shares of Class B Common Stock outstanding, based on the number of record stockholders and outstanding shares of Marchex common stock on                 , 2013 and after giving effect to the delivery to stockholders of cash in lieu of fractional shares of our common stock. The actual number of shares to be distributed will be determined on the record date. You can find information regarding options to purchase our common stock that will be outstanding after the Distribution in the section captioned, “Executive Compensation — Treatment of Outstanding Options, Restricted Stock, Restricted Stock Units and Other Awards.” We and Marchex will both be controlled by Russell C. Horowitz, our Executive Chairman.

In connection with the Distribution, we and Marchex intend to enter into a Distribution Agreement and certain other agreements for the purpose of accomplishing the distribution of our common stock to Marchex’s common stockholders. These agreements also will govern our relationship with Marchex subsequent to the Distribution and provide for the allocation of employee benefit, tax and some other liabilities and obligations attributable to periods prior to the Distribution. These agreements will also include arrangements with respect to support services such as information technology, human resources, accounting, legal and collocation facilities support and certain other ongoing commercial relationships.

The Distribution will not affect the number of outstanding shares of Marchex common stock or any rights of Marchex stockholders.

Material U.S. Federal Income Tax Consequences of the Distribution

The following is a summary of the material U.S. federal income tax consequences of the Distribution to us, Marchex and Marchex stockholders. This summary is based on the Code, the Treasury regulations promulgated under the Code, and interpretations of such authorities by the courts and the IRS, all as in effect as of the date of this Information Statement and all of which are subject to change at any time, possibly with retroactive effect. This summary is limited to holders of Marchex common stock that are U.S. holders, as defined below, that hold their shares of Marchex common stock as capital assets within the meaning of section 1221 of the Code. Further, this summary does not discuss all tax considerations that may be relevant to holders of Marchex common stock in light of their particular circumstances, nor does it address the consequences to holders of Marchex common stock subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), persons who acquired such shares of Marchex common stock pursuant to the exercise of employee stock options or otherwise as compensation, financial institutions, insurance companies, dealers or traders in securities, and persons who hold their shares of Marchex common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes. This summary does not address any U.S. federal estate, gift or other non-income tax consequences or any applicable state, local, foreign, or other tax consequences. Each stockholder’s individual circumstances may affect the tax consequences of the Distribution.

For purposes of this summary, a “U.S. holder” is a beneficial owner of Marchex common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or political subdivision thereof;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) it has a valid election in place under applicable Treasury regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of Marchex common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of Marchex common stock should consult its tax advisor regarding the tax consequences of the Distribution.

Marchex has received a private letter ruling from the IRS to the effect that, among other things, the Distribution will qualify for tax-free treatment under the Code to Marchex, the Company, and holders of Marchex common stock. In addition, Marchex expects to obtain an opinion from DLA Piper LLP (US) substantially to the effect that, among other things, the Distribution will qualify for tax-free treatment under the Code to Marchex, the Company, and holders of Marchex common stock, and that accordingly, for U.S. federal income tax purposes, no gain or loss will be recognized by, and no amount will be included in the income of, a holder of Marchex common stock upon the receipt of shares of our common stock pursuant to the Distribution, except to the extent such holder receives cash in lieu of fractional shares of our common stock.

Although a private letter ruling from the IRS generally is binding on the IRS, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect, we will not be able to rely on the ruling. Furthermore, the IRS will not rule on whether a distribution satisfies certain requirements necessary to obtain tax-free treatment under the Code. Rather, the ruling is based upon representations by Marchex that these conditions have been satisfied, and any inaccuracy in such representations could invalidate the ruling. The opinion discussed above addresses all of the requirements necessary for the Distribution to obtain tax-free treatment under the Code and is based on, among other things, certain assumptions and representations made by Marchex and us, which if incorrect or inaccurate in any material respect would jeopardize the conclusions reached by counsel in such opinion. The opinion will not be binding on the IRS or the courts.

On the basis of the ruling we received and the opinion we expect to receive, and assuming that Marchex common stock is a capital asset in the hands of a Marchex stockholder on the Distribution date:

•

Except for any cash received in lieu of a fractional share of our common stock, a Marchex stockholder will not recognize any income, gain or loss as a result of the receipt of our common stock in the Distribution.

•	A Marchex stockholder’s holding period for our common stock received in the Distribution will include the period for which that stockholder’s Marchex common stock was held.

•

A Marchex stockholder’s tax basis for our common stock received in the Distribution will be determined by allocating to that common stock, on the basis of the relative fair market values of Marchex common stock and our common stock at the time of the Distribution, a portion of the stockholder’s basis in his or her Marchex common stock. A Marchex stockholder’s basis in his or her Marchex common stock will be decreased by the portion allocated to our common stock.

•

The receipt of cash in lieu of a fractional share of our common stock generally will be treated as a sale of the fractional share of our common stock, and a Marchex stockholder will recognize gain or loss equal to the difference between the amount of cash received and the stockholder’s basis in the fractional share of our common stock, as determined above. The gain or loss will be long-term capital gain or loss if the holding period for the fractional share of our common stock, as determined above, is greater than one year.

•	Neither we nor Marchex will recognize a taxable gain or loss as a result of the Distribution.

If the Distribution does not qualify for tax-free treatment for U.S.federal income tax purposes then, in general, Marchex would recognize taxable gain, if any (but not loss), in an amount equal to the excess of the fair market value of the common stock of our Company over Marchex’s tax basis therein, i.e., as if it had sold the common stock of our Company in a taxable sale for its fair market value. In addition, the receipt by Marchex’s stockholders of common stock of our Company would be a taxable distribution, and each U.S. holder that participated in the Distribution would recognize a taxable distribution as if the U.S. holder had received a distribution equal to the fair market value of our common stock that was distributed to him or her, which generally would be treated first as a taxable dividend to the extent of Marchex’s earnings and profits, then as a non-taxable return of capital to the extent of each U.S. holder’s tax basis in his or her Marchex common stock, and thereafter as capital gain with respect to any remaining value.

Even if the Distribution otherwise qualifies for tax-free treatment under the Code, the Distribution may be disqualified as tax-free to Marchex and would result in a significant U.S. federal income tax liability to Marchex (but not to holders of Marchex common stock) under Section 355(e) of the Code if the Distribution were deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest by vote or value, in Marchex or us. For this purpose, any acquisitions of Marchex’s stock or our stock within the period beginning two years before the Distribution and ending two years after the Distribution are presumed to be part of such a plan, although Marchex or we may be able to rebut that presumption. The process for determining whether a prohibited acquisition has occurred under the rules described in this paragraph is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. Marchex or we might inadvertently cause or permit a prohibited change in the ownership of Marchex or us to occur, thereby triggering tax to Marchex, which could have a material adverse effect. If such an acquisition of our stock or Marchex’s stock triggers the application of Section 355(e), Marchex would recognize taxable gain, if any, equal to the excess of the fair market value of the common stock of our Company held by it immediately before the Distribution over Marchex’s tax basis therein, but the Distribution would remain tax-free to each Marchex stockholder.

Payments of cash in lieu of a fractional share of any common stock of our Company made in connection with the Distribution may, under certain circumstances, be subject to backup withholding, unless a holder provides proof of an applicable exception or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that the holder furnishes the required information to the IRS.

U.S. Treasury regulations require certain Marchex stockholders with significant ownership in Marchex that receive shares of our stock in the Distribution to attach to their U.S. federal income tax return for the year in which such stock is received a detailed statement setting forth such data as may be appropriate to show that the Distribution is tax-free under the Code. Within a reasonable period of time after the Distribution, Marchex will provide its stockholders who receive our common stock pursuant to the Distribution with the information necessary to comply with such requirement.

Marchex and the Company have determined that the Company will not be deemed to be a United States real property holding corporation as of the Distribution date, as defined in section 897(c)(2) of the Code.

EACH MARCHEX STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR ABOUT THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS, AND POSSIBLE CHANGES IN TAX LAW THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Listing and Trading of Our Common Stock

There is not currently a public market for our common stock. Our Class B Common Stock will be listed on NASDAQ under the symbol “ACHX.” It is anticipated that trading will commence on a when-issued basis prior to the Distribution. On the first trading day following the Distribution date, when-issued trading in our Class B Common Stock will end and regular-way trading will begin. “When-issued trading” refers to trading which occurs before a security is actually issued. These transactions are conditional, with settlement to occur if and when the security is actually issued and NASDAQ determines transactions are to be settled. “Regular-way trading” refers to normal trading transactions, which are settled by delivery of the securities against payment on the third business day after the transaction.

We cannot assure you as to the price at which our Class B Common Stock will trade before, on or after the Distribution date. Until our Class B Common Stock is fully distributed and an orderly market develops in our Class B Common Stock, the price at which such stock trades may fluctuate significantly. In addition, the combined trading prices of our Class B Common Stock and Marchex Class B Common Stock held by stockholders after the Distribution may be less than, equal to or greater than the trading price of the Marchex Class B Common Stock prior to the Distribution. Our Class A Common Stock will not be listed on a securities exchange or publicly traded.

The shares of our common stock distributed to Marchex stockholders will be freely transferable, except for shares received by people who may have a special relationship or affiliation with us or shares subject to contractual restrictions. People who may be considered our affiliates after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with us. This may include certain of our officers, directors and significant stockholders. Persons who are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from the registration requirements of the Securities Act, or in compliance with Rule 144 under the Securities Act.

Reason for Furnishing this Information Statement

This Information Statement is being furnished by Marchex solely to provide information to stockholders of Marchex who will receive shares of our common stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities. We will not update the information in this Information Statement except in the normal course of our respective public disclosure obligations and practices.

RISK FACTORS

You should carefully consider the following risk factors and all the other information contained in this Information Statement in evaluating us and our common stock.

Risks Relating to the Distribution

The Distribution may not be completed on the terms or timeline currently contemplated, if at all.

We are actively engaged in planning for the Distribution. We expect to incur expenses in connection with the Distribution and any delays in the anticipated completion of the Distribution may increase these expenses. Unanticipated developments could delay or negatively impact the Distribution, including those related to the filing and effectiveness of appropriate filings with the SEC, obtaining favorable opinions regarding the tax-free nature of the Distribution to Marchex and to Marchex’s stockholders, receipt of regulatory approvals, completing further due diligence as appropriate, and changes in market conditions, among other things. In addition, consummation of the Distribution will require final approval from Marchex’s board of directors. Therefore, we cannot assure that we will be able to complete the Distribution on the terms or on the timeline that Marchex announced, if at all.

The Distribution may require significant time and attention of our management, may not achieve the intended results, and may present difficulties that could have an adverse effect on us.

Execution of the Distribution will require significant time and attention from management, which may distract management from the operation of our business and the execution of our other initiatives. Our employees may also be distracted due to uncertainty about their future roles with the separate company pending the completion of the Distribution. Although the Distribution is intended to be a tax-free pro rata distribution to Marchex’s stockholders, these types of transactions are complex and there are no assurances that there will not be adverse tax liabilities in connection therewith. Further, if the Distribution is completed, the transaction may not achieve the intended results. Any such difficulties could have a material adverse effect on our financial condition, results of operations or cash flows.

If the Distribution is completed, our operational and financial profile will change and we will be a smaller, less diversified company than Marchex was prior to the Distribution.

If the Distribution is completed, we will be a smaller, less diversified company focused on the Domain Marketplace and Advertising Marketplace, which represents a narrower business focus than Marchex currently has. We will have a more limited business with greater concentration in the commercial market and may be more vulnerable to changing market conditions, which could materially and adversely affect our business, financial condition and results of operations. In addition, the diversification of revenues, costs, and cash flows will diminish. As a result, it is possible that our results of operations, cash flows, working capital and financing requirements may be subject to increased volatility and it may be difficult or more expensive for us to obtain financing. Our operations may also be impacted by a limited ability to attract new employees in a timely manner.

Our historical financial results as part of Marchex and our unaudited pro forma combined financial statements may not be representative of our results as a separate, stand-alone company.

The historical financial information we have included in this Information Statement has been derived from the consolidated financial statements and accounting records of Marchex and does not necessarily reflect what our financial position, results of operations or cash flows would have been had we operated as a separate, stand-alone company during the periods presented. The historical costs and expenses reflected in our combined financial statements include an allocation for certain corporate functions historically provided by Marchex, including general corporate expenses and employee benefits and incentives. These allocations were based on what we and Marchex considered to be reasonable reflections of the historical utilization levels of these services required in support of our business. The historical information does not necessarily indicate what our results of operations, financial position, cash flows or costs and expenses will be in the future. Our pro forma financial information set forth under “Unaudited Pro Forma Condensed Combined Financial Information” reflects changes that may occur in our operations as a result of the separation. However, there can be no assurances that this unaudited pro forma combined financial information will reflect our costs as a separate, stand-alone company.

Our ability to operate our business effectively may suffer if we do not, quickly and effectively, establish our own financial, administrative and other support functions in order to operate as a separate, stand-alone company, and we cannot assure you that the support services Marchex has agreed to provide us will be sufficient for our needs.

Historically, we have relied on financial, administrative and other resources of Marchex to support the operation of our business. In conjunction with our separation from Marchex, we will need to expand our financial, administrative and other support systems or contract with third parties to replace certain of Marchex’s systems. We will also need to maintain our own credit and banking relationships and perform our own financial and operational functions. We cannot assure you that we will be able to successfully put in place the financial, operational and managerial resources necessary to operate as a public company or that we will be able to be profitable doing so. Any failure or significant downtime in our own financial or administrative systems or in Marchex’s financial or administrative systems during the transition period could impact our results or prevent us from performing other administrative services and financial reporting on a timely basis and could materially harm our business, financial condition and results of operations.

We may incur material costs and expenses as a result of our separation from Marchex, which could adversely affect our profitability.

We may incur costs and expenses greater than those we currently incur as a result of our separation from Marchex. These increased costs and expenses may arise from various factors, including financial reporting, costs associated with complying with federal securities laws (including compliance with the Sarbanes-Oxley Act of 2002), tax administration, and legal and human resources related functions. Although Marchex will continue to provide certain of these services to us under a support services agreement, such services are for a limited period of time. We cannot assure you that these costs will not be material to our business.

The combined post-Distribution value of our Class B Common Stock and Marchex’s Class B Common Stock following completion of the Distribution may not equal or exceed the pre-Distribution value of Marchex’s Class B Common Stock.

After the Distribution, we expect that our Class B Common Stock will be listed and traded on the NASDAQ Capital Market under the symbol “ACHX”. Marchex’s Class B Common Stock will continue to be listed and traded on the NASDAQ Global Select Market. The combined trading price of our Class B Common Stock and Marchex’s Class B Common Stock after the Distribution, as adjusted for any changes in our capitalization or in the capitalization of Marchex, may be lower than the trading price of Marchex’s Class B Common Stock prior to the Distribution. Until the market has fully evaluated the business of Marchex without the business of Archeo, the prices at which our Class B Common Stock and Marchex’s Class B Common Stock trade may fluctuate significantly. Further, shares of our Class B Common Stock and Marchex’s Class B Common Stock will represent an investment in two smaller separate public companies. These changes may not meet some stockholders’ investment strategies, which could cause investors to sell their shares of our Class B Common Stock or Marchex’s Class B Common Stock. Excessive selling could cause the relative market price of our Class B Common Stock or Marchex’s Class B Common Stock to decrease following completion of the Distribution.

Because there has not been any public market for our Class B Common Stock, the market price and trading volume of our Class B Common Stock may be volatile and you may not be able to resell your shares at or above the initial market price of our stock following the Distribution.

Prior to the Distribution, there will have been no trading market for our Class B Common Stock. We cannot predict the extent to which investors’ interest will lead to a liquid trading market or whether the market price of our Class B Common Stock will be volatile. The market price of our Class B Common Stock could fluctuate significantly for many reasons, including in response to the risk factors listed in this Information Statement or for reasons unrelated to our specific performance, such as reports by industry analysts, investor perceptions, or negative developments for our customers, competitors or suppliers, as well as general economic and industry conditions.

Future stock sales could adversely affect the trading price of our Class B Common Stock following the Distribution.

All of the shares of our Class B Common Stock will be freely tradable without restriction or further registration under the Securities Act unless the shares are owned by our “affiliates” as that term is defined in the rules under the Securities Act. Shares held by “affiliates” may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144. Further, we plan to file a registration statement to cover the shares issued under our equity-based benefit plans.

The Distribution could result in significant tax liability.

Marchex has received a private letter ruling from the IRS to the effect that, among other things, the Distribution will qualify for tax-free treatment under the Code to Marchex, the Company, and holders of Marchex common stock. In addition, Marchex expects to obtain an opinion from DLA Piper LLP (US) substantially to the effect that, among other things, the Distribution will qualify for tax-free treatment under the Code to Marchex, the Company, and holders of Marchex common stock, and that accordingly, for U.S. federal income tax purposes, no gain or loss will be recognized by, and no amount will be included in the income of, a holder of Marchex common stock upon the receipt of shares of our common stock pursuant to the Distribution, except to the extent such holder receives cash in lieu of fractional shares of our common stock.

Although a private letter ruling from the IRS generally is binding on the IRS, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect, we will not be able to rely on the ruling. Furthermore, the IRS will not rule on whether a distribution satisfies certain requirements necessary to obtain tax-free treatment under the Code. Rather, the ruling is based upon representations by Marchex that these conditions have been satisfied, and any inaccuracy in such representations could invalidate the ruling. The opinion discussed above addresses all of the requirements necessary for the Distribution to obtain tax-free treatment under the Code and is based on, among other things, certain assumptions and representations made by Marchex and us, which if incorrect or inaccurate in any material respect would jeopardize the conclusions reached by counsel in such opinion. The opinion will not be binding on the IRS or the courts. See “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution.”

If the Distribution does not qualify for tax-free treatment for U.S. federal income tax purposes, then, in general, Marchex would be subject to tax as if it had sold the common stock of our Company in a taxable sale for its fair market value. Marchex’s stockholders would be subject to tax as if they had received a distribution equal to the fair market value of our common stock that was distributed to them, which generally would be treated first as a taxable dividend to the extent of Marchex’s earnings and profits, then as a non-taxable return of capital to the extent of each stockholder’s tax basis in his or her Marchex stock, and thereafter as capital gain with respect to the remaining value. See “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution.”

We are controlled by Russell C. Horowitz, which may create certain conflicts of interest and which means certain stockholder decisions can be taken without the consent of the majority of the holders of our Class B Common Stock.

We have two classes of common stock authorized per the terms of our certificate of incorporation:

•	Class A Common Stock, which is entitled to twenty-five votes per share, and

•	Class B Common Stock, which is entitled to one vote per share.

As of the Distribution date, Russell C. Horowitz, will beneficially own        percent of the outstanding shares of our Class A common stock, which shares represent percent of the combined voting power of all outstanding shares of our capital stock. This concentration of control could be disadvantageous to our other stockholders with interests different from those of Mr. Horowitz. This difference in the voting rights of our Class A Common Stock and Class B Common Stock could adversely affect the price of our Class B Common Stock to the extent that investors or any potential future purchasers of our shares of Class B Common Stock give greater value to the superior voting rights of our Class A common stock.

Mr. Horowitz, by virtue of his stock ownership, will have the power to elect our Board of Directors and will generally be able to determine the outcome of all corporate actions requiring stockholder approval. As a result, Mr. Horowitz will be in a position to continue to control all fundamental matters affecting our company, including any merger involving, sale of substantially all of the assets of, or change in control of, our company. The ability of Mr. Horowitz to control our company may result in our Class B Common Stock trading at a price lower than the price at which such stock would trade if Mr. Horowitz did not have a controlling interest in us. This control may deter or prevent a third party from acquiring us which could adversely affect the market price of our Class B Common Stock.

We expect to adopt a written policy whereby an independent committee of our Board of Directors will review and approve or take such other action as it may deem appropriate with respect to certain transactions involving the Company and its subsidiaries, on the one hand, and certain related parties, including Mr. Horowitz on the other hand. See “Certain Relationships and Related Party Transactions — Related Party Transaction Approval Policy.” This policy will not address all possible conflicts which may arise, and there can be no assurance that this policy will be effective in dealing with conflict scenarios.

We share a senior executive and directors with Marchex, which may give rise to conflicts.

Following the Distribution, our Executive Chairman, Russell C. Horowitz, will also continue to serve as the Chairman and Chief Executive Officer of Marchex. As a result, following the Distribution, Mr. Horowitz will not be devoting his full time and attention to the Company’s affairs. In addition, certain of our directors will continue to serve as directors of Marchex. We expect to name additional executive officers and directors for the Company prior to and/or following the Distribution. In any case, Marchex officers and directors shall constitute only a minority of the Company’s officers and directors. Information concerning any additional executive officers and directors will be included in an amendment to this Information Statement. Mr. Horowitz and any shared directors with Marchex may have actual or apparent conflicts of interest with respect to matters involving or affecting each company. For example, there will be the potential for a conflict of interest when we on one hand, and Marchex on the other hand, consider acquisitions and other corporate opportunities that may be suitable for us and either or both of them. Also, conflicts may arise if there are issues or disputes under the commercial arrangements that will exist between Marchex and us. In addition, after the Distribution, Mr. Horowitz and any shared directors with Marchex will continue to own equity in Marchex (including rights to acquire Marchex equity), which they acquired or were granted to them prior to the Distribution. These ownership interests could create actual, apparent or potential conflicts of interest when they are faced with decisions that could have different implications for our Company and Marchex. See “Certain Relationships and Related Party Transactions — Certain Relationships and Potential Conflicts of Interest” for a discussion of certain procedures we will institute to help ameliorate such potential conflicts that may arise.

Any overlapping directors or executive officer with Marchex may result in the diversion of corporate opportunities to and other conflicts with Marchex and provisions in our amended and restated certificate of incorporation may provide us no remedy in that circumstance.

The Company’s amended and restated certificate of incorporation will acknowledge that directors and officers of the Company may also be serving as directors, officers, employees, consultants or agents of Marchex and its subsidiaries and that the Company may engage in material business transactions with such entities. The Company will renounce its rights to certain business opportunities and the Company’s amended and restated certificate of incorporation will provide that no director or officer of the Company who is also serving as a director, officer, employee, consultant or agent of Marchex and its subsidiaries will be liable to the Company or its stockholders for breach of any fiduciary duty that would otherwise exist by reason of the fact that any such individual directs a corporate opportunity (other than certain limited types of opportunities set forth in our certificate of incorporation) to Marchex or any of its subsidiaries or any of its subsidiaries instead of the Company, or does not refer or communicate information regarding such corporate opportunities to the Company. These provisions in our amended and restated certificate of incorporation will also expressly validate certain contracts, agreements, assignments and transactions (and amendments, modifications or terminations thereof) between the Company and Marchex or any of its subsidiaries or any of its subsidiaries and, to the fullest extent permitted by law, provide that the actions of the overlapping directors or officers in connection therewith are not breaches of fiduciary duties owed to the Company, any of its subsidiaries or their respective stockholders. See “Description of Capital Stock — Certain Corporate Opportunities and Conflicts.”

Risks Relating to Our Company

We may incur net losses in the foreseeable future.

Although we have reported net income in the year ended December 31, 2011 and the three months ended March 31, 2013, we reported a net loss in the year ended December 31, 2012, and we have taken significant impairment charges related to goodwill and intangibles in years prior to 2011. We have established a significant valuation allowance on deferred tax assets during 2012 based primarily on the uncertainty related to generating sufficient profits to realize all of the deferred tax assets. Our net expenses may increase based on the initiatives we undertake, which for instance, may include increasing our sales and marketing activities, hiring additional personnel, incurring additional costs as a result of being a public company, acquiring additional businesses and making additional equity grants to our employees.

We are dependent on certain distribution partners, for distribution of our services, and we derive a significant portion of our total revenue through these distribution partners. A loss of distribution partners or a decrease in revenue from certain distribution partners could adversely affect our business.

A relatively small number of distribution partners currently deliver a significant percentage of traffic to our advertisers. Our existing agreements with many of our other larger distribution partners permit either company to terminate without penalty on short notice and are primarily structured on a variable-payment basis, under which we make payments based on a specified percentage of revenue or based on the number of click-throughs. We intend to continue devoting resources in support of our larger distribution partners, but there are no guarantees that these relationships will remain in place over the short—or long-term. In addition, we cannot be assured that any of these distribution partners will continue to generate current levels of revenue for us or that we will be able to maintain the applicable variable payment terms at their current levels. A loss of any of these distribution partners or a decrease in revenue due to lower traffic or less favorable variable payment terms from any one of these distribution relationships could have a material adverse effect on our business, financial condition and results of operations.

Companies distributing advertising through the Internet have experienced, and will likely continue to experience, consolidation. This consolidation has reduced the number of partners that control the online advertising outlets with the most user traffic. According to the comScore qSearch analysis of the U.S. search marketplace for April 2013, Yahoo! and Microsoft accounted for 12.0% and 17.3%, respectively, of the core search market in the United States and Google accounted for 66.5%. As a result, the larger distribution partners have greater control over determining the market terms of distribution, including placement of call and click-based advertisements and cost of placement. In addition, many participants in the performance-based advertising and search marketing industries control significant portions of mobile and online traffic that they deliver to advertisers. We do not believe, for example, that Yahoo! and Google are as reliant as we are on a third party distribution network to deliver their services. This gives these companies a significant advantage over us in delivering their services, and with a lesser degree of risk.

We rely on certain advertisers, advertiser reseller partners and agencies, including YP (through our contract with AT&T’s subsidiary Yellowpages.com LLC d/b/a AT&T Interactive which is included in a newly-formed business unit YP Holdings, LLC), hibu, Inc. (formerly Yellowbook USA Inc.), Super Media, Inc. and Google, Inc., for the purchase of various advertising and marketing services, as well as to provide us with a large number of advertisers. A loss of certain advertisers, advertiser reseller partners or agencies or a decrease in revenue from these advertisers, advertiser reseller partners or agencies could adversely affect our business. Such advertisers are subject to varying terms and conditions which may result in claims or credit risks to us.

We benefit from the established relationships and national sales teams that certain of our reseller partners, who are leading reseller partners of advertisers and advertising agencies, have in place throughout the U.S. and international markets. These advertiser reseller partners and agencies refer or bring advertisers to us for the purchase of various advertising products and services. We derive a sizeable portion of our total revenue through these advertiser reseller partners and agencies. A loss of certain advertisers, advertiser reseller partners and agencies or a decrease in revenue from these clients could adversely affect our business. YP is our largest advertiser reseller partner and was responsible for approximately 26% of our total revenues for the three months ended March 31, 2013 and for approximately 31% of our total revenues for the year ended December 31, 2012. In April of 2012, AT&T sold off a majority stake in its yellow pages business unit YP Holdings, LLC (including AT&T Interactive) to a third party. We are uncertain whether such divestiture will impact our business relationship with YP. We cannot predict whether our business with YP in the future will continue at or near current levels and any decrease in such levels could have a material adverse impact on our business and results of operations.

These advertisers may in certain cases be subject to negotiated terms and conditions separate from those applied to online clients accepted and processed through our automated advertiser management platform. In some cases, the applicable contract terms may be the result of legacy or industry association documentation or simply customized advertising solutions for large reseller partners and agencies. In any case, as a consequence of such varying terms and conditions, we may be subject to claims or credit risks that we may otherwise mitigate more efficiently across our automated advertiser management platform.

These claims and risks may vary depending on the nature of the aggregated client base. Among other claims, we may be subject to disputes based on third party tracking information or analysis. We may also be subject to differing credit profiles and risks based on the agency relationship associated with these advertisers. For such advertisers, payment may be made on an invoice basis, unlike our retail platform which in many instances is paid in advance of the service. In some limited circumstances we may also have accepted individual advertiser payment liability in place of liability of the advertising agency or media advisor.

We received approximately 68% of our revenue from our five largest customers for the three months ended March 31, 2013 and 68% and 63% of our revenue from our five largest customers for the years ended December 31, 2011 and 2012, respectively, and the loss of one or more of these customers could adversely impact our results of operations and financial condition.

Our five largest customers accounted for 68% of our total revenues for the three months ended March 31, 2013 and for 68% and 63% of our total revenues for the years ended December 31, 2011 and 2012, respectively. YP is our largest customer and was responsible for 26% and 31% of our total revenues for the three months ended March 31, 2013 and for the year ended December 31, 2012, respectively, and represented 30% and 24% of accounts receivable at March 31, 2013 and December 31, 2012, respectively. Certain of these customers are not subject to long term contracts with us and are generally able to reduce advertising spending at any time and for any reason. A significant reduction in advertising spending by our largest customers, or the loss of one or more of these customers, if not replaced by new customers or an increase in business from existing customers, would adversely affect revenues. This could have a material adverse effect on our results of operations and financial condition.

We rely on Google, Inc. to monetize a large number of undeveloped web sites with paid listings. If our business relationship with Google is terminated or otherwise adversely impacted, we may not be able to replace it with another large-scale provider of paid listings or other monetization solution under terms which would allow us to increase or maintain the amount of revenue attributable to such web sites, which could adversely impact our results of operations and financial condition.

A significant amount of revenue attributed to our network of owned and operated web sites comes through our agreement with Google, Inc. (“Google”). For the three months ended March 31, 2013, Google was responsible for approximately 14% of our total revenues, and for the years ended as of December 31, 2011 and 2012, Google was responsible for approximately 12% and 14% of our total revenues, respectively. Under our agreement with Google, Google has certain exclusive and preferential rights specifically with respect to the commercialization of many of our undeveloped web sites through paid listings. Google controls the delivery of a portion of the paid listings to many of these web sites. As a result, during the term of this agreement, we are dependent to a large extent on Google and its performance in monetizing these web sites. The revenues derived from these web sites are based on a revenue share from those paid listings or other advertisements allocated by Google and its subsidiaries, in their sole discretion, to these web sites. Under our agreement with Google, we do not act as the primary obligor to the advertisers and we report the related revenue on a net basis, that is, for the amount of the revenue that we receive from Google. This allocation may depend on Google’s advertiser base, internal policies in effect from time to time, perceived quality of traffic, origin of traffic, history of performance and conversion, technical and network changes made by Google, among many factors and determinations which may or may not be controlled by us or known to us. In short, many of these factors are beyond our control or knowledge and determined solely by a third party with discretion over product and monetization decisions for these web sites. In the event that our revenues from Google were to decline, even drastically, during the term of this agreement, we would not be able to make strategic changes to the monetization approach for these covered web sites. Furthermore, Google is the apparent leader in this category with limited competition for similar large-scale web site monetization services. Our internal monetization capabilities may not be able to compete with those solutions offered by Google and other large-scale paid listings providers, in which case we will continue to be dependent on third parties to maximize the revenue potential of many undeveloped web sites within our portfolio, relinquishing a certain amount of product and financial control. Consequently, if our business relationship with Google is terminated or otherwise adversely impacted, we may not be able to replace it with another large-scale provider of paid listings or other monetization solution under terms which would allow us to increase or maintain the amount of revenue attributable to such web sites, which could adversely impact our results of operations and financial condition.

Our large customers have substantial negotiating leverage, which may require that we agree to terms and conditions that may have an adverse effect on our business.

Our large customers have substantial purchasing power and leverage in negotiating contractual arrangements with us. These customers may seek for us to develop additional features, may require penalties for failure to deliver such features, may seek discounted product or service pricing and may seek more favorable contractual terms. As we sell more products and services to this class of customer, we may be required to agree to such terms and conditions. Such large customers also have substantial leverage in negotiating resolution of any disagreements or disputes than may arise. Any of the foregoing factors could result in a material adverse effect on our business, financial condition and results of operations.

If some of our customers experience financial distress or suffer disruptions in their business, their weakened financial position could negatively affect our own financial position and results.

We have a diverse customer base and, at any given time, one or more customers may experience financial distress, file for bankruptcy protection or go out of business, or suffer disruptions in their business. If a customer with whom we do a substantial amount of business experiences financial difficulty or suffers disruptions in their business, it could delay or jeopardize the collection of accounts receivable, result in significant reductions in services provided by us and may have a material adverse effect on our results of operations and liquidity.

We may incur liabilities for the activities of our advertisers, reseller partners, distribution partners and other users of our services, which could adversely affect our business.

Many of our advertisement generation and distribution processes are automated. In some cases, advertisers or reseller partners use our online tools and account management systems to create and submit advertiser listings and in other cases we create and submit advertising listings on behalf of our advertisers or reseller partners. These advertiser listings are submitted in a bulk data feed or through the distribution partners’ user interface. Although we monitor our distribution partners on an ongoing basis primarily for traffic quality, these partners control the distribution of the advertiser listings provided in the data feed or user interface submissions.

We have a large number of distribution partners who display our advertiser listings on their networks. Our advertiser listings are delivered to our distribution partners in an automated fashion through an XML data feed or data dump or through the distribution partners’ user interface. Our distribution partners are contractually required to use the listings created by our advertiser customers in accordance with applicable laws and regulations and in conformity with the publication restrictions in our agreements, which are intended to promote the quality and validity of the traffic provided to our advertisers. Nonetheless, we do not operationally control or manage these distribution partners and any breach of these agreements on the part of any distribution partner or its affiliates could result in liability for our business. These agreements include indemnification obligations on the part of our distribution partners, but there is no guarantee that we would be able to collect against offending distribution partners or their affiliates in the event of a claim under these indemnification provisions. Alternatively, we may incur substantial costs as part of our indemnification obligations to distribution partners for liability they may incur as a result of displaying content we have provided them.

We do not conduct a manual editorial review of a substantial number of the advertiser listings directly submitted by advertisers or reseller partners online, nor do we manually review the display of the vast majority of the advertiser listings by our distribution partners submitted to us by XML data feeds or data dumps or the distribution partners’ user interface. Likewise, in cases where we provide editorial or value-added services for our large reseller partners or agencies, such as ad creation and optimization for local advertisers or landing pages, we rely on the content and information provided to us by these agents on behalf of their individual advertisers. We do not investigate the individual business activities of these advertisers other than the information provided to us or in some cases review of advertiser web sites. We may not successfully avoid liability for unlawful activities carried out by our advertisers or reseller partners and other users of our services or unpermitted uses of our advertiser listings by distribution partners and their affiliates.

Our potential liability for unlawful activities of our advertisers and other users of our services or unpermitted uses of our advertiser listings and advertising services and platform by distribution partners and reseller partners and agencies could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources, to discontinue certain service offerings or to terminate certain distribution partner relationships. For example, as a result of the actions of advertisers in our network, we may be subject to private or governmental actions relating to a wide variety of issues, such as privacy, gambling, promotions, and intellectual property ownership and infringement. Under agreements with certain of our larger distribution partners, we may be required to indemnify these distribution partners against liabilities or losses resulting from the content of our advertiser listings, or resulting from third party intellectual property infringement claims. Although our advertisers agree to indemnify us with respect to claims arising from these listings, we may not be able to recover all or any of the liabilities or losses incurred by us as a result of the activities of our advertisers.

Our insurance policies may not provide coverage for liability arising out of activities of users of our services. In addition, our reliance on some content and information provided to us by our large advertiser reseller partners and agencies may expose us to liability not covered by our insurance policies. Furthermore, we may not be able to obtain or maintain adequate insurance coverage to reduce or limit the liabilities associated with our business. Any costs incurred as a result of such liability or asserted liability could have a material adverse effect on our business, operating results and financial condition.

If we do not maintain and grow a critical mass of advertisers and distribution partners, the value of our services could be adversely affected.

Our success depends, in large part, on the maintenance and growth of a critical mass of advertisers and distribution partners and a continued interest in our web domain marketplace and pay-per-click advertising services. Advertisers will generally seek the most competitive return on investment from advertising and marketing services. Distribution partners will also seek the most favorable payment terms available in the market. Advertisers and distribution partners may change providers or the volume of business with a provider, unless the product and terms are competitive. In this environment, we must compete to acquire and maintain our network of advertisers and distribution partners. If our business is unable to maintain and grow our base of advertisers, our current distribution partners may be discouraged from continuing to work with us, and this may create obstacles for us to enter into agreements with new distribution partners. Our business also in part depends on certain of our large reseller partners and agencies to grow their base of advertisers as these advertisers become increasingly important to our business and our ability to attract additional distribution partners and opportunities. Similarly, if our distribution network does not grow and does not continue to improve over time, current and prospective advertisers and reseller partners and agencies may reduce or terminate this portion of their business with us. Any decline in the number of advertisers and distribution partners could adversely affect the value of our services.

We are dependent upon the quality of online, offline and other traffic sources in our network to provide value to our advertisers and the advertisers of our reseller partners, and any failure in our quality control could have a material adverse effect on the value of our services to our advertisers and adversely affect our revenues.

We utilize certain monitoring processes with respect to the quality of the online, offline and other traffic sources that we deliver to our advertisers. Among the factors we seek to monitor are sources and causes of low quality clicks such as non-human processes, including robots, spiders or other software, the mechanical automation of clicking, and other types of invalid clicks, click fraud, or click spam, the purpose of which is something other than to view the underlying content. Additionally, we also seek to identify other indicators which may suggest that a user may not be targeted by or desirable to our advertisers. Even with such monitoring in place, there is a risk that a certain amount of low quality online, offline and other traffic or traffic that is deemed to be less valuable by our advertisers will be delivered to such advertisers, which may be detrimental to those relationships. We have regularly refunded fees that our advertisers had paid to us which were attributed to low quality online, offline and other traffic. If we are unable to stop or reduce low quality Internet traffic, these refunds may increase. Low quality online, offline and other traffic may further prevent us from growing our base of advertisers and cause us to lose relationships with existing advertisers, or become the target of litigation, both of which would adversely affect our revenues.

We may be subject to intellectual property claims, which could adversely affect our financial condition and ability to use certain critical technologies, divert our resources and management attention from our business operations and create uncertainty about ownership of technology essential to our business.

Our success depends, in part, on our ability to operate without infringing on the intellectual property rights of others. There can be no guarantee that any of our intellectual property will not be challenged by third parties. We may be subject to patent infringement claims or other intellectual property infringement claims, including claims of trademark infringement in connection with our acquisition of previously-owned Internet domains and claims of copyright infringement with respect to certain of our proprietary web sites that would be costly to defend and could limit our ability to use certain critical technologies.

We believe that a consolidation of patent portfolios by major technology companies and independent asset holding companies may increase the chances of aggressive assertions of patent and other intellectual property claims. Within the technology and online sectors, among other related sectors, we have witnessed various claim holders and alleged rights holders pursue business strategies devoted to extracting settlements or license fees for a wide range of basic and commonly accepted methods and practices. We may be subject to those intellectual property claims in the ordinary course of our business. Also, our partners and customers may also find that they are subject to similar claims, in which case we may be included in any related process or dispute settlement.

Any patent or other intellectual property litigation could negatively impact our business by diverting resources and management attention from other aspects of the business and adding uncertainty as to the ownership of technology, services and property that we view as proprietary and essential to our business. In addition, a successful claim of patent infringement against us and our failure or inability to license the infringed or similar technology on reasonable terms, or at all, could prevent us from using critical technologies which could have a material adverse effect on our business.

We may need additional funding to meet our obligations and to pursue our business strategy. Additional funding may not be available to us and our financial condition could therefore be adversely affected.

We may require additional funding to meet our ongoing obligations and to pursue our business strategy, which may include the selective acquisition of web domains and technologies. In addition, we have incurred and we may incur certain obligations in the future. There can be no assurance that if we were to need additional funds to meet these obligations that additional financing arrangements would be available in amounts or on terms acceptable to us, if at all. Furthermore, if adequate additional funds are not available, we will be required to delay, reduce the scope of, or eliminate material parts of the implementation of our business strategy, including potential additional acquisitions or internally-developed business.

We may pursue business opportunities and acquisitions that evolve or diverge from our current business model, which may divert management’s attention, cause ownership dilution to our stockholders, cause our earnings to decrease, be difficult to integrate and cause our business to suffer.

We may pursue business opportunities that evolve or diverge from our current business model, including expanding our products or services, investing in new and unproven technologies, adding customer acquisition channels, forming new alliances with companies to market our services, and identifying, structuring, completing and integrating acquisitions of other companies or assets. Pursuing or integrating new or divergent business opportunities and making acquisitions involve a high degree of risk. Risks that could harm our business, operating results and financial condition include:

•	We could experience a substantial strain on our resources, including time and money, and we may not be successful in pursuing or integrating a new business opportunity or acquisition;

•	Our management’s attention could be diverted from our ongoing business concerns;

•	We may not have the requisite core competencies to execute a new or divergent business model;

•	While integrating new companies, we may lose key executives or other employees of these companies;

•	We may issue shares of our Class B Common Stock as consideration for acquisitions which may result in ownership dilution to our stockholders;

•	We could experience customer dissatisfaction or performance problems with a newly developed business model or with an acquired company or technology;

•	We could incur possible impairment charges related to goodwill or other intangible assets or other unanticipated events or circumstances, any of which could harm our business; and

•	We may be exposed to investigations or audits by federal, state or other taxing authorities.

Consequently, we might not be successful in pursuing any new business opportunities or integrating acquired businesses, products or technologies, and might not achieve anticipated revenue and cost benefits.

Our expanding international operations subject us to additional risks and uncertainties and we may not be successful with our strategy to continue to expand such operations.

One potential area of growth for us is in international markets. We will own web domain assets, through Marchex subsidiaries that will be transferred pursuant to our separation from Marchex, in Europe. Our international assets and the potential for expanding and integrating international operations present unique challenges and risks. Compliance with complex foreign and U.S. laws and regulations that apply to our international operations increases our cost of doing business in international jurisdictions and could interfere with our ability to offer our products and services to one or more countries or expose us or our employees to fines and penalties. Continued international expansion would also subject us to increased foreign currency exchange rate risks and would require additional management attention and resources. We cannot assure you that we will be successful in our international expansion. There are risks inherent in conducting business in international markets, including the need to localize our products and services to foreign customers’ preferences and customs, difficulties in managing operations due to language barriers, distance, staffing and cultural differences, application of foreign laws and regulations to us, tariffs and other trade barriers, fluctuations in currency exchange rates, establishing management systems and infrastructures, reduced protection for intellectual property rights in some countries, changes in foreign political and economic conditions, and potentially adverse tax consequences. Our failure to address these risks adequately could materially and adversely affect our business, revenue, results of operations and financial condition.

The loss of our senior management could harm our current and future operations and prospects.

We are heavily dependent upon the continued services of Russell C. Horowitz, our Executive Chairman, and will be reliant on the other members of our senior management team once they are identified. We expect that each member of our senior management team will be an at-will employee and will be able to voluntarily terminate his or her employment with us at any time with minimal notice. Following any termination of employment, each of these employees would only be subject to a twelve-month non-competition and non-solicitation obligation with respect to our customers and employees under our standard confidentiality agreement.

Further, after the Distribution, Russell C. Horowitz, our founder, will control percent of the combined voting power of our outstanding capital stock. His voting control is not tied to his continued employment with Archeo. The loss of the services of any member of our senior management, including our founder for any reason, could harm our current and future operations and prospects.

We may have difficulty retaining current personnel as well as attracting and retaining additional qualified, experienced, highly skilled personnel, which could adversely affect the implementation of our business plan.

Our performance is largely dependent upon the talents and efforts of highly skilled individuals. In order to fully implement our business plan, we will need to retain our current qualified personnel, as well as attract and retain additional qualified personnel. Thus, our success will in significant part depend upon our retention of current personnel as well as the efforts of personnel not yet identified and upon our ability to attract and retain highly skilled managerial, engineering, sales and marketing personnel. We are also dependent on managerial and technical personnel to the extent they may have knowledge or information about our business and technical systems that may not be known by our other personnel. There can be no assurance that we will be able to attract and retain necessary personnel. The failure to hire and retain such personnel could adversely affect the implementation of our business plan.

If we are unable to obtain and maintain adequate insurance, our financial condition could be adversely affected in the event of uninsured or inadequately insured loss or damage. Our ability to effectively recruit and retain qualified officers and directors may also be adversely affected if we experience difficulty in maintaining adequate directors’ and officers’ liability insurance.

We may not be able to obtain and maintain insurance policies on terms affordable to us that would adequately insure our business and property against damage, loss or claims by third parties. To the extent our business or property suffers any damages, losses or claims by third parties that are not covered or adequately covered by insurance, our financial condition may be materially adversely affected.

We intend to obtain directors’ and officers’ liability insurance prior to the Distribution. If we are unable to maintain sufficient insurance as a public company to cover liability claims made against our officers and directors, we may not be able to retain or recruit qualified officers and directors to manage our company, which could have a material adverse effect on our operations.

It may be difficult for us to retain or attract qualified officers and directors, which would adversely affect our business and our ability to maintain the listing of our Class B Common Stock on the NASDAQ Capital Market.

We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of changes in the rules and regulations which govern publicly-held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on boards of directors. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting these roles. Further, applicable rules and regulations of the Securities and Exchange Commission and the NASDAQ Stock Market heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, our business and our ability to maintain the listing of our shares of Class B common stock on the NASDAQ Capital Market would be adversely affected once our Class B Common Stock is approved for trading.

If we fail to implement and maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud, which could harm our brand and operating results.

Effective internal controls are necessary for us to provide reliable and accurate financial reports and effectively prevent fraud. We expect to devote significant resources and time to comply with the internal control over financial reporting requirements of the Sarbanes-Oxley Act of 2002. In addition, Section 404(a) under the Sarbanes-Oxley Act of 2002 requires that we assess the effectiveness of our controls over financial reporting. Our future compliance with the annual internal control report requirement will depend on the effectiveness of our financial reporting and data systems and controls across our operating subsidiaries. We expect these systems and controls to become increasingly complex to the extent that our business grows. To effectively manage this growth, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. We cannot be certain that these measures will ensure that we design, implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation or operation, could harm our operating results or cause us to fail to meet our financial reporting obligations. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock and our access to capital. As long as we are an Emerging Growth Company under the JOBS Act, we will not be required to comply with Section 404(b) of the Sarbanes-Oxley Act, which would require our independent auditors to issue an opinion on their audit of our internal control over financial reporting. See “— For as long as we are an emerging growth company, we will be exempt from certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies” below.

For as long as we are an emerging growth company, we will be exempt from certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act, or the JOBS Act. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for emerging growth companies, including certain requirements relating to accounting standards and compensation disclosure. We are classified as an emerging growth company, which is defined as a company with annual gross revenues of less than $1 billion, that has been a public reporting company for a period of less than five years, and that does not have a public float of $700 million or more in securities held by non-affiliated holders. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, unless we elect not to take advantage of applicable JOBS Act provisions, we will not be required to (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (2) comply with any new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies under Section 102(b)(1) of the JOBS Act, (3) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (4) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the Securities and Exchange Commission determines otherwise, (5) provide certain disclosure regarding executive compensation required of larger public companies or (6) hold stockholder advisory votes on executive compensation. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

As noted above, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards that have different effective dates for public and private companies until such time as those standards apply to private companies. We intend to take advantage of such extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements will not be comparable to the financial statements of companies that comply with public company effective dates. If we were to elect to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

We may be required to establish an additional valuation allowance against our deferred income tax asset.

Factors in our ability to realize a tax benefit from our deferred income tax asset include tax attributes and the tax basis of assets of acquired businesses, the nature, extent and periods that temporary differences are expected to reverse and our expectations about future operating results. We have determined that as of December 31, 2012 and March 31, 2013, a valuation allowance of $26.9 million is required, which reduced our net deferred tax asset to $13.1 million and $12.7 million, respectively. After the Distribution, we do not expect that we will have the ability to carryback tax losses to prior years, which may limit our ability to utilize our net deferred tax assets in the future. If we determine that the net deferred tax asset will not result in a future tax benefit, an additional valuation allowance may be established with a corresponding charge to net income. Such charges may have a material adverse effect on our results of operations or financial condition. The likelihood of recording such a valuation allowance may be impacted by our operations, or by the Distribution, and increases during periods of economic downturn.

We do not control the means by which users access our web sites, and material changes to current navigation practices or technologies or marketing practices or significant increases in our marketing costs could result in a material adverse effect on our business.

The success of our proprietary web site traffic sources depends in large part upon consumer access to our web sites. Consumers access our web sites primarily through the following methods: directly accessing our web sites by typing descriptive keywords or keyword strings into the uniform resource locator (URL) address box of an Internet browser; accessing our web sites by clicking on bookmarked web sites; and accessing our web sites through search engines and directories.

Each of these methods requires the use of a third party product or service, such as an Internet browser or search engine application or directory. Internet browsers may provide alternatives to the URL address box to locate web sites, and search engines may from time to time change and establish rules regarding the indexing and optimization of web sites. We also market certain web sites through search engine applications. Historically, we have limited our search engine marketing to less than five leading search engines.

Product developments and market practices for these means of access to our web sites are not within our control. We may experience a decline in traffic to our web sites if third party browser technologies or search engine methodologies and rules are changed to our disadvantage. We have experienced abrupt search engine algorithm and policy changes in the past. We expect the search engine applications we utilize to market and drive users to our web sites to continue to periodically change their algorithms, policies and technologies. These changes may result in an interruption in users ability to access our web sites or impair our ability to maintain and grow the number of users who visit our web sites. We may also be forced to significantly increase marketing expenditures in the event that market prices for online advertising and paid-listings escalate. Any of these changes could have a material adverse effect on our business.

We may experience unforeseen liabilities in connection with our acquisitions of Internet domains or arising out of third party domains included in our distribution network, which could negatively impact our financial results.

Certain of our acquisitions involved the acquisition of a large number of previously-owned Internet domains. Furthermore, we have separately acquired and may acquire in the future additional previously-owned Internet domains. In some cases, these acquired names may have trademark significance that is not readily apparent to us or is not identified by us in the bulk purchasing process. As a result we may face demands by third party trademark owners asserting infringement or dilution of their rights and seeking transfer of acquired Internet domains under the Uniform Domain Name Dispute Resolution Policy administered by ICANN or actions under the U.S. Anti-Cybersquatting Consumer Protection Act. Additionally, we display pay-for-call or pay-per-click listings on third party domains and third party web sites that are part of our distribution network, which also could subject us to a wide variety of civil claims including intellectual property ownership and infringement.

We intend to review each claim or demand which may arise from time to time on its merits on a case-by-case basis with the assistance of counsel and we intend to transfer any rights acquired by us to any party that has demonstrated a valid prior right or claim. We cannot, however, guarantee that we will be able to resolve these disputes without litigation. The potential violation of third party intellectual property rights and potential causes of action under consumer protection laws may subject us to unforeseen liabilities including injunctions and judgments for money damages.

Risks Relating to Our Business and Our Industry

If we are unable to compete in the highly competitive performance-based advertising and search marketing industries, we may experience reduced demand for our products and services.

We operate in a highly competitive and changing environment. We principally compete with other companies which offer services in the following areas:

•	sales to advertisers of pay-per-click services and presence management services;

•	aggregation or optimization of online advertising for distribution through online search engines and applications, product shopping engines, directories, web sites or other offline outlets;

•

provision of local and vertical web sites containing information and user feedback designed to attract users and help consumers make better, more informed local decisions, while providing targeted advertising inventory for advertisers;

•	delivery of online advertising to end users or customers of advertisers through online destination web sites or other offline distribution outlets;

•	local search sales training;

•	services and outsourcing of technologies that allow advertisers to manage their advertising campaigns across multiple networks and track the success of these campaigns; and

•	third party domain sales and monetization.

Although we currently pursue a strategy that allows us to potentially partner with all relevant companies in the industry, there are certain companies in the industry that may not wish to partner with us. Despite the fact that we currently work with several of our potential competitors, there are no guarantees that these companies will continue to work with us in the future.

We currently or potentially compete with a variety of companies, including Google, IAC/InterActiveCorp, Microsoft, Yahoo!, Demand Media, Name Media, Oversee.net, Yext! and ReachLocal. Many of these actual or perceived competitors also currently, or may in the future, have business relationships with us, particularly in distribution. However, such companies may terminate their relationships with us. Furthermore, our competitors may be able to secure agreements with us on more favorable terms, which could reduce the usage of our services, increase the amount payable to our distribution partners, reduce total revenue and thereby have a material adverse effect on our business, operating results and financial condition. We expect competition to intensify in the future because current and new competitors can enter our market with little difficulty. The barriers to entering our market are relatively low. In fact, many current Internet and media companies presently have the technical capabilities and advertiser bases to enter the search marketing services industry. Further, if the consolidation trend continues among the larger media and search engine companies with greater brand recognition, the share of the market remaining for smaller search marketing services providers could decrease, even though the number of smaller providers could continue to increase. These factors could adversely affect our competitive position.

Some of our competitors, as well as potential entrants into our market, may be better positioned to succeed in this market. They may have:

•	longer operating histories;

•	more management experience;

•	an employee base with more extensive experience;

•	better geographic coverage;

•	larger customer bases;

•	greater infrastructure or technology resources;

•	greater brand recognition; and

•	significantly greater financial, marketing and other resources.

Currently, and in the future, as the use of the Internet and other online services increases, there will likely be larger, more well-established and well-financed entities that acquire companies and/or invest in or form joint ventures in verticals or countries of interest to us, all of which could adversely impact our business. Any of these trends could increase competition and reduce the demand for any of our services.

We face competition from traditional media companies, and we may not be included in the advertising budgets of large advertisers, which could harm our operating results.

In addition to Internet companies, we face competition from companies that offer traditional media advertising opportunities. Most large advertisers have set advertising budgets, a very small portion of which is allocated to Internet advertising. We expect that large advertisers will continue to focus most of their advertising efforts on traditional media. If we fail to convince these companies to spend a portion of their advertising budgets with us, or if our existing advertisers reduce the amount they spend on our programs, our operating results would be harmed.

If we are not able to respond to the rapid technological change characteristic of our industry, our products and services may cease to be competitive.

The market for our products and services is characterized by rapid change in business models and technological infrastructure, and we will need to constantly adapt to changing markets and technologies to provide new and competitive products and services. If we are unable to ensure that our users, advertisers, reseller partners, and distribution partners have a high-quality experience with our products and services, then they may become dissatisfied and move to competitors’ products and services. Accordingly, our future success will depend, in part, upon our ability to develop and offer competitive products and services for both our target market and for applications in new markets. We may not, however, be able to successfully do so, and our competitors may develop innovations that render our products and services obsolete or uncompetitive.

Our technical systems are vulnerable to interruption and damage that may be costly and time-consuming to resolve and may harm our business and reputation.

A disaster could interrupt our services for an indeterminate length of time and severely damage our business, prospects, financial condition and results of operations. Our systems and operations are vulnerable to damage or interruption from:

•	fire;

•	floods;

•	network failure;

•	hardware failure;

•	software failure;

•	power loss;

•	telecommunications failures;

•	break-ins;

•	terrorism, war or sabotage;

•	computer viruses;

•	denial of service attacks;

•	penetration of our network by unauthorized computer users and “hackers” and other similar events;

•	natural disasters, including, but not limited to, hurricanes, tornadoes, and earthquakes; and

•	other unanticipated problems.

We may not have developed or implemented adequate protections or safeguards to overcome any of these events. We also may not have anticipated or addressed many of the potential events that could threaten or undermine our technology network. Any of these occurrences could cause material interruptions or delays in our business, result in the loss of data or render us unable to provide services to our customers. In addition, if a person is able to circumvent our security measures, he or she could destroy or misappropriate valuable information, including sensitive customer information, or disrupt our operations. We have deployed firewall hardware intended to thwart hacker attacks. Although we maintain property insurance and business interruption insurance, our insurance may not be adequate to compensate us for all losses that may occur as a result of a catastrophic system failure or other loss, and our insurers may not be able or may decline to do so for a variety of reasons. If we fail to address these issues in a timely manner, we may lose the confidence of our advertisers, reseller partners, and distribution partners, our revenue may decline and our business could suffer. In addition, as we expand our service offerings and enter into new business areas, we may be required to significantly modify and expand our software and technology platform. If we fail to accomplish these tasks in a timely manner, our business and reputation will likely suffer. Furthermore, some of these events could disrupt the economy and/or our customers’ business activities and in turn materially affect our operating results.

We rely on third party technology, platforms, and server and hardware providers, and a failure of service by these providers could adversely affect our business and reputation.

We rely upon third party colocation providers to host our main servers. If these providers are unable to handle current or higher volumes of use, experience any interruption in operations or cease operations for any reason or if we are unable to agree on satisfactory terms for continued hosting relationships, we would be forced to enter into a relationship with other service providers or assume hosting responsibilities ourselves. If we are forced to switch hosting facilities, we may not be successful in finding an alternative service provider on acceptable terms or in hosting the computer servers ourselves. We may also be limited in our remedies against these providers in the event of a failure of service. In the past, we have experienced short-term outages in the service maintained by one of our colocation providers.

If our security measures are breached or are perceived as not being secure, we may lose advertisers, reseller partners and distribution partners and we may incur significant legal and financial exposure.

We store and transmit data and information about our advertisers, reseller partners, distribution partners and their respective users. We deploy security measures to protect this data and information, as do third parties we utilize to assist in data and information storage. Our security measures and those of the third parties we partner with to assist in data and information storage may suffer breaches. Security breaches of our data storage systems or our third party colocation and technology providers we utilize to store data and information relating to our advertisers, reseller partners, distribution partners and their respective users could expose us to significant potential liability. In addition, security breaches, actual or perceived, could result in the loss of advertisers, reseller partners and distribution partners that could potentially have an adverse effect on our business.

We may not be able to protect our intellectual property rights, which could result in our competitors marketing competing products and services utilizing our intellectual property and could adversely affect our competitive position.

Our success and ability to compete effectively are substantially dependent upon our internally developed and acquired technology and data resources, which we protect through a combination of copyright, trade secret, and patent and trademark law. To date, we have had issued or have applications pending for the following patents:

•	U.S. Patent Number 7,668,950 entitled “Automatically Updating Performance-Based Online Advertising System and Method” was issued February 23, 2010.

•	U.S. Patent Number 6,822,663 entitled “Transform Rule Generator for Web-Based Markup Languages” was issued November 23, 2004.

In the future, additional patents may be filed with respect to internally developed or acquired technologies. Our industry is highly competitive and many individuals and companies have sought to patent processes in the industry. We may decide not to protect certain intellectual properties or business methods which may later turn out to be significant to us. In addition, the patent process takes several years and involves considerable expense. Further, patent applications and patent positions in our industry are highly uncertain and involve complex legal and factual questions due in part to the number of competing technologies. As a result, we may not be able to successfully prosecute these patents, in whole or in part, or any additional patent filings that we may make in the future. We also depend on our trademarks, trade names and domain names. We may not be able to adequately protect our technology and data resources. In addition, intellectual property laws vary from country to country, and it may be more difficult to protect our intellectual property in some foreign jurisdictions in which we may plan to enter. If we fail to obtain and maintain patent or other intellectual property protection for our technology, our competitors could market competing products and services utilizing our technology.

Despite our efforts to protect our proprietary rights, unauthorized parties domestically and internationally may attempt to copy or otherwise obtain and use our services, technology and other intellectual property. We cannot be certain that the steps we have taken will prevent any misappropriation or confusion among consumers and advertisers. If we are unable to protect our intellectual property rights from unauthorized use, our competitive position could be adversely affected.

We may be involved in lawsuits to protect or enforce our patents, which could be expensive and time consuming.

We may initiate patent litigation against third parties to protect or enforce our patent rights, and we may be sued by others seeking to invalidate our patents or prevent the issuance of future patents. We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property suits, interference proceedings and related legal and administrative proceedings is costly and may divert our technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings could put our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not being issued. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the trading price of our Class B Common Stock.

Our quarterly results of operations might fluctuate due to seasonality of Internet usage, which could adversely affect or distort our growth rate over certain periods and in turn the market price of our securities.

Our quarterly results may fluctuate in the future due to seasonal fluctuations in the level of Internet usage and seasonal purchasing cycles of many advertisers. We anticipate that during the spring and summer months of the year, Internet usage will be lower than during other times of the year. The extent to which usage may decrease during off-peak periods is difficult to predict. Prolonged or severe decreases in usage during these periods may adversely affect our growth rate and in turn the market price of our securities. Additionally, the current business environment has resulted in many advertisers and reseller partners reducing advertising and marketing services budgets or changing such budgets throughout the year, which may impact our quarterly results of operations in addition to typical seasonality seen in our industry.

Our quarterly results of operations might fluctuate due to the general transactional nature of domain sales, which could adversely affect or distort our growth rate over certain periods and in turn the market price of our securities.

Our increased focus on a dedicated domains sales strategy may change the nature and rate of how certain sales are achieved, namely through sales transactions of individual assets. Gains derived from the sales of domains is transaction dependent. Each transaction may have a wide range of factors affecting the manner in which the related gains are attained, including the value of the individual asset to be sold, the timing of the payment and the relative purchasing activity in the marketplace. Such sales activity is likely to be less even than traditional Internet advertising derived revenue, and such fluctuations in sales activity may have a disproportionate impact on quarterly results of operations. Specialized asset marketplaces may experience periods of relative calm and relative inactivity and others of high demand. Overall sales results may fluctuate from period to period, based on localized sales trends and market activity as well as the occurrence of industry events and auctions, which may be concentrated in certain timeframes. Additionally, the distribution of any domains sales may not be evenly accomplished, with certain higher price or volume transactions occurring in some periods and lower priced and volume transactions completed in others; this may be a function of the transactions themselves and not the general market or industry trends. As with Internet advertising, the overall business environment may reduce acquisition budgets of investors in the domains market, which may also impact quarterly results of operations. As a result, the transactional nature of the domain sales strategy could adversely affect or distort our growth rate over certain periods.

We are susceptible to general economic conditions, and a downturn in advertising and marketing spending by advertisers could adversely affect our operating results.

Our operating results will be subject to fluctuations based on general economic conditions, in particular those conditions that impact advertiser-consumer transactions. Deterioration in economic conditions could cause decreases in or delays in advertising spending and reduce and/or negatively impact our short term ability to grow our revenues. Further, any decreased collectability of accounts receivable or early termination of agreements due to deterioration in economic conditions could negatively impact our results of operations.

We depend on the growth of the Internet and Internet infrastructure for our future growth and any decrease in growth or anticipated growth in Internet usage could adversely affect our business prospects.

Our future revenue and profits, if any, depend upon the continued widespread use of the Internet as an effective commercial and business medium. Factors which could reduce the widespread use of the Internet include:

•	possible disruptions or other damage to the Internet or telecommunications infrastructure and networks;

•	failure of the individual networking infrastructures of our advertisers, reseller partners, and distribution partners to alleviate potential overloading and delayed response times;

•	a decision by advertisers and consumers to spend more of their marketing dollars on offline programs;

•	increased governmental regulation and taxation; and

•	actual or perceived lack of security or privacy protection.

In particular, concerns over the security of transactions conducted on the Internet and the privacy of users, including the risk of identity theft, may inhibit the growth of Internet usage, especially online commercial transactions. In order for the online commerce market to develop successfully, we and other market participants must be able to transmit confidential information, including credit card information, securely over public networks. Any decrease in anticipated Internet growth and usage could have a material adverse effect on our business prospects.

We are exposed to risks associated with credit card fraud and credit payment, and we may continue to suffer losses as a result of fraudulent data or payment failure by advertisers.

We have suffered losses and may continue to suffer losses as a result of payments made with fraudulent credit card data. Our failure to control fraudulent credit card transactions could reduce our net revenue and gross margin and negatively impact our standing with applicable credit card authorization agencies. In addition, under limited circumstances, we extend credit to advertisers who may default on their accounts payable to us or fraudulently “charge-back” amounts on their credit cards for services that have already been delivered by us.

If we are unable to acquire, renew or sell domains, we may not be able to grow our domain marketplace business.

The continued growth of our Domain Marketplace depends on our ability to acquire domains from a variety of sources. These sources include previously registered domains that are not renewed at the domain registry by the current owner, private sales of domains, participation in domain auctions and registering new domains identified by us. Changes in the way expired registrations of domains are made available for acquisition could make it more difficult to acquire domains. Similarly, increasing competition from other potential buyers could make it more difficult for us to acquire domains on a cost-effective basis. Any such adverse change in our ability to acquire high-quality, previously-owned domains, as well as any increase in competition in the domain reseller market, could have a material adverse effect on our ability to grow our Domain Marketplace. In addition, our failure to renew our domain registrations or any increase in the cost of renewal could have a material adverse effect on our revenue or profitability.

Government regulation of the Internet may adversely affect our business and operating results.

Online search, e-commerce and related businesses face uncertainty related to future government regulation of the Internet through the application of new or existing federal, state and international laws. Due to the rapid growth and widespread use of the Internet, legislatures at the federal and state level have enacted and may continue to enact various laws and regulations relating to the Internet. Individual states may also enact consumer protection laws that are more restrictive than the ones that already exist.

Furthermore, the application of existing laws and regulations to Internet companies remains somewhat unclear. For example, as a result of the actions of advertisers in our network, we may be subject to existing laws and regulations relating to a wide variety of issues such as consumer privacy, gambling, sweepstakes, advertising, promotions, defamation, pricing, taxation, financial market regulation, quality of products and services, computer trespass, spyware, adware, child protection and intellectual property ownership and infringement. In addition, it is not clear whether existing laws that require licenses or permits for certain of our advertisers’ lines of business apply to us, including those related to insurance and securities brokerage, law offices and pharmacies. Existing federal and state laws that may impact the growth and profitability of our business include, among others:

•

The Digital Millennium Copyright Act (DMCA) provides protection from copyright liability for online service providers that list or link to third party web sites. We currently qualify for the safe harbor under the DMCA; however, if it were determined that we did not meet the safe harbor requirements, we could be exposed to copyright infringement litigation, which could be costly and time-consuming.

•

The Children’s Online Privacy Protection Act (COPPA) restricts the online collection of personal information about children and the use of that information. The Federal Trade Commission (FTC) has the authority to impose fines and penalties upon web site operators and online service providers that do not comply with the law’s requirements. We do not currently offer any web sites or online services “directed to children,” nor do we knowingly collect personal data from children.

•	The Protection of Children from Sexual Predators Act requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances.

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The Controlling the Assault of Non-Solicited Pornography and Marketing (CAN SPAM) Act of 2003 establishes requirements for those who send commercial e-mails, spells out penalties for entities that transmit noncompliant commercial e-mail and/or whose products are advertised in noncompliant commercial e-mail and gives consumers the right to opt-out of receiving commercial e-mails. The majority of the states also have adopted similar statutes governing the transmission of commercial e-mail. The FTC and the states, as applicable, are authorized to enforce the CAN-SPAM Act and the state-specific statutes, respectively. CAN-SPAM gives the Department of Justice the authority to enforce its criminal sanctions. Other federal and state agencies can enforce the law against organizations under their jurisdiction, and companies that provide Internet access may sue violators as well.

•	The Electronic Communications Privacy Act prevents private entities from disclosing Internet subscriber records and the contents of electronic communications, subject to certain exceptions.

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The Computer Fraud and Abuse Act and other federal and state laws protect computer users from unauthorized computer access/hacking, and other actions by third parties which may be viewed as a violation of privacy. Courts may apply each of these laws in unintended and unexpected ways. As a company that provides services over the Internet as well as call recording and call tracking services, we may be subject to an action brought under any of these or future laws.

•

Among the types of legislation currently being considered at the federal and state levels are consumer laws regulating for the use of certain types of software applications or downloads and the use of “cookies.” These proposed laws are intended to target specific types of software applications often referred to as “spyware,” “invasiveware” or “adware,” and may also cover certain applications currently used in the online advertising industry to serve and distribute advertisements. In addition, the FTC has sought inquiry regarding the implementation of a “do-not-track” requirement. Federal legislation is also expected to be introduced that would regulate “online behavioral advertising” practices. If passed, these laws would impose new obligations for companies that use such software applications or technologies.

Many Internet services are automated, and companies such as ours may be unknowing conduits for illegal or prohibited materials. It is possible that some courts may impose a strict liability standard or require such companies to monitor their customers’ conduct. Although we would not be responsible or involved in any way in such illegal conduct, it is possible that we would somehow be held responsible for the actions of our advertisers or distribution partners.

We may also be subject to costs and liabilities with respect to privacy issues. Several companies have incurred penalties for failing to abide by the representations made in their public-facing privacy policies. In addition, several states have passed laws that require businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Further, it is anticipated that additional federal and state privacy-related legislation will be enacted. Such legislation could negatively affect our business.

The acquisition of Internet domains generally is governed by Internet regulatory bodies, predominantly the Internet Corporation for Assigned Names and Numbers (ICANN). The regulation of Internet domains in the United States and in foreign countries is subject to change. ICANN and other regulatory bodies could establish additional requirements for previously owned Internet domains or modify the requirements for Internet domains. Furthermore, ICANN has and will likely continue to make changes to the scope of domain products available to the marketplace that could have an impact on the competition for premium domain sales. A recent example is the introduction and continued roll-out of vanity, vertical and geo-based top level domains (including such TLDs as .WEB, .SHOP, .HOTEL, .NYC and .PARIS). The wider availability of TLDs, and in turn the access to premium and coveted second level names, could reduce or dilute the demand for premium domains with traditional TLDs that make up much of our domain holdings.

In addition, foreign governments may pass laws which could negatively impact our business and/or may prosecute us for violating existing laws. Such laws might include EU member country conforming legislation under applicable EU Privacy, eCommerce, and Data Protection Directives. Any costs incurred in addressing foreign laws could negatively affect the viability of our business. Our exposure to this risk will increase to the extent we expand our operations internationally.

State and local governments may in the future be permitted to levy additional taxes on Internet access and electronic commerce transactions, which could result in a decrease in the level of usage of our services. In addition, we may be required to pay additional income, sales, or other taxes.

On November 19, 2004, the federal government passed legislation placing a ban on state and local governments’ imposition of new taxes on Internet access or electronic commerce transactions which expires in November 2014. The proposed Marketplace Fairness Act of 2013 was approved by the Senate, and if approved by the House of Representatives, would allow states to require online and other out of state merchants to collect and remit sales and use tax on products and services that they may sell. An increase in taxes may make electronic commerce transactions less attractive for advertisers and businesses, which could result in a decrease in the level of usage of our services. Additionally, from time to time, various state, federal and other jurisdictional tax authorities undertake reviews of the Company and the Company’s filings. In evaluating the exposure associated with various tax filing positions, the Company on occasion accrues charges for probable exposures. We cannot predict the outcome of any of these reviews.

We cannot assure you that we will pay dividends on our common stock in the future which could impair the value of such stock.

Under Delaware law, dividends to stockholders may be made only from the surplus of a company, or, in certain situations, from the net profits for the current fiscal year or the fiscal year before which the dividend is declared. We anticipate paying quarterly cash dividends on our common stock in the foreseeable future as it is anticipated that upon completion of the spin-off transaction, Marchex’s quarterly dividend will be transitioned to us. Marchex accelerated and paid all four of its 2013 quarterly cash dividend payments on December 31, 2012. The amounts of any future anticipated dividend have not yet been determined. There is no assurance that we will be able to pay such dividends in the future at such rate or at all. Our ability to pay dividends in the future will depend on our financial results, liquidity, financial condition, capital requirements of our business, legal requirements (including potential changes to tax laws), regulatory constraints, industry practice and other factors that the Board of Directors deems relevant. There can be no assurance that we will continue to pay any dividend even if we commence the payment of dividends.

FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “believes”, “intends”, “expects”, “anticipates”, “plans”, “may”, “will” and similar expressions to identify forward-looking statements. Discussions containing forward-looking statements may be found in the materials set forth under “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of the Information Statement. All forward-looking statements, including, but not limited to, statements regarding our future operating results, financial position, prospects, acquisitions and business strategy, expectations regarding our growth and the growth of the industry in which we operate, and plans and objectives of management for future operations, are inherently uncertain as they are based on our expectations and assumptions concerning future events. In addition, there are certain risks and uncertainties relating to the Distribution, including, but not limited to, the impact and possible disruption to our operations, the timing and certainty of completing the Distribution, the expectation that the Distribution will be tax-free, revenue and growth expectations for the two independent companies following the Distribution, unanticipated developments that may delay or negatively impact the Distribution, and the ability of each business to operate as an independent entity upon completion of the Distribution. Any or all of our forward-looking statements in this report may turn out to be inaccurate. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They may be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including but not limited to the risks, uncertainties and assumptions described on page 25 of this Information Statement under the caption “Risk Factors” and elsewhere in this Information Statement and those described from time to time in our future reports filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Information Statement may not occur as contemplated, and actual results could differ materially from those anticipated or implied by the forward-looking statements. All forward-looking statements in this Information Statement are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement.

BUSINESS

Overview

Archeo is focused on acquiring, developing and monetizing digital properties. Archeo’s Internet-based model is supported by two products: (1) a Domain Marketplace; and (2) an Advertising Marketplace. The Domain Marketplace intends to pursue a build, buy, sell and partner strategy. The Advertising Marketplace will continue to place national and local pay-per-click advertisers on premium publishers, and will pursue new advertising types and distribution verticals that drive incremental value.

Upon completion of the spin-off transaction, Archeo’s technology-based business will be comprised of two complementary areas: (1) a Domain Marketplace, which includes our platform to purchase, manage and sell domains, including more than 200,000 domains which we own today; and (2) an Advertising Marketplace, which includes our online and mobile advertising network, where we sell advertising on a variety of publishers and on our own digital properties. Pursuant to the contribution agreements, Marchex will contribute to us all of the assets related to the Domain Marketplace and Advertising Marketplace owned by Marchex and Marchex Sales, LLC, 100% of the equity of Marchex, LLC, 100% of the capital stock of Marchex International, Ltd 100% of the equity of Marchex CAH, Inc. and 100% of the equity of goClick.com, Inc. Archeo, Inc. and Marchex, LLC will be the primary operators of the Domain Marketplace and the Advertising Marketplace, and will own and operate the assets related to both areas, including domains, customer contracts, supplier contracts, intellectual property and licenses, along with the accounts receivable, accounts payable, prepaid fees, deferred revenue, equipment and employees associated with the Domain Marketplace and Advertising Marketplace. Marchex International, Ltd will own certain European domains and Marchex CAH, Inc. and its subsidiary Marchex CA Corporation will own certain Canadian domains. goClick.com, Inc. owns certain support technology assets used in our Advertising Marketplace.

We intend to evolve our current business and selectively pursue compelling new business opportunities. As an independent company we will continually evaluate opportunities to evolve existing technologies and business models and are positioned to explore new business opportunities. We intend to selectively pursue these types of opportunities with a focus on driving recurring streams of revenue and profit. Prior to entering into or acquiring any new business, we will evaluate its strategic fit and assess whether over time it is complementary to our current business, has strong expected financial returns and leverages our existing competencies, although we may also pursue business opportunities that diverge from our current business model.

Domain Marketplace

Our Domain Marketplace is a premium domain and advertising marketplace that allows for the buying, selling and development of digital properties, which includes our proprietary holdings of more than 200,000 unique domains. We acquired approximately 110,000 unique domains from Name Development, Ltd. (“NDL”) in 2005 pursuant to an asset purchase agreement between Marchex and NDL. The remainder of our domains were either directly registered by Marchex in 2004 or subsequently acquired in the ordinary course of business. We anticipate that our marketplace will focus on our most unique premium domains and grow over time to eventually include third-party domains whose owners want to access the buyers utilizing our platform. Over time, we will continue to develop the tools we need to deliver on our Domain Marketplace strategy, and to build the analytics capabilities to inform our priorities for growth.

Our proprietary holdings of digital properties range across important commercial verticals such as business and finance, professional services, directory and reference, entertainment, electronics technology, education, shopping, health, auto and local, including zip codes. These domains are primarily .com extensions. Examples of domains in each of these verticals can be found at http://www.marchex.com/assets/pdf/archeo_owned_domain_names.pdf.

For some points of reference on industry statistics, according to domaining.com, the top 500 traditional individual domain sales since 1999 totaled approximately $345 million, which is an average of approximately $690,000 per domain sale. (See http://www.marchex.com/assets/pdf/industry_top_500_domain_sales.pdf for more information.) This was primarily driven by domains sold through negotiated transactions and auctions. The top 100 reported domain sales, according to DNJournal.com, totaled approximately $24 million in 2011 and approximately $20 million in 2012. These sales were primarily driven by negotiated transactions and auctions, and do not represent an exhaustive list of transactions. Finally, in terms of bulk inventory sales (broad industry averages across premium and non-premium domains), statistics from SEDO (sedo.com) offers selective data on average prices sold among their 10 million + domains compared with Marchex average proceeds from domain sales as follows:

	Industry Averages				Marchex Averages
(Added)	.COM		.NET		.COM	.NET
Q1 2013	N/A	*	N/A	*	$26,349	$24,879
2012	$2,148		$1,880		$2,523	$89
2011	$2,775		$1,602		$12,043	$357
2010	$3,185		$1,599		$9,535	$379
2009	$1,829		$1,367		$46,654	$18,000
*	Not Available

From 2008-2012, the Company sold less than 5% of its domains in a series of transactions for approximately $31 million in aggregate proceeds with more than 87% or approximately $28 million resulting from the sale of .com domains at average prices that exceeded broad industry averages. Although Sales of .net domains represented only about 4% or $1.2 million in proceeds. During this 2008-2012 time period, the Company did not actively market its domains for sale, and the Company believes that it still retains the majority of the premium domains, and therefore the vast majority of the value, in its holdings. As Archeo moves forward, the Company will take advantage of numerous relevant means of selling domain assets at fair market prices, including: marketing domains on its own sites; putting more resources toward negotiated sales; utilizing the common “buy-now” process (a sale at a fixed price in lieu of an auction or a negotiated sale) that currently represents over 40% of the sales in this industry (according to SEDO); utilizing auctions, external transfers and broker sales channels; and potentially distributing its domains through selected third-party resellers. For a breakdown of current sales methods in the industry, see

http://www.marchex.com/assets/pdf/spin_off_transaction_archeo_summary.pdf.

Plans to Add to Our Unique Portfolio of Domains

In addition, over time, we plan to selectively acquire additional domains to augment our inventory and marketplace opportunity. We intend to utilize a portion of our domain sale proceeds to acquire these select domains. Such purchases will be analyzed on a case-by-case basis utilizing a proprietary valuation methodology currently in development. We believe that robust acquisition tools and processes will allow Archeo to maintain a leading marketplace.

Vertical content development

Digital property development will be an important component of our Domain Marketplace. Our current vertical properties include sites in the education, finance and local verticals and cover other important commercial verticals such as business and finance, professional services, directory and reference, entertainment, electronics and technology, education, shopping, health, auto and local including zip codes.

We utilize a combination of technology and content creation to build digital properties that are useful to consumers, and commercially relevant to our advertisers and partners. We intend to innovate with utility, design and content to create valuable consumer experiences; and use proprietary data and analytics to inform priorities for growth. Our digital property development and content creation processes are managed internally and with an increasing focus around specific digital properties and/or verticals, however we do also intend to develop selective digital properties through partnerships. We will look to expand the utilization of original content, licensed content and search capabilities within our digital properties, and increasingly focus on serving specific audiences. Examples of our current content and search capabilities can be found at 50states.com, Yellow.com and AreaConnect.com.

We intend to continue enhancing the number of digital properties we manage, incubate businesses by developing certain digital properties into unique businesses, and expand our advertising opportunities in commercial verticals.

Vertical strategy informed by significant amount of proprietary data

We believe there are opportunities to add verticals based on selecting and developing premium domains from our holdings. With tens of thousands of unique and valuable domains in commercially-relevant verticals, we believe that over time Archeo has the potential to build out an extensive network of digital properties. We utilize a significant amount of proprietary data to drive the decisions on the verticals where we will focus, including historical traffic patterns across Archeo’s domain holdings, access to content, projected publisher relationships, and historical search and monetization data. As we move forward, we will also continue to develop analytics capabilities to inform our priorities for growth.

Another key element of our Domain Marketplace strategy includes developing new markets. We intend to analyze opportunities and may seek to expand our technology-based products into new business areas or geographic markets where our services can be replicated on a cost-effective basis, or where the creation or development of a product or service may be appropriate. We anticipate utilizing various strategies to enter new markets, including: developing strategic relationships; acquiring products that address a new vertical or opportunity; and creating partnerships or joint venture relationships and internal initiatives where existing services can be extended internationally.

In summary, we believe that our growth catalysts going forward for our Domain Marketplace will include: (1) selling more domains by accessing new sales channels; (2) opportunistically acquiring domains; and (3) selectively developing digital properties.

Advertising Marketplace

Archeo’s Advertising Marketplace provides performance-based online advertising that connects national and local advertisers with consumers across premium, vertical websites and proprietary properties. These connections are typically in the form of qualified leads or clicks, which is a result of customers responding to an advertisement we place on our publisher network and on our own digital properties (these include both desktop and mobile). Media costs to generate qualified leads or clicks are borne by us as a cost of providing our services. Advertisers pay us when a user responds to their advertisements in our distribution network and we pay publishers or distribution partners a percentage of the revenue generated by such actions. In addition, we provide presence management to selective advertisers. The foundation of Archeo’s Advertising Marketplace was formed when Marchex purchased the stock of Enhance Interactive, Inc. in February 2003. The Advertising Marketplace expanded when Marchex purchased the stock of goClick.com, Inc. in July 2004 and Industry Brains, Inc. in July 2005, which provided the Advertising Marketplace with a broader base of advertisers and distribution partners as well as technological support assets. Marchex began reporting the results of our click-based advertising and Internet domain name businesses as a separate business segment beginning in the quarter ended December 31, 2012. As we move forward, we will explore diversifying and innovating on our advertising product offering to include additional elements, which may include products such as SMS (text message advertising), video and display.

Increase targeted leads through vertical focus

Our focus is on delivering leads based on specific verticals, targeted to the content and/or users that best suit our advertisers’ goals. For example, we have publisher relationships in the business vertical and in the finance vertical, with Bankrate, Morningstar, Reuters and others. As we move forward, the Advertising Marketplace will look at expanding its footprint in verticals where we have strong proprietary sites (for example, the education vertical with 50states.com; or the local vertical with yellow.com and m.yellow.com); and into other verticals via third-party publishers, based on where we are seeing demand from advertisers.

As part of our Advertising Marketplace strategy we also plan to grow the number of advertisers using our products and services. We plan to increase the number of advertisers using Archeo products and services and build advertiser loyalty by providing unique products, a consistently high level of service and support as well as the ability to achieve their return-on-investment goals. We plan to grow our advertiser relationships through our direct sales and marketing efforts, including strategic sales, inside sales, online acquisition initiatives and additional partnerships with large local advertiser reseller partners.

We believe that our growth catalysts going forward for our Advertising Marketplace will include: (1) optimizing the existing business; (2) adding verticals and publishers based on third-party publisher relationships that are the most in demand by our advertiser clients; (3) expanding and innovating on advertising product offerings, including mobile initiatives; and (4) leveraging our proprietary properties to open up new distribution.

Key Challenges

Following the Distribution, we may face a number of challenges, both pre-existing and as a result of the Distribution, including:

•	intense competition in the markets in which we operate;

•	an increase in operating costs;

•	restrictions on our ability to engage in certain transactions for a period of time;

•	conflict, or the appearance of conflict, arising from our common ownership and management with Marchex, Inc. (“Marchex”);

•	volatility in the market price and trading volume of our common stock; and

•	lack of operating history as a stand-alone public company.

See “Risk Factors” for a discussion of these and other matters our stockholders should carefully consider in connection with the Distribution.

Products and Services

We operate a Domain Marketplace and Advertising Marketplace. We deliver our Domain Marketplace and Advertising Marketplace products and services to many businesses and advertisers, ranging from small businesses to Fortune 500 companies. Our technology-based products and services provide performance-based online advertising that connects national and local advertisers with consumers across premium, vertical websites and proprietary properties:

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Domain Marketplace. Our Domain Marketplace is a domain and advertising marketplace that allows for the buying, selling and development of digital properties, which includes our proprietary holdings of more than 200,000 unique domains. Our proprietary holdings of digital properties range across important commercial verticals such as business and finance, professional services, directory and reference, entertainment, electronics, technology, education, shopping, health, auto and local, including zip codes. These domains are primarily .com extensions. We believe our Domain Marketplace is a source of business and local information online and a source of click-throughs within our Advertising Marketplace. Traffic to our proprietary web sites is primarily monetized with pay-per-click listings that are relevant to the web sites, as well as other forms of advertising, including impression-based advertising. We historically have not actively marketed our domain assets for sale. We intend to pursue a build, buy, sell and partner strategy as it relates to our domain assets. As Archeo moves forward, we intend to take advantage of numerous means of selling domain assets and this sales strategy is intended to be core to Archeo’s operations in the future.

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Advertising Marketplace. Archeo’s Advertising Marketplace provides performance-based online advertising that connects national and local advertisers with consumers across premium, vertical websites and proprietary properties. These connections are typically in the form of qualified leads or clicks, which is a result of customers responding to an advertisement we place on our publisher network and on our own digital properties (these include both desktop and mobile). Media costs to generate qualified leads or clicks are borne by us as a cost of providing our services. Advertisers pay us when a user responds to their advertisements in our distribution network and we pay publishers or distribution partners a percentage of the revenue generated by such actions. Pay-per-click advertisements are generally ordered based on the amount our advertisers choose to pay for a placement and the relevancy of their ads to the keyword search. We also sell pay-per-click contextual advertising placements on specialized vertical and branded publisher web sites on a pay-per-click basis. Advertisers can target the placements by vertical, site or page-specific basis. We believe our site—and page-specific approach provides publishers with an opportunity to generate revenue from their traffic while protecting their brand. Our approach gives advertisers greater transparency into the source of the traffic and relevancy of their ads and enables them to optimize the return on investment from their advertising campaigns. In addition, we generate revenue from cost-per-action events that take place on our distribution network. Cost-per-action revenue occurs when the user is redirected from one of our web sites or a third party web site in our distribution network to an advertiser’s web site and completes a specified action. We also provide presence management to selective advertisers.

We benefit from the established relationships and national sales teams that certain of our reseller partners have in place throughout the U.S. These advertiser reseller partners refer or bring advertisers to us for the purchase of various advertising products and services. We derive a sizeable portion of our total revenue through these advertiser reseller partners. During 2011 and 2012, two of these reseller partners, YP Holdings, LLC (“YP”) and hibu, Inc. (formerly Yellowbook USA Inc.) (“hibu”), generated more than 10% of our total revenues in those periods. For the three months ended March 31, 2013, YP and hibu were responsible for approximately 26% and 21% of our total revenues, respectively, and for the years ended as of December 31, 2011 and 2012, YP and hibu were responsible for approximately 33% and 11% and 31% and 12% of our total revenues, respectively. Under our primary arrangement with YP, we provide pay-per-click advertising services on a non-exclusive basis through their existing sales channels. We also provide presence management services to YP. Under our primary arrangement with hibu, we provide cost-per-action services whereby we are paid for completed search queries taking place on our local search and directory websites. If our business relationship with either YP or hibu is terminated or a decrease in revenue from either of these customers occurs, our business could be adversely affected.

A significant amount of revenue attributed to our network of our proprietary web sites comes through our agreement with Google, Inc. (“Google”). For the three months ended March 31, 2013, Google was responsible for approximately 14% of our total revenues, and for the years ended as of December 31, 2011 and 2012, Google was responsible for approximately 12% and 14% of our total revenues, respectively. Under our agreement with Google, Google has certain exclusive and preferential rights specifically with respect to the commercialization of many of our undeveloped web sites through paid listings. Google controls the delivery of a portion of the paid listings to many of these web sites. As a result, during the term of this agreement, we are dependent to a large extent on Google and its performance in monetizing these web sites. The revenues derived from these web sites are based on a revenue share from those paid listings or other advertisements allocated by Google and its subsidiaries, in their sole discretion, to these web sites. Based on the current reliance of these web properties on this primary monetization solution, and Google’s leadership in the marketplace, in case of any termination of or other adverse impact on our business relationship with Google, we may not be able to replace it with another large-scale provider of paid listings or other monetization solution under terms which would allow us to increase or maintain the amount of revenue attributable to such web sites.

Our Distribution Network

We have built a distribution network for our pay-per-click advertising services that includes our proprietary web site traffic sources and third-party sources including search engines, directories and third party vertical and branded web sites. We have also begun to add mobile distribution to our network.

Domain Marketplace:

We believe our Domain Marketplace includes sources of business and local information online and is a source of click-throughs within the Advertising Marketplace. It includes more than 200,000 proprietary web sites focused on helping users find information and make informed decisions about products and services.

The more than 200,000 owned and operated web sites in the network include more than 75,000 U.S. ZIP code, .com and .net sites, including 98102.com and 90210.com, covering ZIP code areas nationwide, as well as tens of thousands of other locally-focused sites such as Yellow.com, and geo-targeted sites. Traffic to our proprietary web sites is primarily monetized with pay-per-click listings that are relevant to the web sites, as well as other forms of advertising, including impression-based advertising.

Other Distribution

Our Advertising Marketplace distributes advertisements from our advertisers, as well as from our reseller partners’ advertisers, through our distribution partners, including search engines and directories, third party web sites and our proprietary web site traffic sources.

Examples of our syndicated distribution partners include such partners as:

•	Bankrate

•	Morningstar

•	Reuters

•	Bloomberg

Payment arrangements with our distribution partners are often subject to minimum payment amounts per click-through. Other payment structures that we may use to a lesser degree include:

•	advance or fixed payments, based on a guaranteed minimum amount of usage delivered;

•	variable payments based on a specified metric, such as number of paid click-throughs; and

•	a combination arrangement with both fixed and variable amounts.

Industry Overview

Our Advertising Marketplace is focused on performance-based advertising. The shift to performance-based advertising models has been significant as it adds transparency and measurability to advertising spending. According to the Internet Advertising Bureau, between 1999 and the first half of 2011, when large advertisers began to embrace online advertising because of its performance-based characteristics, the performance-based pricing models, which includes pay-per-click and cost-per action, grew from 7% to 66% of online advertising while the total Internet advertising market was $4.6 billion in 1999 increased to approximately $37 billion for the full year 2012. Today, performance-based advertising products continue to grow in prominence as advertisers demand greater control, transparency and measurability from their marketing dollars.

Sales, Marketing & Business Development

Our sales department focuses on adding new advertisers to our business for the Advertising Marketplace, and will focus on selling domains for the Domain Marketplace. Similarly, our business development and partnership department focuses on: (1) selectively adding new distribution partnerships and supporting existing partnerships for the Advertising Marketplace; and (2) building relationships that can lead to joint selling arrangements, development arrangements or domain acquisitions for the Domain Marketplace.

• Direct Sales. For the Advertising Marketplace, our direct sales team targets new relationships with national advertisers and advertising agencies through in-person presentations, direct marketing, telesales and attendance at industry events, among other methods. Our advertiser agreements include a combination of agency fees, as well as per-click fees and other performance-based fees. For the Domain Marketplace, our direct sales team will be focused on selling domains at competitive prices through direct buyers and also through certain resellers.

• Reseller Partnerships. We have a business development team that focuses on two areas: (1) securing partnerships with publishers under which we supply our private-label advertising platform and/or other services; and (2) partnerships whereby we intend to distribute our domains to third parties for resale on their distribution systems. We intend to pursue a commercial relationship with such third parties that will typically be based on a revenue share or on a fixed fee.

We intend to continue our strategy of growing our advertiser base through sales and marketing programs while being as efficient as possible in terms of our marketing and advertising costs. We continually evaluate our marketing and advertising strategies to maximize the effectiveness of our programs and their return on investment.

Information Technology and Systems

We have proprietary technology platforms for the purposes of managing and delivering advertising products and services to our customers and partners. We also combine third party licenses and hardware to create an operating environment for delivering high quality products and services, with such features as automated online account creation and management process for advertisers, real-time customer support and interactive reporting for customers and partners. We employ commercially available technologies and products distributed by various companies, including Cisco, Dell, Oracle, Intel, Microsoft, IBM, Salesforce.com and Veritas. We also utilize public domain software such as Apache, Linux, MySQL, Java and Tomcat.

Our technology platform is compatible with the systems used by our distribution partners, enabling us to deliver click-based advertising products and services through online and offline sources in rapid response to user queries made through such partners at scale. We continue to build and create additional functionality to attempt to meet the quickly evolving demands of the marketplace. We devote significant financial and human resources to improving our advertiser and partner experiences by continuing to develop our technology infrastructure. The cost of developing our technology solutions is included in the overall cost structure of our services and is not separately funded by any individual advertisers or partners. In order to maintain a professional level of service and availability, we primarily rely upon third parties to provide hosting services, including hardware support and service, and network monitoring at various domestic and international locations. Our servers are configured for high availability and large volumes of Internet traffic and are located in leased third party facilities. Back-end databases make use of redundant servers and data storage arrays. We also have standby servers that provide for additional capacity as necessary. The facilities housing our servers provide redundant HVAC, power and internet connectivity. As revenue grows and the volume of transactions and internet traffic increases, we will need to expand our network infrastructure. Inefficiencies in our network infrastructure to scale and adapt to higher internet traffic volumes could materially and adversely affect our revenue and results of operations.

We continuously review ways to improve major aspects of our technology support and maintenance, including improving, upgrading and implementing business continuity plans, data retention initiatives, and backup and recovery processes.

Intellectual Property

We seek to protect our intellectual property through existing laws and regulations and by contractual restrictions. We rely upon trademark, patent and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to help us protect our intellectual property.

Our technologies involve a combination of proprietary rights, owned and developed by us, commercially available software and hardware elements that are licensed or purchased by us from various providers, including Cisco, Dell, Oracle, Intel, Microsoft, IBM, Salesforce.com and Veritas, and public domain software, such as Apache, Linux, MySQL, IBM Java and Tomcat. We continue to develop additional technologies to update, supplement and replace existing components of the platform. We intend to protect our proprietary rights through patent and additional intellectual property laws.

Our policy is to apply for patents or for other appropriate intellectual property protection when we develop valuable new or improved technology. We currently own the following pending patent applications and issued patents:

•	U.S. Patent Number 7,668,950 entitled “Automatically Updating Performance-Based Online Advertising System and Method” was issued February 23, 2010.

•	U.S. Patent Number 6,822,663 entitled “Transform Rule Generator for Web-Based Markup Languages” was issued November 23, 2004.

The status of any patent involves complex legal and factual questions. The scope of allowable claims is often uncertain. As a result, we cannot be sure that: (1) any patent application filed by us will result in a patent being issued; (2) that any patents issued in the future will afford adequate protection against competitors with similar technology; and (3) that the patents issued to us, if any, will not be infringed upon or designed around by others. Furthermore, the performance-based search advertising industry has been the subject of numerous patents and patent applications, which in turn has resulted in litigation. The outcome of this ongoing litigation or any future claims in this sector may adversely affect our business or financial prospects.

We have registered trademarks in the United States for” “Local is the New Black,” and “OpenList.” We also own pending U.S. trademark applications for “Archeo” and “Digital Properties.” We have also applied for registration of “Marchex” in a number of other foreign jurisdictions. We do not know whether we will be able to successfully defend our proprietary rights since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

Regulation

The manner in which existing laws and regulations should be applied to the Internet and click-based advertising services in general, and how they relate to our businesses in particular, is unclear. A host of federal and state laws covering user privacy, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, financial market regulation, quality of products and services, computer trespass, telemarketing, spyware, adware, child protection and intellectual property ownership and infringement are potentially applicable to our business practices and the content offered by our distribution partners.

In addition, our business is impacted by laws in a constant state of flux, and new legislation is introduced on a regular basis. Any such new legislation could expose us to substantial liability, including significant expenses necessary to comply with such laws and regulations. Additionally, industry self-regulation could impact the inherent value of digital properties through centralized authorities with rule-making, fee imposition or product change powers (such as those controlling domain registrars). Courts or industry regulatory authorities may apply each of these laws or regulations in unintended and unexpected ways. As a company that provides services over the Internet, we may be subject to an action brought under any of these or future laws. Several federal and state laws that that could have an impact on our business practices and compliance costs have already been adopted:

•

The Digital Millennium Copyright Act (DMCA) provides protection from copyright liability for online service providers that list or link to third party web sites. We currently qualify for the safe harbor under the DMCA; however, if it were determined that we did not meet the safe harbor requirements, we could be exposed to copyright infringement litigation, which could be costly and time-consuming.

•

The Children’s Online Privacy Protection Act (COPPA) restricts the online collection of personal information about children and the use of that information. The Federal Trade Commission (FTC) has the authority to impose fines and penalties upon web site operators and online service providers that do not comply with the law’s requirements. We do not currently offer any web sites or online services “directed to children,” nor do we knowingly collect personal information from children.

•	The Protection of Children from Sexual Predators Act requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances.

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The Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act of 2003 establishes requirements for those who send commercial e-mails, spells out penalties for entities that transmit noncompliant commercial e-mail and/or whose products are advertised in noncompliant commercial e-mail and gives consumers the right to opt-out of receiving commercial e-mails. The majority of the states also have adopted similar statutes governing the transmission of commercial e-mail. The FTC and the states, as applicable, are authorized to enforce the CAN-SPAM Act and the state-specific statutes, respectively. CAN-SPAM gives the Department of Justice the authority to enforce its criminal sanctions. Other federal and state agencies can enforce the law against organizations under their jurisdiction, and companies that provide Internet access may sue violators as well.

•	The Electronic Communications Privacy Act prevents private entities from disclosing Internet subscriber records and the contents of electronic communications, subject to certain exceptions.

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The Computer Fraud and Abuse Act and other federal and state laws protect computer users from unauthorized computer access/hacking, and other actions by third parties which may be viewed as a violation of privacy. Courts may apply each of these laws in unintended and unexpected ways. As a company that provides services over the Internet as well as call recording and call tracking services, we may be subject to an action brought under any of these or future laws.

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Among the types of legislation currently being considered at the federal and state levels are consumer laws regulating for the use of certain types of software applications or downloads and the use of “cookies.” These proposed laws are intended to target specific types of software applications often referred to as “spyware,” “invasiveware” or “adware,” and may also cover certain applications currently used in the online advertising industry to serve and distribute advertisements. In addition, the FTC has sought inquiry regarding the implementation of a “do-not-track” requirement. Federal legislation is also expected to be introduced that would regulate “online behavioral advertising” practices. If passed, these laws would impose new obligations for companies that use such software applications or technologies.

In addition, there are a large number of federal and state legislative proposals related to our business. It is not possible to predict whether, or when, such legislation might be adopted, and certain proposals, if adopted, could result in a decrease in user registrations and revenue. We comply with existing law and intend to fully comply with all future laws and regulations that may govern our industry. We have dedicated internal resources and hired outside professionals who regularly establish, review and maintain policies and procedures to reduce the risk of noncompliance. Nevertheless, these laws may impose significant additional costs on our business or subject us to additional liability, if we failed to fully comply, even if such failure was unintentional.

The acquisition of Internet domains generally is governed by Internet regulatory bodies, predominantly the Internet Corporation for Assigned Names and Numbers (ICANN). The regulation of Internet domains in the United States and in foreign countries is subject to change. ICANN and other regulatory bodies could establish additional requirements for previously owned Internet domains or modify the requirements for Internet domains. Furthermore, ICANN has and will likely continue to make changes to the scope of domain products available to the marketplace that could have an impact on the competition for premium domain sales.

Compliance with complex foreign and U.S. laws and regulations that apply to our international operations and/or international domains increases our cost of doing business in international jurisdictions and could interfere with our ability to offer our products and services to one or more countries or expose us or our employees to fines and penalties and expose us to increased foreign currency exchange rate risks.

We post a privacy policy which describes our practices concerning the use and disclosure of any user data collected or submitted via our web sites. Any failure by us to comply with our posted privacy policies, Federal Trade Commission requirements or other federal, state or international privacy or direct marketing laws and regulations could result in governmental or regulatory investigations that could potentially harm our businesses, operational results and overall financial condition.

Competition

Our Advertising Marketplace competitors include a variety of companies such as Google, Microsoft, IAC/Interactive, Yahoo!, Yext and ReachLocal. Our Domain Marketplace competitors include a variety of companies such as Demand Media, Name Media, and Oversee.net. We believe our strategy allows us to work with most, if not all, of the relevant companies in our industry, even those companies that may be perceived as our competitors. To some extent, we may compete with our business partners, as we do with all other types of advertising sales companies and agencies. We may also compete with traditional offline media such as television, radio and print and direct marketing companies, for a share of advertisers’ total advertising budgets.

We provide our products and services to and also may compete with: (1) online advertisers; (2) partners who provide a distribution network for online and offline advertising; and (3) other intermediaries who may provide purchasing and/or sales opportunities, including advertising agencies, and other search engine marketing companies. Many of the companies that could fall into these categories are also our partners, including Google, Yahoo!, Citysearch, Microsoft and Ingenio.

There are additional competitive factors relating to attracting and retaining users, including the quality and relevance of our search results; the usefulness, accessibility, integration and personalization of the online and mobile services that we offer; as well as the overall user experience on our web sites. The competitive factors that we offer, which we believe attract advertisers, are reach, effectiveness and creativity of marketing services and other tools and information to help track performance.

There are other competitive factors relating to the relatively nascent markets around our Advertising Marketplace products, such as presence management, which operate in innovative and new markets. The adoption of these products could take longer than we expect and could become more competitive as the categories become more developed and visible.

Other competitive factors relating to our product roadmap include the potential development of new offerings for the company in the areas of banner advertising, video advertising, SMS (text message) advertising and others. The adoption of these products by our advertisers could take longer than we expect and could become more competitive as the verticals become more developed and visible. Furthermore, we may not ultimately be successful in launching such new advertising offerings with our advertisers.

Legal Proceedings

We are not a party to any material legal proceedings. Neither we nor Marchex has been subject to material claims for disputed domains through ICANN or the U.S. Anti-Cybersquatting Consumer Protection Act. From time to time, however, we may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of intellectual property rights, and a variety of claims arising in connection with our services.

Properties

Our headquarters are located in Seattle, Washington and consist of approximately            square feet of leased office space expiring in            . Our information technology systems are hosted and maintained in third party facilities under collocation services agreements. We believe that our existing facilities are adequate for our near term business needs.

Employees

As of                 , 2013 we had            full-time employees and            part-time employees. None of our employees are represented by unions.

DIVIDEND POLICY

Under Delaware law, dividends to stockholders may be made only from the surplus of a company, or, in certain situations, from the net profits for the current fiscal year or the fiscal year before which the dividend is declared. We currently anticipate paying quarterly cash dividends on our common stock in the foreseeable future to the extent we have adequate cash to fund such dividends and subject to the future tax treatment of dividends generally as it is anticipated that upon completion of the spin-off transaction, Marchex’s quarterly dividend will be transitioned to us. Marchex accelerated and paid all four of its 2013 quarterly cash dividend payments on December 31, 2012. The amounts of any future anticipated dividend have not yet been determined. There is no assurance that we will be able to pay such dividends in the future at such rate or at all. Our ability to pay dividends in the future will depend on our financial results, liquidity, financial condition, capital requirements of our business, legal requirements (including potential changes to tax laws), regulatory constraints, industry practice and other factors that the Board of Directors deems relevant. There can be no assurance that we will continue to pay any dividend even if we commence the payment of dividends.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined financial statements will be updated by an amendment to this Information Statement when the pro forma adjustments are determined.

Archeo, Inc. is a newly formed company that was created for the purpose of completing the series of transactions by which Marchex, Inc. (“Marchex”) will separate its domain and click-based advertising business (hereinafter referred to as “Archeo”) from Marchex’s mobile and call advertising business. Prior to the separation, Archeo is wholly-owned by Marchex. Archeo provides performance-based online advertising that connects advertisers with consumers across its proprietary network of owned web sites as well as third party web sites. Archeo has historically operated as part of Marchex and not as a separate stand-alone entity. The combined financial statements of Archeo, which are included elsewhere in this Information Statement, have been prepared on a “carve-out” basis from the consolidated financial statements of Marchex to represent the financial position and operating results of Archeo as if Archeo had existed on a stand-alone basis during the periods presented.

The pro forma condensed combined financial statements are derived from the historical combined financial statements of Archeo, Inc. for the year ended December 31, 2012 and the three months ended March 31, 2013, which are included elsewhere in this Information Statement. The pro forma adjustments give effect to the spin-off as described below.

These unaudited pro forma condensed combined financial statements include adjustments to reflect the following:

•	the contribution to us of all of the assets and liabilities, including the entities holding the assets and liabilities, of Archeo’s business;

•	the distribution of shares of our common stock by Marchex, Inc. to its stockholders and the elimination of historical parent company equity; and

•	the anticipated post-spin-off capital structure, as described in the notes to the unaudited pro forma condensed combined financial statements.

The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial data. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information, and we believe such assumptions are reasonable under the circumstances.

The following unaudited pro forma condensed combined financial statements should be read in conjunction with the historical combined financial statements for Archeo’s domain and advertising business and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The unaudited pro forma condensed combined financial data has been presented for informational purposes only. The pro forma data is not necessarily indicative of our results of operations or financial condition had the spin-off been completed on the date assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had we been operating as an independent, publicly-traded company during such periods. In addition, they are not necessarily indicative of our future results of operations or financial condition.

We have not yet determined the treatment of Outstanding Equity Awards and we intend to update this Information Statement, including the unaudited pro forma condensed combined financial information, to reflect this information after such treatment is finalized. See “Executive Compensation – Treatment of Outstanding Options, Restricted Stock, Restricted Stock Units and Other Awards.”

Unaudited Pro Forma Combined Balance Sheet

March 31, 2013

(in thousands, except share amounts)

	Historical	Pro Forma Adjustments		Pro Forma
Assets
Cash and cash equivalents	$—	$—	(a)	$—
Accounts receivable, net	3,002
Prepaid expenses and other current assets	1,524
Deferred tax assets	158

Total current assets	4,684
Property and equipment, net	776
Deferred tax assets	12,535
Intangible and other assets, net	246

Total assets	$18,241	$—		$—

Current liabilities:
Accounts payable	$2,066	$—		$—
Accrued expenses and other current liabilities	1,682
Deferred revenue	1,715

Total current liabilities	5,463
Other non-current liabilities	215

Total liabilities	5,678

Stockholders’ equity:
Common stock
Class A	—		(b)
Class B	—		(b)
Parent company equity	12,563		(c)
Additional paid in capital	—		(b)

Total stockholders’ equity	12,563

Total liabilities and stockholders’ equity	$18,241	$—		$—

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Combined Statement of Income

Three Months Ended March 31, 2013

(in thousands)

	Historical	Pro Forma Adjustments	Pro Forma
Revenue	$5,106	$—	$—
Expenses:
Service costs	3,298
Sales and marketing	710
Product development	737
General and administrative	632
Amortization of intangible assets from acquisition	—

Total operating expenses	5,377
Gain on sales and disposals of intangible assets	1,362

Income from operations	1,091
Other Income	—

Income before provision for income taxes	1,091
Income tax expense	391

Net income	$700	$—	$—

Pro forma basic and diluted net income per share			$—	(d)
Shares used to calculate pro forma basic net income per share
Class A				(d)
Class B				(d)
Shares used to calculate pro forma diluted net income per share
Class A				(d)
Class B				(d)

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Combined Statement of Income

Year Ended December 31, 2012

(in thousands)

	Historical	Pro Forma Adjustments	Pro Forma
Revenue	$26,419	$—	$—
Expenses:
Service costs	14,295
Sales and marketing	2,478
Product development	2,592
General and administrative	2,807
Amortization of intangible assets from acquisition	159

Total operating expenses	22,331
Gain on sales and disposals of intangible assets	6,296

Income from operations	10,384
Other Income	—

Income before provision for income taxes	10,384
Income tax expense	30,607

Net income	$(20,223)	$—	$—

Pro forma basic and diluted net income per share			$—	(d)
Shares used to calculate pro forma basic net income per share
Class A				(d)
Class B				(d)
Shares used to calculate pro forma diluted net income per share
Class A				(d)
Class B				(d)

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Archeo, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(in thousands, except per share data)

(a)	Reflects the transfer of cash from Marchex that will be part of the Archeo’s business following the Separation.

(b)	This adjustment reflects the issuance by us of our Class A and Class B common stock, par value of $0.01 per share, upon the Separation. For purpose of these pro forma financial statements, the number of Class A and Class B common shares is based on the number of Marchex Class A and Class B common shares outstanding on and an expected distribution ratio of shares of Archeo Class A common stock for each share of Marchex Class A common stock and an expected distribution ratio of shares of Archeo Class B common stock for each share of Marchex Class B common stock.

(c)	Reflects a reduction in parent company equity to reflect the distribution of shares of Archeo common stock described in (b).

(d)	Pro forma net income per share reflects the number of shares we expect have outstanding upon the completion of the distribution described in (b) of shares of Archeo Class A common stock for each share of Marchex Class A common stock and shares of Archeo Class B common stock for each share of Marchex Class B common stock.

SELECTED COMBINED FINANCIAL DATA

Archeo, Inc. is a newly formed company that was created for the purpose of completing the series of transactions by which Marchex, Inc. (“Marchex”) will separate its domain and click-based advertising business (hereinafter referred to as “Archeo”) from Marchex’s mobile and call advertising business. Prior to the separation, Archeo is wholly-owned by Marchex. Archeo provides performance-based online advertising that connects advertisers with consumers across its proprietary network of owned web sites as well as third party web sites. Archeo has historically operated as part of Marchex and not as a separate stand-alone entity. The combined financial statements of Archeo, which are included elsewhere in this Information Statement, have been prepared on a “carve-out” basis from the consolidated financial statements of Marchex to represent the financial position and operating results of Archeo as if Archeo had existed on a stand-alone basis during the periods presented. The following selected financial data reflects the combined operations of Archeo.

We derived the selected combined statement of operations data for the years ended December 31, 2012, and 2011, and the selected combined balance sheet data as of December 31, 2012 and 2011, from Archeo’s audited combined financial statements, which are included elsewhere in this Information Statement. We derived the selected combined statement of operations data for the three months ended March 31, 2013 and 2012, and the selected combined balance sheet data as of March 31, 2013 from the unaudited condensed combined financial statements of Archeo, which are included elsewhere in this Information Statement.

The combined financial statements included in this Information Statement include allocations of certain assets, liabilities, revenues and expenses and thus may not necessarily reflect our financial position, results of operations and cash flows as if we had operated as a stand-alone public company during all periods presented. Accordingly our historical results should not be relied upon as an indicator of our future performance.

To ensure a full understanding, you should read the selected combined financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited combined financial statements and accompanying notes included elsewhere in this Information Statement.

The financial data below are presented in thousands.

	Year Ended December 31,		Three Months Ended March 31,
	2011	2012	2012	2013
Revenue	$44,896	$26,419	$8,830	$5,106
Income from operations	17,003	10,384	3,293	1,091
Net income (loss)	11,068	(20,223)	2,118	700

Balance Sheet Data:

	December 31,			March 31,
	2011	2012		2013
Cash and cash equivalents	$—	$—		$—
Working capital	2,002	(323)		(779)
Total assets	56,589	18,757		18,241
Other non-current liabilities	347	196		215
Total liabilities	6,746	5,412		5,678
Parent company equity	49,843	13,345		12,563

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to provide investors with an understanding of the historical performance of Archeo, Inc. (“Archeo”) and its financial condition during the three months ended March 31, 2012 and 2013, and the fiscal years ended December 31, 2011 and 2012, prior to the proposed separation (referred to in this Management Discussion and Analysis as the “separation”) from Marchex, Inc. (“Marchex”) when Archeo was operated as part of the Marchex business.

The combined financial statements and the condensed combined financial statements of Archeo for these periods have been derived from Marchex’s consolidated financial statements and Marchex’s condensed consolidated financial statements and historical accounting records and reflect significant allocations of costs and expenses. All of these allocations and estimates in these combined financial statements and condensed combined financial statements are based on assumptions that we believe are reasonable. However, the financial statements do not necessarily represent the financial position or results of operations of Archeo had it operated as a separate independent public entity. See “Basis of Presentation” below.

The following discussion should be read in conjunction with the audited combined financial statements and condensed combined financial statements and the notes thereto which appear elsewhere in this information statement. This discussion contains forward-looking statements. Please see page     on this information statement “Forward-Looking Statements” and page     under the caption “Risk Factors” for a discussion of the risks, uncertainties and assumptions associated with these statements. All references to “we”, “our”, or “us” in this Management Discussion and Analysis refer to Archeo.

Overview

Archeo is a newly formed company that was created for the purpose of completing the series of transactions by which Marchex will separate its domain and click-based advertising business (hereinafter referred to as “Archeo”) from Marchex’s mobile and call advertising business. Prior to the separation, Archeo is wholly-owned by Marchex.

Proposed Separation

On November 1, 2012, Marchex announced that its board of directors has authorized Marchex to pursue the separation of its business into two distinct publicly traded entities. The separation is expected to be a tax-free pro rata distribution in which Marchex’s existing stockholders would hold interests in: (1) Marchex, a mobile advertising company focused on calls, and (2) Archeo, a domain and click-based advertising business. Completion of the proposed separation is subject to certain conditions, including final approval by Marchex’s board of directors, receipt of regulatory approvals, favorable opinions regarding the tax-free nature of the transaction to Marchex and to its stockholders, further due diligence as appropriate, and the filing and effectiveness of appropriate filings with the Securities and Exchange Commission. While Marchex expects to complete the separation during 2013, we cannot assure that the separation will be completed and if completed on the anticipated timeline or that the terms of the separation will not change. Following the separation, Marchex will cease to own any equity interest in Archeo, and Archeo will operate as an independent, publicly-traded company.

Description and Overview of the Business

We operate a Domain Marketplace and Advertising Marketplace. We deliver our Domain Marketplace and Advertising Marketplace products and services to many businesses and advertisers, ranging from small businesses to Fortune 500 companies. Our technology-based products and services provide performance-based online and mobile advertising that connects national and local advertisers with consumers across premium, vertical websites and proprietary properties.

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Domain Marketplace. Our Domain Marketplace is a domain and advertising marketplace that allows for the buying, selling and development of digital properties, which includes our proprietary holdings of more than 200,000 unique domains. Our proprietary holdings of digital properties range across important commercial verticals such as business and finance, professional services, directory and reference, entertainment, electronics, technology, education, shopping, health, auto and local, including zip codes. These domains are primarily .com extensions. We believe our Domain Marketplace is a source of business and local information online and a source of click-throughs within our Advertising Marketplace. Traffic to our proprietary web sites is primarily monetized with pay-per-click listings that are relevant to the web sites, as well as other forms of advertising, including impression-based advertising. We historically have not actively marketed our domain assets for sale. We intend to pursue a build, buy, sell and partner strategy as it relates to our domain assets. As Archeo moves forward, we intend to take advantage of numerous means of selling domain assets and this sales strategy is intended to be core to Archeo’s operations in the future.

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Advertising Marketplace. Archeo’s Advertising Marketplace provides performance-based online and mobile advertising that connects national and local advertisers with consumers across premium, vertical websites and proprietary properties. These connections are typically in the form of qualified leads or clicks, which is a result of customers responding to an advertisement we place on our publisher network and on our own digital properties (these include both desktop and mobile). Media costs to generate qualified leads or clicks are borne by us as a cost of providing our services. Advertisers pay us when a user responds to their advertisements in our distribution network and we pay publishers or distribution partners a percentage of the revenue generated by such actions. Pay-per-click advertisements are generally ordered based on the amount our advertisers choose to pay for a placement and the relevancy of their ads to the keyword search. We also sell pay-per-click contextual advertising placements on specialized vertical and branded publisher web sites on a pay-per-click basis. Advertisers can target the placements by vertical, site or page-specific basis. We believe our site—and page-specific approach provides publishers with an opportunity to generate revenue from their traffic while protecting their brand. Our approach gives advertisers greater transparency into the source of the traffic and relevancy of their ads and enables them to optimize the return on investment from their advertising campaigns. In addition, we generate revenue from cost-per-action events that take place on our distribution network. Cost-per-action revenue occurs when the user is redirected from one of our web sites or a third party web site in our distribution network to an advertiser’s web site and completes a specified action. We also provide presence management to selective advertisers.

We believe the following measures are primary indicators of our performance including revenue, income from operations, gain on sales and disposals of intangible assets, net, and domain asset average sales price. The following table highlights the key finance metrics for the periods presented (in thousands):

	Twelve months ended December 31,		Three months ended March 31,
	2011	2012	2012	2013
Revenue	$44,896	$26,419	$8,830	$5,106
Income from operations	17,003	10,384	3,293	1,091
Gain on sales and disposals of intangible assets, net	9,421	6,296	1,463	1,362
Domain asset average sales price	$2.3	$2.6	$1.4	$26.7

To date, we have derived the majority of our revenue through the sale of advertising in connection with our Advertising Marketplace service offerings. Our advertising revenue is primarily generated through advertising networks operated by our reseller partners and our proprietary website properties, which include performance based advertising such as pay-per-click and cost-per-acquisition advertising. Our ability to grow our advertising revenue is principally dependent upon the growth in Internet and other users that have access to our reseller partners advertisers’ listings and our ability to increase the number of advertisers who use our services and the amount these advertisers spend on our services. We experienced a significant decline in our revenue from 2011 to 2012 due in large part to limited resources and focus devoted to the Archeo business within the broader Marchex business, which has focused on its call-driven products and services. Marchex’s focus on its call-driven products and services limited new customer acquisition and the expansion of existing customer and distribution partner relationships within Archeo. We have begun to focus additional resources on Archeo products and services and believe that revenue declines in the future will be less pronounced compared to the decrease experienced from 2011 to 2012 and more stable relative to recent quarters. In addition, continued development and focus on our Domain Marketplace will enhance our ability to generate additional advertising revenue as well as generate proceeds from domain asset sales.

Our ability to generate income from operations is largely dependent on our ability to maintain and grow our revenues and effectively manage service and other costs. User acquisition costs and revenue shares to distribution partners comprise a significant portion of our service costs. We believe the landscape for distribution partners providing click-based traffic is competitive and revenue shares to distribution partners are expected to increase prospectively. The level of click-throughs contributed by our distribution partners as well as from our own proprietary web sites has varied and we expect it will continue to vary from quarter to quarter and year to year. It is difficult to predict the number of click-throughs which will be delivered to our advertisers. In addition, Archeo has historically operated as part of Marchex and not as a separate stand-alone entity. Archeo’s income from operations include certain expenses of Marchex which were allocated for certain functions, including general corporate expenses related to finance, legal, information technology, human resources, shared services, insurance, employee benefits and incentives and stock-based compensation. The allocations were based on what Archeo considered to be reasonable reflections of the historical utilization levels of these services in support of the Archeo business. After the separation, Archeo will need to operate as a separate public company independent of Marchex. As such, we expect that certain operating expenses and capital expenditures may be higher than have historically been allocated to Archeo as a member of the Marchex consolidated group. We expect that our corporate operating costs as a separate company subsequent to the separation, including those associated with being a publicly-traded company to be modestly higher than the historical allocation of expenses related to certain corporate functions. Archeo may be required to incur capital expenditures for furniture and equipment in addition to the fixed assets already recorded. It is anticipated that annual capital expenditures will be modestly higher than the historical allocation of such expenditures. Archeo’s Domain Marketplace has been, and will continue to undergo development and marketing after the separation. Overall, we do not expect the incremental costs and capital expenditures will have a significant impact on Archeo’s income from operations or liquidity.

Gain on sales of intangible assets represents gains from sales of domain name assets for the periods presented and has been a significant source of income and cash flows. We historically have not actively marketed our domain assets for sale and have not presented proceeds on sales of such domain assets as revenue in the combined financial statements of Archeo as such sales were not core to Archeo’s historical operations. We intend to pursue a build, buy, sell and partner strategy as it relates to our domain assets. As Archeo moves forward, we intend to take advantage of numerous means of selling domain assets. This sales strategy is intended to be fundamental to Archeo’s operations and therefore we anticipate such sales transactions may be recorded as revenue in the future. Our ability to generate and grow our proceeds from the sale of domain assets is largely dependent on our success in attracting buyers for such properties at favorable prices.

Basis of Presentation

Archeo has historically operated as part of Marchex and not as a separate stand-alone entity. The combined financial statements and the condensed combined financial statements of Archeo have been prepared on a “carve-out” basis from the consolidated financial statements and condensed consolidated financial statements of Marchex to represent the financial position and operating results of Archeo as if Archeo had existed on a stand-alone basis during the periods presented. Archeo’s combined financial statements and condensed combined financial statements have been derived from the consolidated financial statements and condensed consolidated financial statements and accounting records of Marchex using the historical results of operations and historical basis of assets and liabilities of Archeo’s business. These historical combined financial statements and condensed combined financial statements reflect our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States, or “U.S. GAAP.” Archeo’s financial statements include certain assets, liabilities, revenues and expenses of Marchex which were allocated for certain functions, including general corporate expenses related to finance, legal, information technology, human resources, shared services, insurance, employee benefits and incentives and stock-based compensation. These assets, liabilities, revenues and expenses have been allocated to Archeo on the basis of direct usage when identifiable, and for resources indirectly used by Archeo, allocations were based on relative headcount to reflect estimated usage by the Archeo business. Management considers the allocation methodology and results to be reasonable for all periods presented. However, these allocations may not be indicative of the actual results that Archeo would have incurred as an independent public company or of the results expected to occur in the future. As such, the combined financial statements and the condensed combined financial statements included herein may not necessarily reflect Archeo’s results of operations, financial position or cash flows in the future or what its results of operations, financial position or cash flows would have been had Archeo been an independent company during the periods presented.

The parent company equity balance in the combined financial statements and the condensed combined financial statements constitutes Marchex’s investment in Archeo and represents the excess of total assets over total liabilities, including the netting of intercompany funding balances between Archeo and Marchex. Changes in parent company equity represent Marchex’s net investment in Archeo, after giving effect to Archeo’s net income, contributions from Marchex in the form of stock-based compensation to Archeo’s employees and net distributions from Archeo to Marchex.

Presentation of Financial Reporting Periods

The comparative periods presented are for the three months ended March 31, 2012 and 2013, and for the years ended December 31, 2011 and 2012, respectively.

Revenue

We currently generate revenue through our pay-per-click advertising and proprietary web site traffic.

Our primary sources of revenue are the performance-based advertising services, which include pay-per-click services and cost-per-action services. Our secondary sources of revenue are our presence management services and campaign management services, which amounted to approximately 5% and 10% of our revenues for the three months ended March 31, 2012 and 2013, respectively, and less than 5% and 10% of our revenues for the years ended December 31, 2011 and 2012, respectively. We have no barter transactions.

We recognize revenue upon the completion of our performance obligation, provided that: (1) evidence of an arrangement exists; (2) the arrangement fee is fixed and determinable; and (3) collection is reasonably assured.

In certain cases, Archeo records revenue based on available and reported preliminary information from third parties. Collection on the related receivables may vary from reported information based upon third party refinement of the estimated and reported amounts owing that occurs subsequent to period ends. Differences between amounts recognized based on preliminary information and collection of the related receivable amounts were not significant for the periods presented.

Performance-Based Advertising Services

In providing pay-per-click advertising, we generate revenue upon our delivery of qualified and reported click-throughs to our advertisers or advertising service providers’ listings. These advertisers and advertising service providers pay us a designated transaction fee for each click-through, which occurs when a user clicks on any of their advertisement listings after it has been placed by us or by our distribution partners. Each click-through on an advertisement listing represents a completed transaction. The advertisement listings are displayed within our distribution network, which includes mobile and online search engines and applications, directories, destination sites, shopping engines, third party Internet domains or web sites, our portfolio of owned web sites, other targeted Web-based content and offline sources. We also generate revenue from cost-per-action services, which occurs when the online user is redirected from one of our web sites or a third party web site in our distribution network to an advertiser web site and completes the specified action.

In providing pay-per-click contextual targeting services, advertisers purchase keywords or keyword strings, based on an amount they choose for a targeted placement on vertically-focused web sites or specific pages of a web site that are specific to their products or services and their marketing objectives. The contextual results distributed by our services are prioritized for users by the amount the advertiser is willing to pay each time a user clicks on the merchant’s advertisement and the relevance of the merchant’s advertisement, which is dictated by historical click-through rates. Advertisers pay us when a click-through occurs on their advertisement.

Search Marketing Services

Advertisers pay us additional fees for products and services such as presence management. Advertisers generally pay us on a click-through basis, although in certain cases we receive a fixed fee for delivery of these services. In some cases we also deliver impression-based campaigns for select advertisers. We may also charge initial set-up, account, service or inclusion fees as part of our services.

Impression-based advertising revenue may be based on a fixed fee per click and is generated and recognized on click-through activity. In other cases, impression-based payment terms are volume-based with revenue generated and recognized when impressions are delivered.

Non-refundable account set-up fees are paid by advertisers and are recognized ratably over the longer of the term of the contract or the average expected advertiser relationship period, which generally ranges from twelve months to more than two years. Other account and service fees are recognized in the month or period the account fee or services relate to.

Industry and Market Factors

Advertising transactions continue to shift from offline to online as the digital economy evolves. This has contributed to the rapid growth of advertising spending online within the industry. However, we experienced a significant decline in our revenue from 2011 to 2012 due in large part to limited resources and focus devoted to the Archeo business within the broader Marchex business, which has focused on its call-driven products and services. Marchex’s focus on its call-driven products and services limited new customer acquisition and the expansion of existing customer relationships within Archeo. We have begun to focus additional resources on Archeo products and services and believe that revenue declines in the future will be less pronounced compared to 2011 and 2012 and more stable relative to recent quarters. In addition, continued development and focus on our Domain Marketplace will enhance our ability to generate additional advertising revenue as well as generate proceeds from domain asset sales. However, if there is a further general economic downturn, this may cause advertisers to reduce the amount they spend on mobile and online advertising, including the amount they are willing to pay for each click or impression, which could negatively affect our revenues.

We enter into agreements with various mobile, online and offline distribution partners to provide distribution for pay-per-click advertisement listings which contain URL strings of our advertisers. We generally pay distribution partners based on a percentage of revenue or a fixed amount for each click-through on these listings. The level of click-throughs contributed by our distribution partners has varied, and we expect it will continue to vary, from quarter to quarter and year to year, sometimes significantly. If we do not add new distribution partners, renew our current distribution partner agreements, replace traffic lost from terminated distribution agreements with other sources or if our distribution partners’ search businesses do not grow or are adversely affected, our revenue and results of operations may be materially and adversely affected. Our ability to grow will be impacted by our ability to increase our distribution, which impacts the number of mobile and Internet users who have access to our advertisers’ listings and the rate at which our advertisers are able to convert clicks from these mobile and Internet users into completed transactions, such as a purchase or sign up. Our ability to grow also depends on our ability to continue to increase the number of advertisers who use our services and the amount these advertisers spend on our services.

We anticipate that these variables will fluctuate in the future, affecting our ability to grow and our financial results. In particular, it is difficult to project the number of click-throughs which will be delivered to our advertisers and how much advertisers will spend with us, and it is even more difficult to anticipate the average revenue per click-through. It is also difficult to anticipate the impact of worldwide economic conditions on advertising budgets.

In addition, we believe we will experience seasonality. Our quarterly results have fluctuated in the past and may fluctuate in the future due to seasonal fluctuations in levels of mobile and Internet usage and seasonal purchasing cycles of many advertisers. Our experience has shown that during the spring and summer months, mobile and Internet usage is lower than during other times of the year, especially in comparison to the fourth quarter of the calendar year. The extent to which usage may decrease during these off-peak periods is difficult to predict. Prolonged or severe decreases in usage during these periods may adversely affect our growth rate and results. Additionally, the current business environment has generally resulted in advertisers and reseller partners reducing advertising and marketing services budgets or changing such budgets throughout the year, which we expect will impact our quarterly results of operations in addition to the typical seasonality seen in our industry.

Service Costs

Our service costs represent the cost of providing our performance-based advertising services and our search marketing services. The service costs that we have incurred in the periods presented primarily include:

•	user acquisition costs;

•	amortization of intangible assets;

•	license and content fees;

•	credit card processing fees;

•	network operations;

•	serving our search results;

•	maintaining our web sites;

•	domain name registration renewal fees;

•	network fees;

•	fees paid to outside service providers;

•	delivering customer service;

•	depreciation of our web sites and network equipment;

•	colocation service charges of our network web site equipment;

•	bandwidth and software license fees;

•	payroll and related expenses of related personnel; and

•	stock-based compensation of related personnel.

User Acquisition Costs

For the periods presented the largest component of our service costs consist of user acquisition costs that relate primarily to payments made to distribution partners for access to their mobile, online, offline, or other user traffic. We enter into agreements of varying durations with distribution partners that integrate our services into their web sites and indexes. The primary economic structure of the distribution partner agreements is a variable payment based on a specified percentage of revenue.

•	fixed payments, based on a guaranteed minimum amount of usage delivered;

•	variable payments based on a specified metric, such as number of click-throughs; and

•	a combination arrangement with both fixed and variable amounts that may be paid in advance.

We expense user acquisition costs based on whether the agreement provides for fixed or variable payments. Agreements with fixed payments with minimum guaranteed amounts of usage are expensed as the greater of the pro-rata amount over the term of arrangement or the actual usage delivered to date based on the contractual revenue share. Agreements with variable payments based on a percentage of revenue, number of click-throughs or other metrics are expensed as incurred based on the volume of the underlying activity or revenue multiplied by the agreed-upon price or rate.

Sales and Marketing

Sales and marketing expenses consist primarily of:

•	payroll and related expenses for personnel engaged in marketing and sales functions;

•	advertising and promotional expenditures including online and outside marketing activities;

•	cost of systems used to sell to and serve advertisers; and

•	stock-based compensation of related personnel.

Product Development

Product development costs consist primarily of expenses incurred in the research and development, creation and enhancement of our web sites and services.

Our research and development expenses include:

•	payroll and related expenses for personnel;

•	costs of computer hardware and software;

•	costs incurred in developing features and functionality of the services we offer; and

•	stock-based compensation of related personnel.

For the periods presented, substantially all of our product development expenses are research and development.

Product development costs are expensed as incurred or capitalized into property and equipment in accordance with FASB ASC 350. This statement requires that costs incurred in the preliminary project and post-implementation stages of an internal use software project be expensed as incurred and that certain costs incurred in the application development stage of a project be capitalized.

General and Administrative

General and administrative expenses consist primarily of:

•	payroll and related expenses for executive and administrative personnel;

•	professional services, including accounting, legal and insurance;

•	bad debt provisions;

•	facilities costs;

•	other general corporate expenses; and

•	stock-based compensation of related personnel.

Stock-Based Compensation

Marchex offers a stock incentive plan (the “Plan”) which allows for grants of both stock option and restricted stock awards to employees, officers, non-employee directors, and consultants, including individuals that have directly or indirectly provided services to Archeo. Under the Plan, stock options may be designated as incentive or non-qualified stock options at the discretion of the Plan’s Administrative Committee. The stock-based compensation expenses recognized by Archeo include all of the stock-based payment expenses directly attributable to services rendered by Archeo employees and consultants and allocations of indirect expenses attributable to Marchex employees, consultants and directors that provide general corporate services that have been deemed allocable to Archeo.

Archeo accounts for stock-based compensation using the fair value method. Stock-based compensation expense is recorded during the period based on the fair value of the portion of stock-based payment awards that are ultimately expected to vest. Stock-based payment awards are expensed on a straight-line basis over the requisite service period. As the obligations related to stock-based awards under the Marchex Plan are satisfied by Marchex, the allocation to Archeo of its proportionate share of the related expenses is reflected as a component of parent company equity in the accompanying combined financial statements and condensed combined financial statements.

Stock-based compensation expense has been included in the same lines as compensation paid to the same employees in the combined statement of operations and the condensed combined statement of operations

Amortization of Intangibles from Acquisitions

Amortization of intangible assets excluding goodwill relates to intangible assets identified in connection with our acquisitions.

The intangible assets have been identified as:

•	non-competition agreements;

•	trademarks and Internet domain names;

•	distributor relationships;

•	advertising relationships;

•	patents; and

•	acquired technology.

These assets are amortized over useful lives ranging from 12 to 84 months.

Provision for Income Taxes

Archeo utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in results of operations in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

The income and expenses of Archeo were included in the consolidated federal and certain state and local income tax returns of Marchex. Income taxes reflected in Archeo’s combined financial statements and condensed combined financial statements have been calculated on a separate return basis as if the Archeo business were a separate taxable group. There was no tax sharing agreement in place between Archeo and Marchex for all periods presented. After the proposed separation, Archeo will not be included in the Marchex consolidated tax return. Income tax expense generated by Archeo has been reflected as a component of parent company equity in the accompanying combined financial statements and the condensed combined financial statements. Such tax provisions amounted to $1.2 million and $391,000 for the three months ended March 31, 2012 and 2013, respectively, and $6.0 million and $30.6 million for the years ended December 31, 2011 and 2012, respectively.

Off Balance Sheet Arrangements

At March 31, 2012 and 2013 and December 31, 2011 and December 31, 2012, Archeo was not a party to any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity or capital resources other than those contractual obligations disclosed in Liquidity and Capital Resources.

Comparison of the three months ended March 31, 2012 to the three months ended March 31, 2013.

Revenue.

Revenue decreased 42% from $8.8 million for the three months ended March 31, 2012 to $5.1 million for the three months ended March 31, 2013. Our proprietary web site traffic revenues decreased $2.2 million and were primarily a result of decreased revenues for cost-per-actions from resellers related to our local search and directory web sites. Revenues from our pay-per-click services decreased $1.6 million due in part to fewer advertisers spending on our partner network and lower advertiser spend budgets. These decreases were partially offset by an increase in presence management revenues of $100,000.

Expenses

Expenses were as follows (in thousands):

	Three months ended March 31,
	2012	% revenue	2013	% revenue
Service costs	$4,294	49%	$3,298	65%
Sales and marketing	936	11%	710	14%
Product development	803	9%	737	14%
General and administrative	811	9%	632	12%
Amortization of intangible assets from acquisitions	156	2%	—	0%

	$7,000	79%	$5,377	105%

We record stock-based compensation expense under the fair value method. In the three months ended March 31, 2012, we recorded $420,000 of stock-based compensation expense as compared to $264,000 in the three months ended March 31, 2013. This stock-based compensation expense has been included in the same lines as compensation paid to the same employees in the combined statement of operations.

Stock-based compensation expense was included in the following operating expense categories as follows (in thousands):

	Three months ended March 31,
	2012	2013
Service costs	$60	$67
Sales and marketing	7	3
Product development	33	22
General and administrative	320	172

Total stock-based compensation	$420	$264

Service Costs. Service costs decreased 23%, from $4.3 million for the three months ended March 31, 2012 to $3.3 million for the three months ended March 31, 2013. The $1.0 million decrease was primarily attributable to a $900,000 decrease in distribution partner payments and a $250,000 decreases in domain amortization offset by $150,000 increase in personnel costs and communication and network costs. The increase as a percentage of revenue in service costs for the three months ended March 31, 2013 compared to the same period in 2012 was primarily a result of revenues decreasing at a faster rate when compared to the decrease in service costs. Furthermore, service costs increased as a percentage of revenue due to a decrease in the proportion of our proprietary web site traffic revenues, which do not have associated distribution partner payments.

We expect that user acquisition costs and revenue shares to distribution partners are likely to increase prospectively given the competitive landscape for distribution partners. To the extent that payments to pay-per-click or cost-per-action distribution partners make up a larger percentage of future operations, or the addition or renewal of existing distribution partner agreements are on terms less favorable to us, we expect that service costs will increase as a percentage of revenue. To the extent of revenue declines in these areas, we expect revenue shares to distribution partners to decrease in absolute dollars. Our proprietary web site traffic revenues have a lower service cost as a percentage of revenue relative to our overall service cost percentage. Our proprietary web site traffic revenues have no corresponding distribution partner payments. To the extent our proprietary web site traffic revenues make up a smaller percentage of our future operations, we expect that service costs will increase as a percentage of revenue. We expect with an increase in the proportion of partner and other revenue sources and additional investment in our network, service costs will increase as a percentage of revenue in the near term. We also expect that in the longer term service costs will increase in absolute dollars as a result of costs associated with the expansion of our operations and network infrastructure as we scale and adapt to increases in the volume of transactions and traffic and invest in our platforms as required as a standalone company.

Sales and Marketing. Sales and marketing expenses decreased 24% from $936,000 for the three months ended March 31, 2012 to $710,000 for the three months ended March 31, 2013. As a percentage of revenue, sales and marketing expenses were 11% and 14% for the three months ended March 31, 2012 and 2013, respectively. The net decrease in dollars was related primarily to a $411,000 decreases in advertising and marketing activities offset by an $185,000 increase in personnel cost. The increase as a percentage of revenue in sales and marketing expenses for the three months ended March 31, 2013 compared to the same period in 2012 was primarily a result of revenues decreasing at a faster rate when compared to the decrease in sales and marketing expenses. We expect some volatility in sales and marketing expenses based on the timing of marketing initiatives and that sales and marketing expenses will increase in connection with any revenue increase and to the extent that we also increase our marketing activities as required as a standalone company and correspondingly could increase as a percentage of revenue.

Product Development. Product development expenses decreased 8% from $803,000 for the three months ended March 31, 2012 to $737,000 for the three months ended March 31, 2013. The decrease was primarily due to a decrease in personnel costs and share-based compensation. As a percentage of revenue, product development expenses were 9% and 14% for the three months ended March 31, 2012 and 2013, respectively. The increase as a percentage of revenue in product development expense for the three months ended March 31, 2013 compared to the same period in 2012 was primarily a result of revenues decreasing at a faster rate when compared to the decrease in product development costs. In the longer term, we expect that product development expenses will increase in absolute dollars as we increase the number of personnel and consultants to enhance our service offerings and as a result of additional stock-based compensation expense.

General and Administrative. General and administrative expenses decreased 22%, from $811,000 for the three months ended March 31, 2012 to $632,000 for the three months ended March 31, 2013. The decrease in dollars was primarily due to an aggregate decrease in stock-based compensation and bad debt expense of $256,000, offset by an increase in personnel costs and business taxes of approximately $77,000. As a percentage of revenue, general and administrative expenses were 9% and 12% for the three months ended March 31, 2012 and 2013, respectively. The increase as a percentage of revenue in general and administrative expenses for the three months ended March 31, 2013 compared to the same period in 2012 was primarily a result of revenues decreasing at a faster rate when compared to the decrease in general and administrative expenses. We expect that our general and administrative expenses will increase in the longer term to the extent that we expand our operations and incur additional costs in connection with being a standalone public company, including expenses related to professional fees and insurance, and as a result of stock-based compensation expense.

Amortization of Intangible Assets from Acquisitions. Intangible amortization expense decreased from $156,000 for the three months ended March 31, 2012 to zero for the three months ended March 31, 2013. The decrease was associated with intangible assets from prior acquisitions becoming fully amortized. During 2012 the amortization of intangibles pertained to service costs.

No impairment of Archeo’s intangible assets has been identified in 2013. Events and circumstances considered in determining whether the carrying value of amortizable intangible assets may not be recoverable include, but are not limited to: significant changes in performance relative to expected operating results; significant changes in the use of the assets; significant negative industry or economic trends; or a significant decline in Marchex’s stock price and/or market capitalization for a sustained period of time. The current business environment is subject to evolving market conditions and requires significant management judgment to interpret the potential impact to our assumptions. To the extent that changes in the current business environment impact Archeo’s ability to achieve levels of forecasted operating results and cash flows, or should other events occur indicating the remaining carrying value of our assets might be impaired, Archeo would test its intangible assets for impairment and may recognize an additional impairment loss to the extent that the carrying amount exceeds such assets’ fair values.

Gain on sales and disposals of intangible assets, net. Gain on sales and disposals of intangible assets, net were $1.5 million for the three months ended March 31, 2012 as compared to $1.4 million in the same period in 2013 and were primarily attributable to the sales and disposals of Internet domain names. The decrease was due to a fewer number of domain sales during the three months ended March 31, 2013 compared to the same period in 2012.

Income Taxes. Income tax expense for the three months ended March 31, 2012 was $1.2 million compared to an income tax expense of $391,000 for the three months ended March 31, 2013. In 2012 and 2013, the effective tax rate of 36% differed from the expected statutory tax rate of 34%, due to non-deductible stock-based compensation related to restricted stock and incentive stock options recorded under the fair-value method and other non-deductible amounts.

Net Income. Net income decreased from $2.1 million for the three months ended March 31, 2012 to $700,000 for the three months ended March 31, 2013. The decrease was primarily attributable to a decline in revenue net of operating expenses of $2.1 million and a decrease in gains on sales of intangible assets of $100,000, offset by a decrease in income tax expense of $800,000.

Comparison of the year ended December 31, 2011 to the year ended December 31, 2012.

Revenue

Our pay-per-click advertising revenues are primarily generated using third party distribution networks to deliver the pay-per-click advertisers’ listings. The distribution network includes search engines, directories and third party vertical and branded web sites. We generate revenue upon delivery of qualified and reported click-throughs to our advertisers or to advertising services providers’ listings. We also generate revenue from cost-per-action services, which occurs when an online user is redirected from one of four web sites or a third party web site in our distribution network to an advertiser web site and completes the specified action. We pay a revenue share to the distribution partners to access their mobile, online, offline or other user traffic. Our proprietary web site traffic revenues are generated from our portfolio of owned web sites which are monetized with pay-per-click listings that are relevant to the web sites, as well as other forms of advertising, including impression-based advertising. When an online user navigates to one of our web sites and clicks on a particular listing or completes the specified action, we receive a fee. Other revenues include our presence management services.

Archeo has experienced significant declines in revenue as a result of several factors including reduced focus on the Archeo business within the Marchex group that has been primarily focused on its call-driven products and services. Marchex’s focus on the call-driven products and services limited new customer acquisition and the expansion of existing customer relationships within Archeo. Other factors include the economic recession, the loss of customers and reductions in advertising spend amounts by customers as they seek larger volume levels and customized advertising solutions, and increased competition. Specifically, revenue decreased 41% from $44.9 million in 2011 compared to $26.4 million in 2012. The decrease is due to a decline in our proprietary web site traffic revenues of $9.5 million and was primarily a result of decreased revenues for cost-per-actions from resellers related to our local search and directory web sites driven by lower advertiser spend amounts by certain resellers. In addition, revenues from our pay-per-click services decreased by $9.0 million, primarily due to the loss of some customers and lower advertiser spend amounts. We have begun to focus additional resources on Archeo products and services and believe that revenue declines in the future will be less pronounced compared to the decrease experienced from 2011 to 2012 and more stable relative to recent quarters. In addition, continued development and focus on our Domain Marketplace will enhance our ability to generate additional advertising revenue as well as generate proceeds from domain asset sales. There can be no assurance that increased management focus and resource investment will be successful in reversing these trends.

We benefit from the established relationships and national sales teams that certain of our reseller partners have in place throughout the U.S. These advertiser reseller partners refer or bring advertisers to us for the purchase of various advertising products and services. We derive a sizeable portion of our total revenue through these advertiser reseller partners. During 2012, two of these reseller partners, YP Holdings, LLC (“YP”) and hibu Inc. (formerly Yellowbook USA Inc.) (“hibu”), generated more than 10% of our total revenues. For the year end as of December 31, 2012, YP and hibu were responsible for approximately 31% and 12% of our total revenues, respectively. Under our primary arrangement with YP, we provide pay-per-click advertising services on a non-exclusive basis through their existing sales channels. We also provide presence management services to YP. Under our primary arrangement with hibu, we provide cost-per-action services whereby we are paid for completed search queries taking place on our local search and directory websites. If our business relationship with either YP or hibu is terminated or a decrease in revenue from either of these customers occurs, our business could be adversely affected.

A significant amount of revenue attributed to our network of our owned and operated web sites comes through our agreement with Google, Inc. (“Google”). For the year ended December 31, 2012, Google was responsible for approximately 14% of our total revenues. Under our agreement with Google, Google has certain limited exclusive and preferential rights with respect to the commercialization of many of our web sites through paid listings. Revenues derived from these web sites are based on a revenue share from those paid listings or other advertisements allocated by Google, in their sole discretion, to these web sites. Under our agreement with Google, we do not act as the primary obligor to the advertisers and we report the related revenue on a net basis, that is, for the amount of the revenue that we receive from Google. Google controls the delivery of a portion of the paid listings to many of these web sites. As a result, the monetization of these Web sites is presently largely dependent on the revenue from the paid listings allocated by Google and its subsidiaries to these Web sites. This allocation may depend on Google’s advertiser base, internal policies in effect from time to time, perceived quality of traffic, origin of traffic, history of performance and conversion, technical and network changes made by Google, among many factors and determinations which may or may not be controlled by us or known to us. In addition to the aforementioned factors, if our business relationship with Google is terminated, we may not be able to replace it with another large-scale provider of paid listings under terms which allow us to increase or maintain the amount of revenue attributable to our network of web sites.

Our ability to maintain and grow our revenues will depend in part on maintaining and increasing the number of click-throughs and cost-per-action events performed by users of our service through our distribution partners and proprietary web site traffic sources and maintaining and increasing the number and volume of transactions and favorable variable payment terms with advertisers and advertising services providers, which we believe is dependent in part on marketing our web sites and delivering high quality traffic that ultimately results in purchases or conversions for our advertisers and advertising services providers. We may increase our direct monetization of our proprietary traffic sources which may not be at the same rate levels as other advertising providers and could adversely affect our revenues and results of operations. Companies distributing advertising through the internet have experienced, and will likely continue to experience, consolidation. As a result, the larger distribution partners have greater control over determining the market terms of distribution, including click-based advertisements and cost of placement. If we do not add new distribution partners, renew our current distribution partner agreements or replace traffic lost from terminated distribution agreements with other sources or if our distribution partners’ businesses do not grow or are adversely affected, or our distribution partners adversely impact market terms of distribution, our revenue and results of operations may be materially and adversely affected. If revenue grows and the volume of transactions and traffic increases, we will need to expand our network infrastructure. Inefficiencies in our network infrastructure to scale and adapt to higher traffic volumes could materially and adversely affect our revenue and results of operations.

We anticipate that these variables will fluctuate in the future, affecting our growth rate and our financial results. In particular, it is difficult to project the number of click-throughs we will deliver to our advertisers and how much advertisers will spend with us, and it is even more difficult to anticipate the average revenue per click-through. It is also difficult to anticipate the impact of worldwide economic conditions on advertising budgets. In addition, we believe we will experience seasonality with our business. Our quarterly results have fluctuated in the past and may fluctuate in the future due to seasonal fluctuations in levels of mobile and Internet usage and seasonal purchasing cycles of many advertisers. Our experience has shown that during the spring and summer months, mobile and Internet usage is generally lower than during other times of the year. The extent to which usage may decrease during these off-peak periods is difficult to predict. Prolonged or severe decreases in usage during these periods may adversely affect our growth rate and results. Additionally, the current business environment has resulted in many advertisers and reseller partners reducing advertising and marketing services budgets or changing such budgets throughout the year, which we expect will impact our quarterly results of operations in addition to the typical seasonality seen in our industry.

Expenses

Expenses were as follows (in thousands):

	Twelve months ended December 31,
	2011	% revenue	2012	% revenue
Service costs	$23,999	53%	$14,295	54%
Sales and marketing	4,029	9%	2,478	9%
Product development	4,086	9%	2,592	10%
General and administrative	3,782	8%	2,807	11%
Amortization of intangible assets from acquisitions	1,418	3%	159	1%

	$37,314	83%	$22,331	85%

We record stock-based compensation expense under the fair value method. For the years ended December 31, 2011 and 2012, we recorded approximately $2.3 million and $1.6 million of stock-based compensation expense, respectively. This stock-based compensation expense has been included in the same lines as compensation paid to the same employees in the combined statement of operations.

Stock-based compensation expense was included in the following operating expense categories as follows (in thousands):

	Twelve months ended December 31,
	2011	2012
Service costs	$158	$250
Sales and marketing	94	17
Product development	128	107
General and administrative	1,881	1,217

Total stock-based compensation	$2,261	$1,591

Service Costs. Service costs decreased 40%, from $24.0 million in 2011 to $14.3 million in 2012. The decrease was primarily attributable to an $8.2 million decrease in distribution partner payments and decreases in internet domain amortization, personnel costs, communication and network costs and fees paid to outside service providers totaling $1.6 million. Service costs represented 53% of revenue in 2011 compared to 54% in 2012. The increase as a percentage of revenue in service costs was due to a slightly larger decrease in revenue in relationship to costs.

We expect that user acquisition costs and revenue shares to distribution partners are likely to increase prospectively given the competitive landscape for distribution partners. To the extent that payments to pay-per-click or cost-per-action distribution partners make up a larger percentage of future operations, or the addition or renewal of existing distribution partner agreements are on terms less favorable to us, we expect that service costs will increase as a percentage of revenue. To the extent of revenue declines in these areas, we expect revenue shares to distribution partners to decrease in absolute dollars. Our proprietary web site traffic revenues have a lower service cost as a percentage of revenue relative to our overall service cost percentage. Our proprietary web site traffic revenues have no corresponding distribution partner payments. To the extent our proprietary web site traffic revenues make up a smaller percentage of our future operations, we expect that service costs will increase as a percentage of revenue. We expect with an increase in the proportion of partner and other revenue sources and additional investment in our network, service costs will increase as a percentage of revenue in the near term. We also expect that in the longer term service costs will increase in absolute dollars as a result of costs associated with the expansion of our operations and network infrastructure as we scale and adapt to increases in the volume of transactions and traffic and invest in our platforms.

Sales and Marketing. Sales and marketing expenses decreased 39% from approximately $4.0 million in 2011 to $2.5 million in 2012. As a percentage of revenue, sales and marketing expenses were 9% for both 2011 and 2012, respectively. The net decrease in dollars was related primarily to a decrease in advertising and marketing activities. We expect some volatility in sales and marketing expenses based on the timing of marketing initiatives. We expect that sales and marketing expenses will increase in connection with any revenue increase to the extent that we also increase our marketing activities and correspondingly could increase as a percentage of revenue.

Product Development. Product development expenses decreased 37% from approximately $4.1 million in 2011 to $2.6 million in 2012. The decrease in dollars was primarily due to a decrease in personnel costs and stock-based compensation totaling $1.4 million. As a percentage of revenue, product development expenses were 9% and 10% in 2011 and 2012, respectively. The 2012 increase as a percentage of revenue in product development expense as compared to 2011 was primarily a result of revenues decreasing at a faster rate than the decrease in product development costs. In the longer term, we expect that product development expenses will increase in absolute dollars as we increase the number of personnel and consultants to enhance our product and service offerings and as a result of additional stock-based compensation expense.

General and Administrative. General and administrative expenses decreased 26%, from $3.8 million in 2011 to $2.8 million in 2012. The decrease in dollars was primarily due to a decrease in personnel costs, stock-based compensation, and business taxes totaling $1.1 million. As a percentage of revenue, general and administrative expenses were 8% and 11% in 2011 and 2012, respectively. We expect that our general and administrative expenses will increase in the longer term to the extent that we expand our operations and incur additional costs in connection with being a stand-alone public company, including expenses related to professional fees and insurance, and as a result of stock-based compensation expense.

Amortization of Intangible Assets from Acquisitions. Intangible amortization expense decreased from $1.4 million in 2011 to $159,000 in 2012. The decrease was associated with all intangible assets from prior acquisitions becoming fully amortized during 2012. During 2011 and 2012, the amortization of intangibles pertained to service costs.

Our purchase accounting resulted in all assets and liabilities from our acquisitions being recorded at their estimated fair values on their respective acquisition dates. All identifiable intangible assets and liabilities resulting from our acquisitions have been recorded in our financial statements. Events and circumstances considered in determining whether the carrying value of amortizable intangible assets may not be recoverable include, but are not limited to: significant changes in performance relative to expected operating results; significant changes in the use of the assets; significant negative industry or economic trends; or a significant decline in Marchex’s stock price and/or market capitalization for a sustained period of time.

No impairment of Archeo’s intangible assets has been identified in 2011 and 2012. The current business environment is subject to evolving market conditions and requires significant management judgment to interpret the potential impact to our assumptions. To the extent that changes in the current business environment impact Archeo’s ability to achieve levels of forecasted operating results and cash flows, or should other events occur indicating the remaining carrying value of our assets might be impaired, Archeo would test its intangible assets for impairment and may recognize an additional impairment loss to the extent that the carrying amount exceeds such assets’ fair values.

Gain on sales and disposals of intangible assets, net. Gain on sales and disposals of intangible assets, net were $9.4 million in 2011 compared to $6.3 million in 2012, and were primarily attributable to the sales and disposals of Internet domain names. The decrease of $3.1 million was due to a fewer number of domain sales in 2012 compared to 2011 and to lower average sales prices of domains in 2012 compared to 2011.

Other income. Other income was $17,000 and less than $1,000 in 2011 and 2012, respectively.

Income Taxes. Income tax expense in 2011 was $6.0 million compared to an income tax expense of $30.6 million in 2012. In 2011, the effective tax rate approximated the expected statutory tax rate of 35%. However, in 2012 the effective tax rate of 295% was significantly higher than the expected statutory tax rate of 35% because of the establishment of a deferred tax asset valuation allowance of $26.9 million.

During 2011 and 2012, we recognized excess tax benefits (shortfall) on stock option exercises, restricted stock vesting, and dividends paid on unvested restricted stock of approximately $128,000 and ($455,000) respectively, which were recorded to parent company equity.

Net Income/(loss). Net income decreased from $11.1 million in 2011 to a net loss of ($20.2) million in 2012. The decrease was primarily attributable to a decrease in income from operations, before gains on sales of intangible assets, due to revenue declining at a higher rate than the decrease in operating expenses, an increase in income tax expense due to the establishment of a deferred tax valuation allowance of $26.9 million, and a decrease in gains on sales of intangible assets.

Liquidity and Capital Resources

Historically, Marchex has provided financing, cash management and other treasury services to Archeo and as a result, no separate cash accounts for Archeo were historically maintained. Archeo’s cash balances are swept by Marchex, and historically Archeo has received funding from Marchex for all operating and investing cash needs. Cash transferred to and from Marchex has historically been recorded as intercompany payables and receivables which are reflected in parent company equity in the accompanying combined financial statements and the condensed combined financial statements. Cash and cash equivalents maintained by Marchex are not included in the accompanying combined financial statements and the condensed combined financial statements.

Archeo is currently evaluating what its financing and capital resource needs will be upon the completion of the separation from Marchex, and will determine whether any additional financing arrangements may be necessary prior to the separation date. As of March 31, 2013, Marchex had cash and cash equivalents of $17.1 million. Upon the completion of the separation, we anticipate the majority of the cash and cash equivalents will remain with Marchex as we believe that our resources and cash flow provided by ongoing operations will be sufficient to fund our operations as well as any potential shareholder dividend distributions, if any, for at least twelve months. Archeo’s operations have historically generated positive cash flow from operating and investing activities. Sources of cash have included cash flow from operations of our business and proceeds from sales of intangible assets, comprised primarily of domain name assets. However, as operating cash flows have decreased from 2011 to 2012, we may be dependent upon our ability to access the capital and credit markets in order to finance future expansion and ongoing operations.

Cash provided by operating activities primarily consists of a net income adjusted for certain non-cash items such as amortization and depreciation, deferred income taxes, stock-based compensation, gain on sale of intangible assets net, and changes in working capital.

Cash provided by operating activities for the three months ended March 31, 2013 of $566,000 consisted primarily of net income of $700,000 adjusted for non-cash items of approximately $900,000, including depreciation and amortization, allowance for doubtful accounts and advertiser credits, stock-based compensation, and deferred income taxes, gain on sales and disposals of intangible assets, net of $1.4 million and $325,000 provided by working capital and other activities. Cash provided by operating activities for the three months ended March 31, 2012 of approximately $3.6 million consisted primarily of net income of $2.1 million adjusted for non-cash items of approximately $2.5 million, including depreciation, amortization of intangible assets, allowance for doubtful accounts and advertiser credits, stock-based compensation, deferred income taxes, gain on sales and disposals of intangible assets, net of $1.5 million and $447,000 provided by working capital and other activities.

Cash provided by operating activities for the year ended December 31, 2012 of approximately $11.5 million consisted primarily of a net loss of $20.2 million adjusted for non-cash items of approximately $36.1 million, including depreciation, amortization of intangible assets, allowance for doubtful accounts and advertiser credits, stock-based compensation, deferred income taxes, gain on sales and disposals of intangible assets, net of $6.3 million, and $1.9 million provided from working capital and other activities. Cash provided by operating activities for the year ended December 31, 2011 of approximately $10.3 million consisted primarily of net income of $11.1 million adjusted for non-cash items of approximately $10.2 million, including depreciation, amortization of intangible assets, allowance for doubtful accounts and advertiser credits, stock-based compensation, deferred income taxes, gain on sales and disposals of intangible assets, net of $9.4 million and $1.6 million used for working capital and other activities.

With respect to a significant portion of our pay-per-click advertising services, the amount payable to the distribution partners will be calculated at the end of a calendar month, with a payment period following the delivery of the click-throughs. We generally receive payment from advertisers in close proximity or in some cases prior to the timing of the corresponding payments to the distribution partners who provide placement for the listings. These services constituted the majority of revenue in the three months ended March 31, 2012 and 2013, and in the years ended December 31, 2011 and 2012, respectively. In certain cases, payments to distribution partners are paid in advance or are fixed in advance based on a guaranteed minimum amount of usage delivered. We have no corresponding payments to distribution partners related to our proprietary web site traffic revenues.

Nearly all of the reseller partner arrangements are billed on a monthly basis following the month of our click-through delivery. This payment structure results in our advancement of monies to the distribution partners who have provided the corresponding placements of the listings. For these services, reseller partner payments are generally received two to four weeks following payment to the distribution partners. We expect that in the future periods, if the amounts from our reseller partner arrangements account for a greater percentage of our operating activity, working capital requirements will increase as a result.

We have payment arrangements with reseller partners particularly related to our proprietary web site traffic sources, such as YP Holdings, LLC (“YP”) and hibu, Inc. (formerly known as Yellowbook USA Inc.) (“hibu”) whereby we receive payment between 30 and 60 days following the delivery of services. For the three months ended March 31, 2012 amounts from these partners totaled 45% of revenue and $2.8 million in accounts receivable. For the three months ended March 31, 2013, amounts from these partners totaled 47% of revenue and $1.7 million in accounts receivable. For the year end as of December 31, 2011 amounts from these partners totaled 45% of revenue and $3.0 million in accounts receivable. For the year end as of December 31, 2012, amounts from these partners totaled 43% of revenue and $1.3 million in accounts receivable. Based on the timing of payments, we generally have this level of amounts in outstanding accounts receivable at any given time from these partners. There can be no assurances that these partners or other advertisers will not experience further financial difficulty, curtail operations, reduce or eliminate spend budgets, delay payments or otherwise forfeit balances owed. Net accounts receivable balances outstanding at March 31, 2012 and 2013 from YP totaled $1.8 million and $888,000, respectively. Net accounts receivable balances outstanding at March 31, 2012 and 2013 from hibu totaled $1.0 million and $788,000, respectively. Net accounts receivable balances outstanding at December 31, 2011 and 2012 from YP totaled $2.4 million and $731,000, respectively. Net accounts receivable balances outstanding at December 31, 2011 and 2012 from hibu totaled $584,000 and $529,000, respectively.

In addition, a significant amount of revenue attributed to our network of our owned and operated web sites comes through our agreement with Google. For the three months ended March 31, 2012 and 2013, Google was responsible for approximately 13% and 14% of our total revenues, respectively. Net accounts receivable balances outstanding at March 31, 2012 and 2013 from Google totaled $367,000 and $200,000, respectively. For the years ended December 31, 2011 and 2012, Google was responsible for approximately 12% and 14% of our total revenues, respectively. Net accounts receivable balances outstanding at December 31, 2011 and 2012 from Google totaled $371,000 and $211,000, respectively.

Cash provided by investing activities for the three months ended March 31, 2013 of approximately $1.2 million was primarily attributable to proceeds from the sales of intangible assets of approximately $1.4 million, which were offset slightly by net purchases for property and equipment of $183,000. Cash provided by investing activities for the three months ended March 31, 2012 of approximately $1.5 million was attributable to proceeds from the sales of intangible assets of approximately $1.5 million.

Cash provided by investing activities for the year ended December 31, 2012 of approximately $6.2 million was primarily attributable to proceeds from the sales of intangible assets of approximately $6.3 million, offset slightly by net purchases of property and equipment of $159,000. Cash provided by investing activities for the year ended December 31, 2011 of approximately $9.1 million was primarily attributable to proceeds from the sales of intangible assets of approximately $9.5 million, offset slightly by net purchases of property and equipment of $337,000.

We expect property and equipment purchases will increase as we continue to invest in equipment and software. To the extent our operations increase, we expect to increase expenditures for our systems and personnel. We expect our expenditures for product development initiatives will increase in the longer term in absolute dollars as our development activities accelerate and we increase the number of personnel and consultants to enhance our service offerings.

Financing cash flows consist entirely of the cash management and treasury services provided to Archeo by Marchex. For the three months ended March 31, 2013 and 2012, net distributions to Marchex were approximately $1.7 million and $5.1 million, respectively. For the years ended December 31, 2012 and 2011, net distributions to Marchex were approximately $17.9 million and $19.6 million, respectively.

The following table summarizes our contractual obligations as of March 31, 2013, excluding amounts that may be due pursuant to services and facilities agreements entered into with Marchex upon consummation of the separation, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

In thousands	Total	Less than 1 year	1-3 years	4-5 years	thereafter
Contractual obligations (1)	$127	$127	—	—	—

(1)

In February 2005 we entered into a license agreement with an advertising partner which provides for a contingent royalty based on a discounted rate of 3% (3.75% under certain circumstances) of certain of our gross revenues payable on a quarterly basis through December 2016. The royalty payment is recognized as incurred in service costs and is not included in the above schedule.

We anticipate that we will need to invest working capital towards the development and expansion of our overall operations. We may also make a significant number of acquisitions, which could result in the use of our cash we may generate or the incurrence of debt. Furthermore, we expect that capital expenditures may increase in future periods, particularly if our operating activity increases.

On April 1, 2008, Marchex entered into a three year credit agreement which provides Marchex with a $30 million senior secured revolving credit line, which may be used for various corporate purposes including financing requirements of Archeo. During the first quarter of 2011, Marchex signed an amendment to the credit agreement which extends the maturity period through to April 1, 2014 and increases the applicable margin rate by 25 basis points. During 2011 and 2012, Marchex and Archeo did not have any borrowings under this agreement and as of March 31, 2013, Marchex had $30 million of availability under the credit agreement. Marchex and Archeo have not yet determined the impact of the proposed separation on the credit agreement. If Archeo is unable to obtain a line of credit prior to the separation, we believe the lack of a credit agreement will not impact our ability to fund our operations for the next twelve months given Archeo’s ability historically to generate cash flow from operating and investing activities.

Prior to the proposed separation Marchex expects that their annual cash dividend, subject to capital availability, will be approximately $5.3 million. Marchex accelerated all four of its 2013 quarterly cash dividend payments which were paid on December 31, 2012. Upon completion of the proposed separation, the quarterly dividend payments are anticipated to be transitioned from Marchex to Archeo. The amounts of potential future dividends, if any, have not yet been determined and will be subject to capital availability and future cash flows of Archeo. There can be no assurances that Archeo will continue to pay dividends at such rate or at all.

As discussed above, we are evaluating potential additional financing needs that may be required upon the separation. Based on our operating plans we believe that our resources and cash flow provided by ongoing operations will be sufficient to fund our operations for at least twelve months. Additional equity and debt financing may be needed to support our long-term obligations and our Company’s needs. If additional financing is necessary, it may not be available; and if it is available, it may not be possible for us to obtain financing on satisfactory terms. Failure to generate sufficient revenue or raise additional capital could have a material adverse effect on our ability to continue as a going concern and to achieve our intended business objectives.

Critical Accounting Policies

The policies below are critical to our business operations and the understanding of our results of operations. In the ordinary course of business, we make a number of estimates and assumptions relating to the reporting of our results.

Archeo has historically operated as part of Marchex and not as a separate stand-alone entity. The combined financial statements and condensed combined financial statements of Archeo have been prepared on a “carve-out” basis from the consolidated financial statements and the condensed consolidated financial statements of Marchex to represent the financial position and operating results of Archeo as if Archeo had existed on a stand-alone basis during the periods presented. Archeo’s combined financial statements and condensed combined financial statements have been derived from the consolidated financial statements, the condensed consolidated financial statements and accounting records of Marchex using the historical results of operations and historical basis of assets and liabilities of Archeo’s business. Archeo’s financial statements include certain assets, liabilities, revenues and expenses of Marchex which were allocated for certain functions, including general corporate expenses related to finance, legal, information technology, human resources, shared services, insurance, employee benefits and incentives and stock-based compensation. These assets, liabilities, revenues and expenses have been allocated to Archeo on the basis of direct usage when identifiable, with the remainder allocated on the basis of relative headcount. Management considers the allocation methodology and results to be reasonable for all periods presented. However, these allocations may not be indicative of the actual results that Archeo would have incurred as an independent public company or of the results expected to occur in the future. As such, the combined financial statements and condensed combined financial statements included herein may not necessarily reflect Archeo’s results of operations, financial position or cash flows in the future or what its results of operations, financial position or cash flows would have been had Archeo been an independent company during the periods presented.

Our combined financial statements and condensed combined financial statements have been prepared using accounting principles generally accepted in the United States. The preparation of these combined financial statements and condensed combined financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and the related disclosures of contingent assets and liabilities. We base our estimates on historical experience and on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our critical accounting policies relate to the following matters and are described below:

•	Revenue;

•	Intangible assets;

•	Stock-based compensation;

•	Allowance for doubtful accounts and advertiser credits; and

•	Provision for income taxes.

Revenue

We currently generate revenue through our operating businesses by delivering click-based advertising products that enable advertisers of all sizes to reach consumers across online, mobile and offline sources. The primary revenue driver has been performance-based advertising, which includes pay-per-click advertising and cost-per-action services. For pay-per-click advertising, revenue is recognized upon delivery of qualified and reported click-throughs to our advertisers or advertising service providers’ listing which occurs when an online, mobile or offline user clicks on any of their advertisements after it has been placed by us or by our distribution partners. Each click-through on an advertisement listing represents a completed transaction. For cost-per-action services, revenue is recognized when the online user is redirected from one of our web sites or a third party web site in our distribution network to an advertiser web site and completes the specified action. In certain cases, we record revenue based on available and reported preliminary information from third parties. Collection on the related receivables may vary from reported information based upon third party refinement of the estimated and reported amounts owing that occurs subsequent to period ends.

In accordance with FASB ASC 605, when Archeo enters into advertising revenue sharing arrangements where it acts as the primary obligor, Archeo recognizes the underlying revenue on a gross basis. We have entered into agreements with various distribution partners in order to expand our distribution network, which includes mobile and online search engines and applications, directories, shopping engines, third party Internet domains or web sites, other targeted Web-based content, offline sources, and our portfolio of owned web sites, on which we include our advertisers’ listings. We generally pay distribution partners based on a specified percentage of revenue or a fixed amount per click-through on these listings. We act as the primary obligor in these transactions, and we are responsible for providing customer and administrative services to the advertiser. In accordance with FASB ASC 605, the revenue derived from advertisers who receive paid introductions through us as supplied by distribution partners is reported gross based upon the amounts received from the advertiser.

Archeo also recognizes revenue for certain reseller partner contracts on a net basis where the reseller partner is the primary obligor with respect to the advertiser. In determining whether to report revenue generated from reseller partners on a gross or net basis, Archeo assesses whether it maintains the principal relationship with the advertiser, whether it bears the credit risk and whether it has latitude in establishing prices. In circumstances where the reseller partner acts as the primary obligor, Archeo recognizes the underlying revenue on a net basis.

We apply FASB ASC 605 to account for revenue arrangements with multiple deliverables. FASB ASC 605 addresses certain aspects of accounting by a vendor for arrangements under which the vendor will perform multiple revenue-generating activities. When an arrangement involves multiple elements, the entire fee from the arrangement is allocated to each respective element based on its relative selling price and recognized when revenue recognition criteria for each element are met. The relative selling price for each element is determined using a hierarchy of (1) Company specific objective evidence, then (2) third party evidence, then (3) best estimate of selling price.

We historically have not actively marketed our domain assets for sale and have not presented proceeds on sales of such domain assets as revenue in the combined financial statements and condensed combined financial statements of Archeo as such sales were not core to Archeo’s historical operations. We intend to pursue a build, buy, sell and partner strategy as it relates to our domain assets. As Archeo moves forward, we intend to take advantage of numerous means of selling domain assets. This sales strategy is intended to be core to Archeo’s operations and therefore we anticipate such sales transactions may be recorded as revenue in the future.

Intangible Assets

We apply the provisions of FASB ASC 350 “Goodwill and Intangible Assets” acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of FASB ASC 350. FASB ASC 350 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB ASC 360.

Intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment annually and upon the occurrence of certain events or substantive changes in circumstances. Intangible assets with definite useful lives are amortized over their respective estimated useful lives to their estimated residual values.

We exercise judgment in the assessment of the related useful lives of intangible assets, the fair values and the recoverability. In certain instances, the fair value is determined in part based on cash flow forecasts and discount rate estimates. We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. To the extent such evaluation indicates that the useful lives of intangible assets are different than originally estimated, the amortization period is reduced or extended and, accordingly, amortization expense is increased or decreased. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If such asset group is considered to be impaired, the impairment is to be recognized by the amount by which the carrying amount of the assets exceeds fair value. Assets to be disposed of are separately presented on the balance sheet and reported at the lower of their carrying amount or fair value less costs to sell, and are no longer depreciated. We cannot accurately predict the amount and timing of any impairment intangible assets. Should the value of intangible assets become impaired, we would record the appropriate charge, which could have an adverse effect on our financial condition and results of operations.

No impairment of our intangible assets has been identified during the three months ended March 31, 2012 and 2013, or for the years ended December 31, 2011 and 2012, respectively. The current business environment is subject to evolving market conditions and requires significant management judgment to interpret the potential impact to our assumptions. To the extent that changes in the current business environment impact our ability to achieve levels of forecasted operating results and cash flows, or should other events occur indicating the remaining carrying value of our assets might be impaired, we would test our intangible assets for impairment and may recognize an additional impairment loss to the extent that the carrying amount exceeds such asset’s fair value.

Any future additional impairment charges or changes to the estimated amortization periods could have a material adverse effect on our financial results.

Stock-Based Compensation

Marchex offers a stock incentive plan (the “Plan”) which allows for grants of both stock option and restricted stock awards to employees, officers, non-employee directors, and consultants and such options may be designated as incentive or non-qualified stock options at the discretion of the Plan’s Administrative Committee. The stock-based compensation expenses recognized by Archeo include all of the stock-based payment expenses directly attributable to services rendered by Archeo employees and consultants and allocations of indirect expenses attributable to Marchex employees, consultants and directors that provide general corporate services that have been deemed allocable to Archeo.

We have generally used the Black-Scholes option pricing model as our method of valuation for stock-based awards with time-based vesting. Our determination of the fair value of stock-based awards on the date of grant using an option pricing model is affected by Marchex’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the expected life of the award, the expected stock price, volatility over the term of the award and actual and projected exercise behaviors. For stock-based awards with time-based vesting, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. We estimate the forfeiture rate based on historical experience of stock-based awards that are granted, exercised and cancelled. If the actual forfeiture rate is materially different from our estimate, the stock-based compensation expense could be significantly different from what has been recorded in the current period.

During the three months ended March 31, 2012 and 2013, and the years ended December 31, 2011 and 2012, Marchex issued equity awards of stock options, restricted stock units and restricted stock in three separate tranches that have vesting based on a combination of certain service and market conditions. For equity awards with vesting based on a combination of certain service and market conditions, Marchex factors in an estimated probability of achieving certain service and market conditions and recognize compensation cost over the requisite service period of the award. Marchex used a binomial lattice model to determine the fair value for each tranche and a Monte Carlo simulation to determine the derived service period for each tranche.

Although the fair value of stock-based awards is determined in accordance with FASB ASC 718, the assumptions used in calculating fair value of stock-based awards, the use of the Black-Scholes option pricing model, and the use of the binomial lattice model and a Monte Carlo simulation are highly subjective, and other reasonable assumptions could provide differing results. As a result, if factors change and different assumptions are used, the stock-based compensation expense could be materially different in the future.

Allowance for Doubtful Accounts and Advertiser Credits

Accounts receivable balances are presented net of allowance for doubtful accounts and advertiser credits. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our accounts receivable. We determine our allowance based on analysis of historical bad debts, advertiser concentrations, advertiser creditworthiness and current economic trends. We review the allowance for collectability on a quarterly basis. Account balances are written off against the allowance after all reasonable means of collection have been exhausted and the potential recovery is considered remote. If the financial condition of our advertisers were to deteriorate, resulting in an impairment of their ability to make payments, or if we underestimated the allowances required, additional allowances may be required which would result in increased general and administrative expenses in the period such determination was made.

We determine our allowance for advertiser credits and adjustments based upon our analysis of historical credits. Material differences may result in the amount and timing of our revenue for any period if our management made different judgments and estimates.

Provision for Income Taxes

We utilize the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax law is recognized in results of operations in the period that includes the enactment date.

The income and expenses of Archeo were included in the consolidated federal and certain state and local income tax returns of Marchex. The income tax expense presented in Archeo’s combined statements of operations is based upon the taxable income of Archeo on a separate tax return basis. There was no tax sharing agreement in place between Archeo and Marchex for all periods presented. After the proposed separation, Archeo will not be included in the Marchex consolidated tax return. Tax expense generated by Archeo and absorbed by Marchex has been reflected as a component of parent company equity in the accompanying combined financial statements and condensed combined financial statements. Such tax provisions amounted to$1.2 million and $391,000 for the three months ended March 31, 2012 and 2013, respectively, and $6.0 million and $30.6 million for the years ended December 31, 2011 and 2012, respectively.

Each reporting period we must assess the likelihood that our deferred tax assets will be recovered from existing deferred tax liabilities or future taxable income, and to the extent that realization is not more likely than not, a valuation allowance must be established. The establishment of a valuation allowance and increases to such an allowance may result in either an increase to income tax expense or a reduction of income tax benefit in the statement of operations. In determining the need for any valuation allowance on our deferred tax assets, factors we consider include: historical taxable income, historical trends related to advertiser usage rates, projected revenues and expenses, macroeconomic conditions and issues facing our industry, existing contracts, our ability to project future results and any appreciation of our other assets.

From time to time, various state, federal, and other jurisdictional tax authorities undertake reviews of us and our filings. We believe any adjustments that may ultimately be required as a result of any of these reviews will not be material to the financial statements.

FASB ASC 740 clarifies the accounting for uncertainty in income taxes recognized in the financial statements. This pronouncement prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in the our tax return. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure requirements for uncertain tax positions.

As of March 31, 2013, we have net deferred tax assets of $12.7 million, relating to the impairment of goodwill, amortization of intangibles assets, and certain other temporary differences. As of March 31, 2013, based upon both positive and negative evidence available, we have determined it is not more likely than not that certain deferred tax assets will be realizable and accordingly, have recorded a valuation allowance of $26.9 million against gross deferred tax assets of $39.6 million, resulting in net deferred tax assets of $12.7 million. Should we determine in the future that we will be able to realize our deferred tax assets, or not be able to realize all or part of our remaining net deferred tax assets recorded as of March 31, 2013, an adjustment to the net deferred tax assets would impact net income or stockholder’s equity in the period such determination was made.

Quantitative and Qualitative Disclosures About Market Risk

Historically, Marchex has provided all financing, cash management and other treasury services to Archeo. Archeo’s cash balances are swept by Marchex, and Archeo has received funding from Marchex for all operating and investing cash needs. Therefore our financial risk exposures have not been significant.

CORPORATE GOVERNANCE AND MANAGEMENT

Our Directors

The following table sets forth information with respect to those persons who are expected to serve on our Board of Directors following the Distribution. Additional directors will be appointed prior to the Distribution and information concerning those directors will be included in an amendment to this Information Statement.

Name	Age	Position(s)	Director Since
Russell C. Horowitz	46	Executive Chairman of the Board of Directors, Treasurer, Secretary	October 2012
Dennis Cline	52	Director	June 2013

Set forth below is a description of the business experience of each director, including a discussion of the specific experience, qualifications, attributes and skills qualifying those individuals to serve as our directors.

Russell C. Horowitz. Mr. Horowitz has been Executive Chairman of the Board of Directors since June 2013 and Treasurer and Secretary of Archeo since November 2012. He previously served as our Chief Executive Officer from October 2012 to June 2013. Mr. Horowitz is a founder of Marchex and has served as the Chairman of Marchex’s board of directors, Chief Executive Officer and Treasurer of Marchex since its inception in January 2003. Mr. Horowitz was previously a founder of Go2Net, a provider of online services to merchants and consumers, including merchant Web hosting, online payment authorization technology, and Web search and directory services. He served as its Chairman and Chief Executive Officer from its inception in February 1996 until its merger with InfoSpace in October 2000, at which time Mr. Horowitz served as the Vice Chairman and President of the combined company through the merger integration process. Additionally, Mr. Horowitz served as the Chief Financial Officer of Go2Net from its inception until May 2000. Prior to Go2Net, Mr. Horowitz served as the Chief Executive Officer and a director of Xanthus Management, LLC, the general partner of Xanthus Capital, a merchant bank focused on investments in early-stage companies, and was a founder and Chief Financial Officer of Active Apparel Group, now Everlast Worldwide. Mr. Horowitz received a B.A. in Economics from Columbia College of Columbia University. Mr. Horowitz brings historic knowledge and continuity together with extensive operational and industry expertise to the Board.

Dennis Cline. Mr. Cline has served as a member of our Board of Directors since June 2013. Mr. Cline also serves on the Board of Directors of Marchex, a position he has held since May 2003, and as a director on the board of TraceSecurity, a provider of cloud-based security solutions. Mr. Cline previously served as Chief Executive Officer and Executive Chairman of of netForensics, a provider of security event information management. Prior to joining netForensics as its Chief Executive Officer, Mr. Cline was Managing Partner of DMC Investments, a firm he founded in 2000, which provides capital and consulting services to technology companies. From 1998 to 2000, Mr. Cline was the Chief Executive Officer of DirectWeb, a provider of computer hardware and Internet access for consumers. Prior to DirectWeb, Mr. Cline was a senior executive at Network Associates, a provider of computer security solutions. Mr. Cline received his J.D. from Rutgers School of Law and his B.A. from Rutgers University. Mr. Cline brings extensive sales and broad management expertise to the board.

The term of office of our directors will expire at our next annual meeting of stockholders and at each succeeding annual meeting after that. The business address for each director is c/o Archeo, Inc., 520 Pike Street, Suite Seattle, WA 98101 and each director is a citizen of the United States. We will encourage our directors to attend annual meetings of stockholders and believe that attendance at annual meetings is just as important as attendance at meetings of the Board.

Corporate Governance

General

Our Class B Common Stock will be listed on NASDAQ under the symbol “ACHX.” We do not intend to avail ourselves of the controlled company exemption of the NASDAQ corporate governance listing standards. As a result, we are generally subject to NASDAQ corporate governance listing standards.

Board Independence

We expect that, other than Mr. Horowitz, each of the members of the Board will be an independent director in accordance with NASDAQ listing standards.

Committees and Meeting Attendance

Our Board of Directors will have an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each of these committees will operate under a written charter adopted by the Board. Copies of these charters will be available on our website at www.archeo.com. We will encourage our directors to attend our annual meetings of stockholders. When additional directors are identified and appointed prior to the Distribution, information concerning their committee membership will be included in an amendment to this Information Statement.

Audit Committee

We expect each of the members of the Audit Committee to be independent for purposes of the NASDAQ listing standards as they apply to Audit Committee members and Audit Committee financial experts, as defined in the rules of the Securities and Exchange Commission. The Audit Committee will operate under a charter that will be available on our website at www.archeo.com. We anticipate that the functions of the Audit Committee will be substantially identical to the functions of Marchex’s Audit Committee, and will include reviewing, with the Company’s independent accountants, the scope and timing of the independent accountants’ services, the independent accountants’ report on the Company’s combined financial statements and internal control over financial reporting following completion of the Company’s audits, and the Company’s internal accounting and financial control policies and procedures, and making annual recommendations to the Board of Directors for the appointment of independent accountants for the ensuing year.

Compensation Committee

We expect each of the members of the Compensation Committee to be independent for purposes of the NASDAQ listing standards. The Compensation Committee will operate under a charter that will be available on our website at www.archeo.com.

We anticipate that the purpose of the Compensation Committee will be substantially identical to the purpose of the Marchex Compensation Committee, which is to assist the Board of Directors in carrying out its responsibilities with respect to: (i) overseeing the Company’s compensation policies and practices; (ii) reviewing and approving annual compensation and compensation procedures for the Company’s executive officers; and (iii) overseeing and recommending director compensation to the Board of Directors. More specifically, we expect the Compensation Committee’s responsibilities to include: overseeing the Company’s general compensation structure, policies and programs, and assessing whether the Company’s compensation structure establishes appropriate incentives for management and employees; making recommendations to the Board of Directors with respect to, and administering, the Company’s incentive compensation and equity-based compensation plans, including the Company’s stock option plan and employee stock purchase plan; reviewing and approving compensation procedures for the Company’s executive officers; recommending to the independent directors for approval the compensation of the Chief Executive Officer based on relevant corporate goals and objectives and the Board of Directors’ performance evaluation of the Chief Executive Officer; and reviewing and recommending to the Board of Directors for approval the compensation of executive officers other than the Chief Executive Officer; reviewing and recommending to the Board of Directors employment, retention, restricted stock and severance agreements for executive officers, including change of control provisions, plans or agreements; reviewing the compensation of directors for service on the Board of Directors and its committees. We expect that, regarding most compensation matters, including executive and director compensation, the Company’s management will provide recommendations to the Compensation Committee. We expect the Compensation Committee to delegate its authority to grant equity and other awards under the Company’s stock incentive plan to eligible employees who are not executive officers to a Stock Option Grant Subcommittee within certain pre-approved limits. We expect the Stock Option Grant Sub Committee to regularly report any grants made to the Compensation Committee.

Nominating and Governance Committee

We expect each of the members of the Nominating and Governance Committee to be independent for purposes of the NASDAQ listing standards. The Nominating and Governance Committee will operate under a charter that will be available on our website at www.archeo.com. The responsibilities of the Nominating and Governance Committee, which are anticipated to be substantially identical to the responsibilities of Marchex’s Nominating and Governance Committee, will include identifying individuals qualified to become board members, recommending to the Board those persons to be nominated for election to our Board at the annual meeting of stockholders, developing and recommending to the board a set of corporate governance principles applicable to the Company and overseeing the annual evaluation of the board.

Nomination of Directors

We expect that our director nomination process will be substantially identical to Marchex’s process. The Nominating and Governance Committee will not establish specific minimum age, education, experience, or skill requirements for potential members, but, in general, will expect that qualified candidates will have high-level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems, and will be able to represent the interests of the stockholders as a whole rather than special interest groups or constituencies. We expect that the Nominating and Governance Committee will consider each candidate’s character, integrity, judgment, skills, background, experience of particular relevance to the Company, ability to work well with others and time available to devote to board activities, among other factors. The Nominating and Governance Committee will also consider the interplay of a candidate’s background and expertise with that of other board members, and the extent to which a candidate may be a desirable addition to any committee of the board. The Nominating and Governance Committee will use the same process for evaluating all nominees, regardless of the original source of the nomination.

We anticipate the Nominating and Governance Committee will also focus on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. We expect that the Nominating and Governance Committee will not assign specific weights to particular criteria. Rather, we expect the backgrounds and qualifications of the directors, considered as a group, will provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. We believe it is essential that the board members represent diverse viewpoints. We expect the Nominating and Governance Committee’s goal will be to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience.

Our evaluations of potential directors will include, among other things, an assessment of a candidate’s background and credentials, personal interviews, and discussions with appropriate references. Once we have selected appropriate candidates, we will present them to the full Board for election if a vacancy occurs or is created by an increase in the size of the Board during the course of the year, or for nomination if the director is to be first elected by stockholders.

Archeo stockholders will be able to recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting their names and appropriate supporting background and biographical information to: Archeo, Inc., 520 Pike Street, Suite         , Seattle, Washington 98101, Attention: General Counsel. The recommendation will be required to include any relevant information, including the candidate’s name, home and business contact information, detailed biographical data and qualifications, and information regarding any relationships between the candidate and the Company within the last three years. Acceptance of a recommendation will not mean that the committee will ultimately nominate the recommended candidate.

Code of Conduct and Ethics

Our Board of Directors will adopt a Code of Conduct applicable to each of the Company’s officers, directors and employees, and a Code of Ethics applicable to the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s senior financial officers, as contemplated by Section 406 of the Sarbanes-Oxley Act of 2002. We expect our Code of Conduct and our Code of Ethics to be substantially identical to those adopted by Marchex. The full text of the code will be available on our website at www.archeo.com.

Corporate Governance Guidelines

Our Board of Directors will adopt our Corporate Governance Guidelines to ensure effective corporate governance. We expect our Corporate Governance Guidelines to be substantially identical to Marchex’s Corporate Governance Guidelines. The full text of our Corporate Governance Guidelines will be available on our website at www.archeo.com.

Board Leadership Structure

The Board of Directors will not have a specific policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board of Directors will be responsible for the control and direction of the Company. The Board of Directors represents the Company’s stockholders and its primary purpose is to build long-term stockholder value. The Executive Chair of the Board is selected by the Board and currently is Russell C. Horowitz. Mr. Horowitz resigned as Chief Executive Officer in May 2013 and we will determine whether to hire a new Chief Executive Officer following the Distribution. The Board of Directors believes that this leadership structure is appropriate for the Company given Mr. Horowitz’s role in founding the Company and his significant ownership stake in the Company. The Board of Directors believes that this leadership structure improves the board’s ability to focus on key policy and operational issues and helps the Company operate in the long-term interests of its stockholders.

Board’s Role in Risk Management

The Board of Directors as a whole and also at the committee level, will be responsible for oversight of our risk assessment and management process. Management is responsible for the Company’s day-to-day risk management activities. The Audit Committee will periodically review risks and exposures associated with financial matters and financial reporting, the Compensation Committee will oversee risks relating to compensation programs and policies, and the Nominating and Governance Committee will oversee risks associated with Board and corporate governance matters. Furthermore, the Board of Directors will periodically review risk management matters, including as part of its ongoing corporate strategy review, and will be apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

Board Effectiveness

We anticipate that the Board of Directors will perform an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

Executive Session

We expect our Corporate Governance Guidelines to provide that our independent directors shall meet regularly (not less than two times per year) in executive session at which only the Company’s independent directors shall be present.

Compensation Committee Interlocks and Insider Participation

We expect that no members of the Compensation Committee, once appointed, will be or will have been an officer or employee of the Company. We expect that no member of the Compensation Committee, once appointed, will have had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K.

Communications with Directors

Our Board of Directors will provide a process for Archeo stockholders to send communications to the Board of Directors by writing to: Archeo, Inc., 520 Pike Street, Suite             , Seattle, Washington 98101, Attention: Russell C. Horowitz, Secretary. Communications received by mail will be screened by the Secretary for appropriateness before either forwarding to or notifying the members of the Board of Directors of receipt of a communication.

EXECUTIVE COMPENSATION

Our Executive Officers

The following individuals are expected to serve as executive officers in the role set forth below at the time of the Distribution. We expect to name additional executive officers prior to the Distribution, who will continue in these roles following the Distribution. After the Distribution, we expect that no executive officers, other than Mr. Horowitz, will be employees of Marchex. Information concerning any additional executive officers will be included in an amendment to this Information Statement.

Name	Age	Position(s)
Mr. Russell C. Horowitz	47	Executive Chairman of the Board of Directors Treasurer, and Secretary
Mr. Rod Diefendorf	42	Chief Operating Officer
Ms. Michelle Miller	35	Executive Vice President

Biographical information for our executive officers who also serve as directors is set forth above (See “Corporate Governance and Management—Our Directors”). Biographical information for all other executive officers will be set forth below.

Rod Diefendorf. Mr. Diefendorf has served as our Chief Operating Officer since April 2013. From March 2010 to March 2013, he served as Senior Vice President and GM of Marchex’s Publishing Division, the assets of which will be contributed to Archeo. Additionally, Mr. Diefendorf managed the national sales efforts and all mobile carrier relationships for Marchex during that time. From November 2007 to March 2010, Mr. Diefendorf was Vice President of Consumer Products for Superpages, Inc. where he was responsible for all Internet and Mobile initiatives. Prior to joining Superpages, Mr. Diefendorf was Vice President of Corporate Development for Infospace, Inc. from January 2003 through November 2007 where he led the acquisition and integration of several companies and subsequently, the sale of its Directory business to Superpages, Inc. in 2007. Mr. Diefendorf has also served as Vice President of Business Development for Infospace, Inc., Go2Net, Inc. and has held various sales roles for Time, Inc. Mr. Diefendorf received his B.A. in English Literature from the University of Southern California.

Michelle Miller. Ms. Miller has served as our Executive Vice President since April 2013. From January 2013 to March 2013, she was an employee at Marchex and from September 2012 to December 2012, she provided consulting services to Marchex as a non-employee contractor. From 2010 until beginning to provide consulting services to Marchex in September 2012, Ms. Miller served as President and Chief Operating Officer of Apogee Media (previously FitnessInsite), where she led the company through a joint venture with America International Lifestyles, the development of a digital media production studio and the launch of more than a dozen online health and wellness brands. From 2006 until 2010, Ms. Miller worked as an executive consultant and worked closely with various digital media, internet and domain companies, including serving as Chief Operating Officer of Name.com and as Vice President of Sales and Service of NameMedia. From 2000 until 2005, Ms. Miller served as the Chief Operating Officer of BuyDomain, where she served from the company’s founding until its sale to NameMedia. Ms. Miller earned B.S. degrees in Finance and Marketing from the University of Maryland.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the arrangements that the Company expects to implement for its named executive officers as well as a discussion of Marchex’s compensation philosophy for its named executive officers for 2012. Marchex’s compensation philosophy is relevant to the Company because it is anticipated that the elements of our compensation will be similar to the elements of Marchex’s compensation and we do not anticipate that there will be many differences immediately following the Distribution. However, our Compensation Committee will review the impact of the Distribution and will review all aspects of compensation and make appropriate adjustments.

For purposes of this Compensation Discussion and Analysis, the Company’s named executive officers are Russell C. Horowitz (Executive Chairman), Rod Diefendorf (Chief Operating Officer) and Michelle Miller (Executive Vice President). We present historical information for Mr. Horowitz, who is an executive officer at Marchex, and Mr. Diefendorf, who was an officer at Marchex. We also present certain information for Ms. Miller, who did not become an employee of Marchex until January 1, 2013. Our other executive officers, once appointed, will be referred to collectively as our Named Executive Officers (“NEOs”). Information concerning any additionally appointed NEOs will be included in an amendment to this Information Statement.

Mr. Horowitz is also a named executive officer of Marchex and will continue to be an executive officer of Marchex following the Distribution. Mr. Diefendorf is no longer an officer of Marchex. Following the Distribution, Mr. Diefendorf and Ms. Miller will no longer be employed by Marchex.

Marchex Compensation Overview and Philosophy

Marchex’s executive compensation program is designed to meet the following key objectives:

•

Long-Term Retention of our Strong Management Team. Marchex believes that its continued success depends on its ability to retain its experienced, complementary and dedicated management team. Although Marchex always considers the ultimate interest of its stockholders in setting NEO compensation, it also acknowledges that its executives face many career options and therefore Marchex must provide strong incentives for them to continue to participate in our growth.

•

Long-Term Growth in Stockholder Value. Marchex believes that management compensation packages should reflect as much as possible the risk and opportunity experienced by its stockholders. As a result, Marchex strongly emphasizes performance-based compensation arrangements which reward NEOs for contributions to its long-term growth and overall corporate success.

Marchex believes that such long-term focus will appropriately reward its management team for performance that will most benefit Marchex and its stockholders. Marchex thinks that a focus on shorter-term results could inappropriately over—or under-compensate its executives due to short-term fluctuations that do not as accurately reflect its corporate growth and the corresponding benefit to its stockholders. Marchex’s “long-term” emphasis results in NEO compensation packages that are weighted significantly towards long-term equity grants, with a relatively low proportion of NEO compensation derived from cash salaries. Cash bonuses to Marchex’s NEOs are paid only under our annual incentive plan, which ties such bonus payments directly to its annual corporate performance.

Marchex’s Compensation Committee is responsible for setting the compensation and benefits for Mr. Horowitz and Marchex’s other executive officers, to determine distributions and grants of awards under its various stock and other incentive plans and to assume responsibility for all matters related to the foregoing. Meetings of the Marchex Compensation Committee are called by the chair of the Committee and the chair sets the agenda for each committee meeting. In performing its responsibilities, the Marchex Compensation Committee typically invites, for all or a portion of each meeting, Mr. Horowitz and other members of management to its meetings. Mr. Horowitz meets with the Marchex Compensation Committee on an ongoing basis to discuss the objectives and performance of Marchex’s NEOs. For compensation decisions relating to Marchex’s executive officers, the Marchex Compensation Committee considers recommendations from Mr. Horowitz, from certain of Marchex’s other NEOs and from Marchex’s Vice President of People Services, who utilize various industry compensation surveys as part of the company-wide annual compensation review process. After receipt and discussion of such recommendations with Mr. Horowitz, the Marchex Compensation Committee meets without Mr. Horowitz to ultimately determine the compensation packages for each of its executive officers. Mr. Horowitz does not participate in deliberations regarding his own compensation.

We expect our compensation philosophy to be similar to the elements of Marchex’s compensation philosophy and we do not anticipate that there will be many differences immediately following the Distribution. However, our Compensation Committee will review the impact of the Distribution and will review all aspects of compensation and make appropriate adjustments.

Marchex NEO Compensation for 2012

Marchex’s Compensation Committee assesses salary, salary history, the number and value of shares owned by our executives, prior equity grants and vesting and exercise history in reviewing executive compensation packages. Marchex’s Compensation Committee also considers data regarding compensation paid at public media, internet and technology-based companies of comparable size to Marchex and which could compete for the services of its NEOs. Although the compensation practices of Marchex’s competitors instruct its review, Marchex uses that data only to gain perspective and does not “benchmark” its compensation to any particular level. Marchex’s Compensation Committee consults with outside counsel in its review but does not engage a compensation consultant.

Base Salary

The 2012 salary shown in the Summary Compensation Table on page 85 was set by Marchex’s Compensation Committee based on compensation review, as well as a consideration of each NEO’s total compensation package including prior equity grants, exercise history, and existing stock ownership. Base salaries are a necessary part of Marchex’s compensation program and provide executives with a fixed portion of pay that is not performance-based. Marchex’s goal is to provide competitive base pay levels. Historically, the Marchex Compensation Committee considered Marchex’s desire to maintain cash remuneration as a relatively small portion of overall compensation. In addition, the Marchex Compensation Committee considered each NEO’s skills, experience, level of responsibility, performance and contribution to Marchex. The Marchex Compensation Committee also took into account in conjunction with the NEO’s specific areas of responsibilities and objectives, each NEO’s contribution to Marchex’s overall success as a member of the management team. The Marchex Compensation Committee considers the relative compensation levels among all the members of the management team to ensure executive compensation programs are internally consistent and equitable. All salaries are reviewed at least annually and subject to future adjustment by the Marchex Compensation Committee.

We expect our compensation philosophy regarding base salary to be similar to the elements of Marchex’s compensation philosophy regarding base salary and we do not anticipate that there will be many differences immediately following the Distribution. However, our Compensation Committee will review the impact of the Distribution and will review all aspects of compensation and make appropriate adjustments.

Equity Compensation

Stock Option, Restricted Stock and Restricted Stock Units

All of Marchex’s employees and directors are eligible to receive options, shares of restricted stock, and/or restricted stock units under Marchex’s Amended and Restated 2003 Stock Incentive Plan (the “Marchex 2003 Stock Plan”) and under Marchex’s 2012 Stock Incentive Plan (the “Marchex 2012 Stock Plan”). No awards will be made under the Marchex 2003 Stock Plan after December 31, 2012. During 2012, the Marchex Compensation Committee granted certain Marchex NEOs stock options for Marchex Class B common stock and shares of restricted stock, based on the compensation review discussed above. The Marchex Compensation Committee also granted certain Marchex NEOs stock options and shares of restricted stock for Marchex Class B common stock during 2012 which vest based upon satisfaction of certain market and service conditions to further align NEO compensation with the performance of Marchex’s stock price. The Marchex Compensation Committee determined the size of each NEO’s equity grants based on a consideration of his existing stock ownership and outstanding equity grants awarded in prior years. Given their vesting schedules, Marchex believes that these equity grants will help further motivate its management team to continue to focus on the long-term success of the business. Such equity awards are subject to vesting in full following a change of control of Marchex in certain circumstances.

The Marchex Compensation Committee does not automatically grant equity to NEOs every year; it analyzes existing NEO equity holdings and prior equity awards, and uses that data to determine whether additional grants are appropriate and necessary to recalibrate the cash-equity balance of NEO compensation packages.

Most equity awards for Marchex employees are tied to their annual performance reviews and are generally granted following the release of Marchex’s third or fourth quarter financial results. Marchex may occasionally make employee grants outside of that review process; such awards typically are granted as of the date the grant is approved. All new-hire awards have a grant date set to correspond to the date of hire. All options have an exercise price set at the closing market price of Marchex Class B common stock on the grant date.

We expect our compensation philosophy regarding equity compensation to be similar to the elements of Marchex’s compensation philosophy regarding equity compensation and we do not anticipate that there will be many differences immediately following the Distribution. However, our Compensation Committee will review the impact of the Distribution and will review all aspects of compensation and make appropriate adjustments.

Annual Incentive Plan

The Marchex Compensation Committee adopted its annual incentive plan in 2006 to motivate and reward key employees for enabling Marchex to achieve specified corporate objectives, to increase the competitiveness of our management compensation packages without increasing fixed costs, and to align management compensation with key measures of financial performance.

The Marchex Compensation Committee in its discretion determines the maximum amount available for award, in the aggregate, to all plan participants in light of the number of participants and company resources. The Marchex Compensation Committee also determines the participants in the pool. Eligibility determinations are based upon an assessment of the importance of a participant’s role, together with such participant’s overall cash and equity compensation level. Finally, the Marchex Compensation Committee determines the measures of performance on which bonus awards are based, using any of the following as it determines in its sole discretion:

•	revenues;

•	pre-tax income;

•	adjusted operating income before amortization;

•	operating income before amortization;

•	operating income;

•	net earnings;

•	net income;

•	cash flow or funds from operations;

•	adjusted earnings per share;

•	appreciation in the fair market value of Marchex’s stock;

•	cost reduction or savings;

•	implementation of critical processes or projects; or

•	adjusted earnings before interest, taxes, depreciation and amortization, or adjusted earnings before any of them.

The Marchex Compensation Committee determined that for the 2012 fiscal period, a maximum of up to $1,616,000 would be available for award, in the aggregate, to all plan participants. The participants for 2012 were Mr. Horowitz and certain other executive officers of Marchex and the target bonuses were 100% of base salary and were based on achieving specified revenue and adjusted OIBA (operating income before amortization) targets for the 2012 fiscal period as follows:

If Revenue or Adjusted OIBA Achievement is:	Bonus Payout % of base salary
<90%	0%
90-94.9%	35%
95-99.9%	60%
100-104.9%	100%
105-109.9%	135%
>110	160%

Bonuses for 2012 were based one third on attaining the revenue target and two thirds on attaining the adjusted OIBA target.

The Marchex Compensation Committee elected to use these revenue and adjusted OIBA targets because it believes that such targets most accurately reflect growth and improvements in corporate performance without the impact of certain non-cash and non—recurring expenses which Marchex does not regard as ongoing costs of doing business. The Marchex Compensation Committee set a range of specific revenue and OIBA targets based on a review of actual revenue and OIBA for the fiscal year ended December 31, 2011 and budgeted revenue and OIBA for the 2012 fiscal year. At the low end of the range, the targets were intended to be difficult but realistic given expectations regarding corporate performance. The high end of the range, intended to reflect “optimum” performance, were set significantly higher than projected financial results and were considered “stretch” goals.

The Marchex Compensation Committee also has absolute discretion to award no bonuses at all even if the highest target is achieved. It is Marchex’s intention that any such bonus payments would still constitute a relatively small percentage of NEO compensation so that the bulk of their compensation package will remain dependent on long-term growth.

For 2012, the Marchex Compensation Committee did not award any bonuses under the Marchex annual incentive plan.

We expect our Compensation Committee will evaluate and determine the appropriate design of the Archeo Annual Incentive Plan, and expect that our Compensation Committee will use similar criteria to those used by the Marchex Compensation Committee for determining awards under their annual incentive plan.

Risk Assessment of Compensation Policies and Practices

We expect that our compensation policies and practices will not motivate imprudent risk taking. In this regard, we note the following: (i) our annual incentive compensation is expected to be based on balanced performance metrics that promote disciplined progress towards longer-term Company goals; (ii) we do not expect to offer short-term incentives that might drive high-risk investments at the expense of long-term Company value; and (iii) we expect that our compensation programs will be weighted towards offering long-term incentives that reward sustainable performance, especially when considering our executive share ownership. Accordingly, we believe that our anticipated compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

2012 Summary Compensation Table(1)(2)

The following table sets forth information concerning the compensation earned for services rendered to Marchex during the fiscal years ended December 31, 2010, 2011 and 2012, as applicable, by Marchex’s Chief Executive Officer and Chairman, Russell C. Horowitz, who is our Executive Chairman, for services rendered to Marchex during the fiscal year ended December 31, 2012 by Rod Diefendorf, who is our Chief Operating Officer, and for services rendered to Marchex during the fiscal year ended December 31, 2012 by Michelle Miller, who is our Executive Vice President. The services rendered by Mr. Diefendorf and Ms. Miller at Marchex in 2012 were each in a capacity not equivalent to their positions at Archeo, as both Mr. Diefendorf and Ms. Miller were not NEOs of Marchex. Therefore, the information below is not necessarily indicative of the compensation either Mr. Diefendorf or Ms. Miller will receive in 2013 as Archeo NEOs:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards(6)	Total ($)
Russell C. Horowitz	2012	245,000	—		493,118	(4)	266,418	1,004,536
Executive Chairman	2011	220,000	—		601,700	(4)	338,426	1,160,126
	2010	122,500	—		1,560,870	(4)	930,775	2,614,145
Rod Diefendorf	2012	209,090	97,500	(3)	88,750	(5)	—	395,340
Chief Operating Officer
Michelle Miller(7)	2012
Executive Vice President

1.	Includes only those columns relating to compensation awarded to, earned by or paid to Mr. Horowitz in 2010, 2011 and 2012 and to Mr. Diefendorf in 2012. All other columns have been omitted.
2.	The total value of all perquisites and personal benefits of Mr. Horowitz and Mr. Diefendorf each falls below the reportable amount for disclosure within this table.
3.	Mr Diefendorf’s bonus was paid pursuant to his Individual Incentive Plan.
[4].

Includes both restricted stock and restricted stock units for 2010 and 2011. No restricted stock units were issued in 2012. These amounts do not reflect whether the NEO has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock or restricted stock unit award). Amounts represent the aggregate grant date fair value of restricted stock and restricted stock units awards each year computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. The fair value of the shares underlying the restricted stock awards that vest based on time is measured based on the closing price of Marchex’s Class B common stock on the date of grant. The fair value of the shares underlying the restricted stock units that vest based on satisfaction of certain service and market conditions is estimated using the binomial lattice model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of each stock award, refer to Note 6 to the consolidated financial statements contained in Marchex’s 2012 Annual Report on Form 10-K filed on March 12, 2013.

The table below shows the aggregate number of shares and fair value underlying the restricted stock awards based upon satisfaction of certain service and market conditions granted in 2012.

	Number of Shares	Aggregate Grant Date Fair Value ($)
Russell C. Horowitz	59,250	236,235

5.

Includes restricted stock for 2012. This amount does not reflect whether the holder has actually realized or will realize a financial benefit from the award (such as by vesting in a restricted stock). Amounts represent the aggregate grant date fair value of restricted stock each year computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. The fair value of the shares underlying the restricted stock awards that vest based on time is measured based on the closing price of Marchex’s Class B common stock on the date of grant. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of each stock award, refer to Note 6 to the consolidated financial statements contained in Marchex’s 2012 Annual Report on Form 10-K filed on March 12, 2013.

[6].

These amounts do not reflect whether the NEO has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). Amounts represent the aggregate grant date fair value of option awards each year computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. The fair value of the shares underlying the option awards that vest based on time is estimated using the Black-Scholes option pricing model. The fair value of the shares underlying the option awards that vest based on satisfaction of certain service and market conditions is estimated using the binomial lattice model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of each stock award, refer to note 6 to the consolidated financial statements contained in Marchex’s 2012 Annual Report on Form 10-K filed on March 12, 2013.

The table below shows the aggregate number of shares and fair value underlying the option awards based upon satisfaction of certain service and market conditions issued in 2012.

	Number of Shares	Aggregate Grant Date Fair Value ($)
Russell C. Horowitz	59,250	94,675

7.	Ms. Miller became an employee of Marchex on January 1, 2013.

Grants of Marchex Plan-Based Awards During 2012(1)

The following table sets forth certain information with respect to stock and option awards granted by Marchex during the fiscal year ended December 31, 2012 to Mr. Horowitz, Mr. Diefendorf and Ms. Miller:

			Equity Grants
Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Russell C. Horowitz
Stock Options	12/20/2012	—	—	58,250	4.41	171,743	(3)
Stock Options(5)	12/20/2012	—	—	59,250	4.41	94,675	(3)
Restricted Stock	12/20/2012	—	58,250	—	—	256,883	(3)
Restricted Stock(5)	12/20/2012	—	59,250	—	—	236,235	(3)
Rod Diefendorf
Restricted Stock(6)	06/06/2012	—	25,000	—	—	88,750	(4)
Michelle Miller(7)

1.	Includes only those columns related to plan based awards granted during 2012. All other columns have been omitted.
2.	For 2012, the Marchex Compensation Committee did not award any bonuses under the Incentive Plan.
3.

These amounts represent the aggregate grant date fair value in accordance with FASB ACS Topic 718, excluding the effect of estimated forfeitures. These amounts do not reflect whether the holder has actually realized or will realize a financial benefit from the awards (such as by vesting in a restricted stock or restricted stock unit award or exercising a stock option). For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of each stock award, refer to note 6 to the consolidated financial statements contained in Marchex’s 2012 Annual Report on Form 10-K filed on March 12, 2013.

4.

This amount does not reflect whether the holder has actually realized or will realize a financial benefit from the award (such as by vesting in a restricted stock). Amounts represent the aggregate grant date fair value of restricted stock each year computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. The fair value of the shares underlying the restricted stock awards that vest based on time is measured based on the closing price of Marchex’s Class B common stock on the date of grant. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of each stock award, refer to Note 6 to the consolidated financial statements contained in Marchex’s 2012 Annual Report on Form 10-K filed on March 12, 2013.

[5].

The options become exercisable and the shares of restricted stock entitle the holder the right to receive one share of Marchex Class B common stock, if at all, based upon satisfaction of certain service and market conditions. Such options and shares of restricted stock were issued in 3 separate tranches, tranche a, b, and c, representing approximately 32%, 33% and 35%, respectively of each award. Such options and shares of restricted stock shall vest on the later of (a) the 12 (tranche a), 24 (tranche b) or 30 (tranche c) month anniversary of the grant date and (b) the last day of the first 20 consecutive trading day period after the grant date during which the average closing price of Marchex’s Class B common stock over such period is equal to or greater than $4.50 (tranche a), $5.25 (tranche b), or $6.00 (tranche c) with vesting in full upon a change of control.

[6].

The shares of restricted stock vest at the rate of 25% on each of the first, second, third and fourth anniversaries, respectively, of the grant date with 50% of any unvested shares vesting in full upon a change of control.

7.	Ms. Miller became an employee of Marchex on January 1, 2013.

Outstanding Marchex Equity Awards at 2012 Fiscal Year-End(1)

The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to Mr. Horowitz, Mr. Diefendorf and Ms. Miller as of December 31, 2012. Certain option and stock awards provide for accelerated vesting in full upon a change of control. For more information on these acceleration provisions, please refer to pages 90 - 93.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)(2)
Russell C. Horowitz
Stock Options	8/12/2009	150,000	—	—	4.63	8/12/2019	—	—	—	—
Stock Options	5/11/2010(3)	29,687	17,813	—	4.89	5/11/2020	—	—	—	—
Stock Options	5/11/2010	135,000	—	—	4.89	5/11/2020	—	—	—	—
Restricted Stock	5/10/2010(4)	—	—	—	—	—	47,500	195,225	—	—
Stock Options	12/20/2010(3)	19,000	19,000	—	8.77	12/20/2020	—	—	—	—
Stock Options	12/20/2010(5)	60,000	—	39,000	8.77	12/20/2020	—	—	—	—
Restricted Stock	12/20/2010(4)	—	—	—	—	—	38,000	156,180	—	—
Restricted Stock Units	12/20/2010(5)	—	—	—	—	—	—	—	13,000	53,430
Stock Options	12/20/2011(3)	8,750	26,250	—	6.35	12/20/2021	—	—	—	—
Stock Options	12/20/2011(6)	—	—	81,000	6.35	12/20/2021	—	—	—	—
Restricted Stock	12/20/2011(4)	—	—	—	—	—	52,500	215,775	—	—
Restricted Stock Units	12/20/2011(5)	—	—	—	—	—	—	—	27,000	110,970
Stock Options	12/20/2012(3)	—	58,250	—	4.41	12/20/2022	—	—	—	—
Stock Options	12/20/2012(7)	—	—	59,250	4.41	12/20/2022	—	—	—	—
Restricted Stock	12/20/2012(4)	—	—	—	—	—	58,250	239,408	—	—
Restricted Stock	12/20/2012(7)	—	—	—	—	—	—	—	59,250	243,518
Rod Diefendorf
Stock Options	03/22/2010(8)	13,125	10,938	—	5.30	03/22/2020	—	—	—	—
Restricted Stock	03/22/2010(9)	—	—	—	—	—	25,000	102,750	—	—
Stock Options	12/20/2010(8)	5,000	5,000	—	8.77	12/20/2020	—	—	—	—
Restricted Stock	12/20/2010(9)	—	—	—	—	—	12,500	51,375	—	—
Stock Options	12/20/2011(8)	2,500	7,500	—	6.35	12/20/2021	—	—	—	—
Restricted Stock	12/20/2011(9)	—	—	—	—	—	18,750	77,063	—	—
Restricted Stock	06/06/2012(9)	—	—	—	—	—	25,000	102,750	—	—
Michelle Miller(10)

1.	Includes only those columns for which there are outstanding equity awards at December 31, 2012. All other columns have been omitted.
2.

The market value of unvested stock awards is calculated by multiplying the number of unvested stock awards held by the applicable NEO by the closing price of Marchex’s Class B common stock on December 31, 2012 of $4.11, as reported on the NASDAQ Global Select Market.

[3].

The option vests at the rate of 25% on the first anniversary of the grant date and 1/12 of the remainder vests quarterly thereafter in equal increments and with vesting in full of all such option shares in the event of a change of control.

[4].	The shares of restricted stock vests at the rate of 25% on each of the first, second, third, and fourth anniversaries, respectively, of the grant date with vesting in full upon a change of control.
[5].

The options become exercisable and the restricted stock units entitle the holder the right to receive one share of Marchex’s Class B common stock, if at all, based upon satisfaction of certain service and market conditions. Such options and restricted stock units were issued in 3 separate tranches, tranche a, b, and c, representing approximately 27%, 33% and 40%, respectively of each award. Such options and restricted stock units shall vest on the later of (a) the 12 (tranche a), 21 (tranche b) or 30 (tranche c) month anniversary of the grant date and (b) the last day of the first 20 consecutive trading day period after the grant date during which the average closing price of Marchex’s Class B common stock over such period is equal to or greater than $9.00 (tranche a), $9.50 (tranche b), or $10.00 (tranche c) with vesting in full upon a change of control.

[6].

The options become exercisable and the restricted stock units entitle the holder the right to receive one share of Marchex’s Class B common stock, if at all, based upon satisfaction of certain service and market conditions. Such options and restricted stock units were issued in 3 separate tranches, tranche a, b and c, representing approximately 32%, 33% and 35%, respectively of each award. Such options and restricted stock units shall vest on the later of (a) the 12 (tranche a), 21 (tranche b) or 30 (tranche c) month anniversary of the grant date and (b) the last day of the first 20 consecutive trading day period after the grant date during which the average closing price of Marchex’s Class B common stock over such period is equal to or greater than $8.00 (tranche a), $8.50 (tranche b) or $9.00 (tranche c) with vesting in full upon a change of control.

[7].

The options become exercisable and the shares of restricted stock become vested, if at all, based upon satisfaction of certain service and market conditions. Such options and shares of restricted stock were issued in 3 separate tranches, tranche a, b and c, representing approximately 32%, 33% and 35%, respectively of each award. Such options and restricted stock units shall vest on the later of (a) the 12 (tranche a), 24 (tranche b) or 30 (tranche c) month anniversary of the grant date and (b) the last day of the first 20 consecutive trading day period after the grant date during which the average closing price of Marchex’s Class B common stock over such period is equal to or greater than $4.50 (tranche a), $5.25 (tranche b) or $6.00 (tranche c) with vesting in full upon a change of control.

8.

The option vests at the rate of 25% on the first anniversary of the grant date and 1/12 of the remainder vests quarterly thereafter in equal increments and with 50% of unvested option shares vesting in full in the event of a change of control.

[9].

The shares of restricted stock vests at the rate of 25% on each of the first, second, third, and fourth anniversaries, respectively, of the grant date with 50% of any unvested shares vesting in full upon a change of control.

[10]	Ms. Miller became an employee of Marchex on January 1, 2013.

Marchex Option Exercises and Stock Vested during 2012

The following table sets forth certain information concerning option exercises by Mr. Horowitz, Mr. Diefendorf and Ms. Miller and vesting of Marchex common stock held by each holder during the fiscal year ended December 31, 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(3)
Russell C. Horowitz	—	—	504,250	(2)	2,059,033
Rod Diefendorf	—	—	25,000		109,125
Michelle Miller(4)

1.	The value realized on exercise is calculated as the difference between the actual sales price of the shares underlying the options exercised and the applicable exercise price of those options.
2.

Includes certain restricted stock awards with an original Grant date of January 1, 2007 as Marchex’s Compensation Committee accelerated the vest date of such awards by one day to December 31, 2012 from January 1, 2013.

3.	The value realized on vesting is calculated based on the closing sales price of the underlying stock on the NASDAQ Global Select Market on the vesting date.
4.	Ms. Miller became an employee of Marchex on January 1, 2013.

Potential Payments Upon Termination or Change In Control

Restricted Stock and Restricted Stock Units Agreements

On May 11, 2010 and December 20, 2010, Marchex granted an aggregate of 560,000 shares of restricted stock and 237,000 restricted stock units under the Marchex 2003 Stock Plan to Marchex’s then NEOs pursuant to a review by Marchex’s Compensation Committee of equity incentives for NEOs. These awards are subject to certain conditions on vesting, but will vest in full upon the occurrence of both (a) a change of control, provided in the case of an equity award subject to vesting upon satisfaction of certain service and market conditions that the per share value of Marchex’s Class B common stock in such change of control transaction is equal to or greater than the applicable stock price vesting target, (b) followed by (i) a termination without cause of the executive officer’s employment by Marchex or any successor thereto, (ii) a diminution in duties (as defined in such award agreements) with respect to the executive officer, or (iii) the 12 month anniversary of the occurrence of the change of control. In the event that any portion of these awards which such NEOs are entitled to receive in connection with a change of control transaction constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then Marchex will “gross-up” the payment to cover all applicable excise taxes on such parachute payments (including income and excise taxes on such gross-up payment).

On December 20, 2011, Marchex granted an aggregate of 226,000 shares of restricted stock and 90,000 restricted stock units under the Marchex 2003 Stock Plan to certain of Marchex’s NEOs pursuant to a review by Marchex’s compensation committee of equity incentives for NEOs. These awards are subject to certain conditions on vesting, but will vest in full upon the occurrence of both (a) a change of control, provided in the case of an equity award subject to vesting upon satisfaction of certain service and market conditions that the per share value of Marchex’s Class B common stock in such change of control transaction is equal to or greater than the applicable stock price vesting target, (b) followed by (i) a termination without cause of the executive officer’s employment by Marchex or any successor thereto, (ii) a diminution in duties (as defined in such award agreements) with respect to the executive officer, or (iii) the 12 month anniversary of the occurrence of the change of control. In the event that any portion of these awards which such NEOs are entitled to receive in connection with a change of control transaction constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then Marchex will “gross-up” the payment to cover all applicable excise taxes on such parachute payments (including income and excise taxes on such gross-up payment).

On December 20, 2012, Marchex granted an aggregate of 400,000 shares of restricted stock under the Marchex 2003 Stock Plan to certain of Marchex’s NEOs pursuant to a review by Marchex’s Compensation Committee of equity incentives for NEOs. These awards are subject to certain conditions on vesting, but will vest in full upon the occurrence of both (a) a change of control,

(b) followed by (i) a termination without cause of the executive officer’s employment by Marchex or any successor thereto, (ii) a diminution in duties (as defined in such award agreements) with respect to the executive officer, or (iii) the 12 month anniversary of the occurrence of the change of control. In the event that any portion of these awards which such NEOs are entitled to receive in connection with a change of control transaction constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then Marchex will “gross-up” the payment to cover all applicable excise taxes on such parachute payments (including income and excise taxes on such gross-up payment).

On March 22, 2010, Marchex granted 50,000 shares of restricted stock under the Marchex 2003 Stock Plan to Mr. Diefendorf pursuant to the recommendation of Marchex’s Compensation Committee. These shares are subject to certain conditions on vesting, but 50% of unvested shares will vest in full upon the occurrence of a change of control.

On December 20, 2010, Marchex granted 25,000 shares of restricted stock under the Marchex 2003 Stock Plan to Mr. Diefendorf pursuant to the recommendation of Marchex’s Compensation Committee. These shares are subject to certain conditions on vesting, but 50% of unvested options will vest in full upon the occurrence of a change of control.

On December 20, 2011, Marchex granted 25,000 shares of restricted stock under the Marchex 2003 Stock Plan to Mr. Diefendorf pursuant to the recommendation of Marchex’s Compensation Committee. These shares are subject to certain conditions on vesting, but 50% of unvested shares will vest in full upon the occurrence of a change of control.

On June 6, 2012, Marchex granted 25,000 shares of restricted stock under the Marchex 2003 Stock Plan to Mr. Diefendorf pursuant to the recommendation of Marchex’s Compensation Committee. These shares are subject to certain conditions on vesting, but 50% of unvested shares will vest in full upon the occurrence of a change of control.

Option Agreements

On May 11, 2010 and December 20, 2010, Marchex granted an aggregate of 1,003,500 options under the Marchex 2003 Stock Plan to Marchex’s then NEOs pursuant to a review by Marchex’s compensation committee of equity incentives for NEOs. These options are subject to certain conditions on vesting, but will vest in full upon the occurrence of both (a) a change of control, provided in the case of an equity award subject to vesting upon satisfaction of certain service and market conditions that the per share value of the Marchex’s Class B common stock in such change of control transaction is equal to or greater than the applicable stock price vesting target, (b) followed by (i) a termination without cause of the executive officer’s employment by Marchex or any successor thereto, (ii) a diminution in duties (as defined in such award agreements) with respect to the executive officer, or (iii) the 12 month anniversary of the occurrence of the change of control. In the event that any portion of these options which such NEOs are entitled to receive in connection with a change of control transaction constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then Marchex will “gross-up” the payment to cover all applicable excise taxes on such parachute payments (including income and excise taxes on such gross-up payment).

On December 20, 2011, Marchex granted an aggregate of 383,000 options under the Marchex 2003 Stock Plan to its NEOs pursuant to a review by its Compensation Committee of equity incentives for NEOs. These options are subject to certain conditions on vesting, but will vest in full upon the occurrence of both (a) a change of control, provided in the case of an equity award subject to vesting upon satisfaction of certain service and market conditions that the per share value of Marchex’s Class B common stock in such change of control transaction is equal to or greater than the applicable stock price vesting target, (b) followed by (i) a termination without cause of the executive officer’s employment by Marchex or any successor thereto, (ii) a diminution in duties (as defined in such award agreements) with respect to the executive officer, or (iii) the 12 month anniversary of the occurrence of the change of control. In the event that any portion of these options which such NEOs are entitled to receive in connection with a change of control transaction constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then Marchex will “gross-up” the payment to cover all applicable excise taxes on such parachute payments (including income and excise taxes on such gross-up payment).

On December 20, 2012, Marchex granted an aggregate of 400,000 options under the Marchex 2003 Stock Plan to certain of Marchex’s NEOs pursuant to a review by Marchex’s Compensation Committee of equity incentives for NEOs. These options are subject to certain conditions on vesting, but will vest in full upon the occurrence of both (a) a change of control, (b) followed by (i) a termination without cause of the executive officer’s employment by Marchex or any successor thereto, (ii) a diminution in duties (as defined in such award agreements) with respect to the executive officer, or (iii) the 12 month anniversary of the occurrence of the change of control. In the event that any portion of these options which such NEOs are entitled to receive in connection with a change of control transaction constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then Marchex will “gross-up” the payment to cover all applicable excise taxes on such parachute payments (including income and excise taxes on such gross-up payment).

On March 22, 2010, Marchex granted 35,000 options under the Marchex 2003 Stock Plan to Mr. Diefendorf pursuant to the recommendation of Marchex’s Compensation Committee. These options are subject to certain conditions on vesting, but 50% of unvested options will vest in full upon the occurrence of a change of control.

On December 20, 2010, Marchex granted 10,000 options under the Marchex 2003 Stock Plan to Mr. Diefendorf pursuant to the recommendation of Marchex’s Compensation Committee. These options are subject to certain conditions on vesting, but 50% of unvested options will vest in full upon the occurrence of a change of control.

On December 20, 2011, Marchex granted 10,000 options under the Marchex 2003 Stock Plan to Mr. Diefendorf pursuant to the recommendation of Marchex’s Compensation Committee. These options are subject to certain conditions on vesting, but 50% of unvested options will vest in full upon the occurrence of a change of control.

The following table describes Marchex’s estimated potential payments and the estimated value of any accelerated vesting of stock options, restricted stock or restricted stock units to Mr. Horowitz, Mr. Diefendorf and Ms. Miller upon a change of control of Marchex and/or termination of employment, assuming such change of control or termination of employment occurred on December 31, 2012. The amounts contained in the table are based on Mr. Horowitz’s Mr. Diefendorf’s and Ms. Miller’s period of employment and/or compensation as of December 31, 2012 and, where applicable, the closing price of Marchex common stock on the last trading day prior to December 31, 2012. The table presents estimates of incremental amounts that would become payable had a triggering event occurred on December 31, 2012 and does not include amounts that were earned and payable as of that date regardless of the occurrence of a triggering event. The actual amounts to be paid and the value of any accelerated vesting of stock options, restricted stock or restricted stock units can be determined only at the time of triggering event, and are dependent upon the facts and circumstances then applicable.

Potential Payments upon Termination or Change of Control

Name	Change in Control without Termination of Employment($)	Change in Control with Termination of Employment without Cause or Resignation for Good Reason(1)($)	Termination of Employment without Cause, Resignation for Good Reason, Death or Disability ($)
Russell C. Horowitz
Salary and Bonus Payments	—	—	—
Severance Payments	—	—	—
Value of Accelerated Option Awards(2)	—	—	—
Value of Accelerated Restricted Stock Awards(3)	—	1,050,105	—
Health Benefits	—	—	—
Estimated 280G Gross-Up	—	—	—
Rod Diefendorf
Salary and Bonus Payments	—	—	—
Severance Payments	—	—	—
Value of Accelerated Option Awards(4)	48,165	—	—
Value of Accelerated Restricted Stock Awards(6)	166,969	—	—
Health Benefits	—	—	—
Estimated 280G Gross-Up	—	—	—
Michelle Miller(6)

(1)

The amounts stated in the column headed “Change of Control with Termination of Employment without Cause or Resignation for Good Reason” reflect both the payments and benefits provide on a “single trigger” basis contained in the first column and certain additional payments and benefits provided on a “double trigger” basis, meaning that they are triggered if, within 12 months following a change of control, the employee’s employment is terminated without cause or the employee resigns for good reason.

(2)

Represents the intrinsic value of unvested stock options held by Mr. Horowitz on December 31, 2012, the vesting of which would be accelerated by the applicable triggering event, based upon the excess, if any, of the closing price of $4.11 per share of Marchex’s common stock on the NASDAQ Global Market on December 31, 2012 over the exercise price of the option.

(3)

Represents the value of unvested restricted stock and restricted stock units held by Mr. Horowitz on December 31, 2012, the vesting of which would be accelerated by the applicable triggering event, based upon the closing price of $4.11 per share of Marchex’s common stock on the NASDAQ Global Market on December 31, 2012. Does not include the value of restricted stock with an original grant date of January 1, 2007 held by Mr. Horowitz, the vesting of which was, by action of the Marchex Compensation Committee on December 20, 2012, accelerated by one day from January 1, 2013 to December 31, 2012 in light of potential tax law changes for 2013.

(4)

Represents the intrinsic value of 50% of the unvested stock options held by Mr. Diefendorf on December 31, 2012, the vesting of which would be accelerated by a change of control, based upon the excess, if any, of the closing price of $4.11 per share of Marchex’s common stock on the NASDAQ Global Market on December 31, 2012 over the exercise price of the option.

(5)

Represents the value of 50% of the unvested restricted stock held by Mr. Diefendorf on December 31, 2012, the vesting of which would be accelerated by a change of control, based upon the closing price of $4.11 per share of Marchex’s common stock on the NASDAQ Global Market on December 31, 2012.

(6)	Ms. Miller became an employee of Marchex on January 1, 2013.

Employment Agreements

We intend to enter into employment agreements with certain NEOs who have yet to be appointed that become effective on the date of the Distribution. Information concerning these agreements will be included in an amendment to this Information Statement once additional NEOs have been appointed and have executed the agreements.

Compensation of Directors

A director who is a Company employee will receive no extra compensation for serving as a director. Each non-employee director will receive a base fee of $         per year; $         per Board, committee and Non-management director meeting attended in person; and $         per Board, committee and Non-management director meeting attended by telephone. Non-employee directors will also receive $     annually per committee membership and $         annually per committee chairmanship.

We also expect to pay our non-employee directors compensation in shares of restricted stock which will include an annual grant and a grant with respect to their service on the various board committees pursuant to the Company’s 2013 Stock Incentive Plan which will vest in full on              assuming continued service on the board during such period and with accelerated vesting in full upon a change of control.

Equity Compensation Plan Information

Archeo Stock Incentive Plan.

Prior to the Distribution, we intend to adopt the 2013 Archeo Stock Incentive Plain (the “Stock Plan”). We expect the Stock Plan will provide for the granting of shares of Archeo Class B Common Stock to employees, directors and consultants of Archeo, its affiliates and strategic partners and will provide for the following types of option grants:

•	incentive stock options within the meaning of Section 422 of the Internal Revenue Code, sometimes known as ISOs;

•	non-statutory stock options, which are options not intended to qualify as ISOs, sometimes known as non-qualified options;

•	rights to purchase shares pursuant to restricted stock purchase agreements; and

•	restricted stock units.

Archeo Employee Stock Purchase Plan.

Prior to the Distribution, we intend to adopt the 2013 Archeo Employee Stock Purchase Plan. This plan is intended to qualify under Section 423 of the Internal Revenue Code and permits eligible employees to purchase Archeo Class B Common Stock for amounts up to 15% of their compensation in purchase periods under the plan. The purchase price of shares of Archeo Class B Common Stock under the purchase plan will be equal to 95% of the closing price of the shares of Archeo Class B Common Stock on the last business day of each purchase period. Under the purchase plan, no employee will be permitted to purchase stock worth more than $25,000 in any calendar year, valued as of the first day of each purchase period. Archeo has authorized an aggregate of shares of Archeo Class B Common Stock for issuance under the purchase plan to participating employees. The purchase plan provides for purchase periods which shall be determined by the Archeo Board of Directors.

Treatment of Outstanding Options, Restricted Stock, Restricted Stock Units and Other Awards

The treatment of outstanding stock options, shares of restricted stock and restricted stock units of Marchex (“Outstanding Equity Awards”) held by our directors, officers and employees and by Marchex’s directors, officers and employees has not yet been determined. Prior to the Distribution, Marchex’s Compensation Committee will determine the treatment of such Outstanding Equity Awards. Once a final determination is made, we will update this Information Statement to reflect the determination.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship Between Marchex and Us After the Distribution

Following the Distribution, we will be a separate, stand-alone public company and Marchex will have no continuing common stock ownership interest in us. As described under “The Distribution — Results of the Distribution,” both Marchex and we will be under the control of Russell C. Horowitz immediately following the Distribution. See “Unaudited Pro Forma Condensed Combined Financial Information” and Note 10 of “Notes to Combined Financial Statements” for information concerning historical intercompany payments between us and Marchex.

For purposes of governing the ongoing relationships between Marchex and us after the Distribution and to provide for an orderly transition, Marchex and we will enter into the agreements described in this section prior to the Distribution.

Certain of the agreements summarized in this section will be included as exhibits to the Registration Statement of which this Information Statement forms a part, and the following summaries of those agreements will be qualified in their entirety by reference to the agreements.

Distribution Agreement

We intend to enter into a distribution agreement with Marchex, subject to board approval, as part of a series of transactions pursuant to which we will receive prior to the Distribution all of the assets related to Marchex’s web domain marketplace and pay-per-click advertising marketplace business. The distribution agreement will be filed as an exhibit to the Registration Statement of which this Information Statement forms a part, and the following description of the distribution agreement will be qualified in its entirety by reference to the distribution agreement as so filed.

Under the distribution agreement, Marchex will distribute our common stock to its common stockholders and Marchex will provide us with indemnities with respect to liabilities, damages, costs and expenses arising out of any of (i) Marchex’s business (other than business of ours); (ii) certain identified claims or proceedings; (iii) any breach by Marchex of its obligations under the distribution agreement; and (iv) any untrue statement or omission in the Registration Statement or the Information Statement relating to Marchex and its subsidiaries. We will provide Marchex with indemnities with respect to liabilities, damages, costs and expenses arising out of any of (i) our business; (ii) any breach by the Company of its obligations under the distribution agreement; and (iii) any untrue statement or omission in the Registration Statement or Information Statement other than any such statement or omission relating to Marchex and its subsidiaries.

In the Distribution Agreement we will release Marchex from any claims we might have arising out of:

•	the management of the business and affairs of Archeo on or prior to the Distribution;

•	the terms of the Distribution, our amended and restated certificate of incorporation, our by-laws and the other agreements entered into in connection with the Distribution; and

•	any decisions that have been made, or actions taken, relating to Archeo or the Distribution.

The distribution agreement will also provide (i) that Marchex will have the sole and absolute discretion to determine whether to proceed with the Distribution, including the form, structure and terms of any transactions to effect the Distribution and the timing of and satisfaction of conditions to the consummation of the Distribution, and (ii) for access to records and information, cooperation in defending litigation, as well as methods of resolution for certain disputes.

Contribution Agreements

As part of the series of transactions described above under “— Distribution Agreement,” we and our subsidiaries expect to enter into certain contribution agreements with Marchex and its subsidiaries prior to the Distribution pursuant to which (i) Marchex International, Ltd. will contribute to Marchex Europe, Ltd., assets related to the mobile and call advertising business; (ii) Marchex will purchase 100% of the capital stock of Marchex Europe, Ltd.; (iii) Marchex will contribute to us, 100% of the capital stock of Marchex International, Ltd.; (iv) Marchex will contribute assets related to the mobile and call advertising business to Jingle Networks, Inc. (“Jingle”); (v) Marchex, LLC will distribute Jingle stock to Marchex; and (vi) Marchex will contribute to us, all of the assets related to the web domain marketplace and pay-per-click advertising marketplace business owned by Marchex and Marchex Sales, LLC, 100% of the equity of Marchex, LLC, 100% of the equity of Marchex CAH, Inc. and 100% of the equity of goClick.com, Inc. We expect that the contribution agreements will not provide for any ongoing obligations for any party following the Distribution. A form of contribution agreement has been filed as an exhibit to the Registration Statement of which this Information Statement forms a part, and the preceding description of the form of contribution agreement is qualified in its entirety by reference to the form of contribution agreement as so filed. The below diagrams illustrate the contemplated subsidiary reorganization transactions to be entered into as per the contribution agreements:

Archeo, Inc. and Marchex, LLC will be the primary operators of the Domain Marketplace and the Advertising Marketplace, and will own and operate the assets related to both areas, including domains, customer contracts, supplier contracts, intellectual property and licenses, along with the accounts receivable, accounts payable, prepaid fees, deferred revenue, equipment and employees associated with the Domain Marketplace and Advertising Marketplace. Marchex International, Ltd will own certain European domains and Marchex CAH, Inc. and its subsidiary Marchex CA Corporation will own certain Canadian domains. goClick.com, Inc. owns certain support technology assets used in our Advertising Marketplace.

Support Services Agreement

We expect to enter into a support services agreement with Marchex under which, in exchange for the fees specified in such agreement, Marchex will agree to provide support services with regard to such areas as information technology, human resources, accounting, legal and collocation facilities support for a period of one year after the Distribution date, which initial period may be extended for no more than one additional year upon agreement of the parties. A form of the support services agreement has been filed as an exhibit to the Registration Statement of which this Information Statement forms a part, and the following description of the support services agreement is qualified in its entirety by reference to the support services agreement as so filed.

Marchex will agree to indemnify the Company for losses incurred by the Company that arise out of or are otherwise in connection with the indemnifying party’s provision of services under the agreement. Marchex will not have any liability to the company for any indirect, incidental, special or consequential damages arising out of or related to the support services agreement, however caused and on any theory of liability. We believe that the terms and conditions of the support services agreement will be as favorable to us as those available from unrelated parties for a comparable arrangement.

Certain Relationships and Potential Conflicts of Interest

Following the Distribution, there will be an overlap between the senior management of the Company and Marchex. Russell C. Horowitz will serve as the Executive Chairman of the Company and will continue to serve as the Chairman and Chief Executive Officer of Marchex. In addition, certain of our directors will continue to serve as directors of Marchex. We expect to name additional executive officers and directors prior and/or following the Distribution. These directors may have actual or apparent conflicts of interest with respect to matters involving or affecting each company. For example there will be the potential for a conflict of interest when we and Marchex consider certain acquisitions and other corporate opportunities that may be suitable for us and either or both of them. Also, conflicts may arise if there are issues or disputes under the commercial arrangements that will exist between Marchex and us. See “Description of Capital Stock — Certain Corporate Opportunities and Conflicts.” In addition, after the Distribution, certain of our officers and directors may continue to own Marchex stock and options to purchase Marchex stock, as well as cash performance awards with any payout based on the performance of Marchex. These ownership interests could create actual, apparent or potential conflicts of interest when these individuals are faced with decisions that could have different implications for the Company and Marchex. See “— Related Party Transaction Approval Policy” below for a discussion of certain procedures we will institute to help ameliorate any such potential conflicts that may arise.

The Company’s amended and restated certificate of incorporation will acknowledge that the Company may have overlapping directors and officers with Marchex and its subsidiaries and successors and that the Company may engage in material business transactions with such entities. The Company will renounce its rights to certain business opportunities and the Company’s amended and restated certificate of incorporation will provide that in certain circumstances our directors and officers will not have liability to the Company or its stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Marchex or any of its subsidiaries instead of the Company, or does not refer or communicate information regarding such corporate opportunity to the Company. These provisions in our amended and restated certificate of incorporation will also expressly validate certain contracts, agreements, arrangements and transactions (and amendments, modifications or terminations thereof) between the Company and Marchex and/or any of their respective subsidiaries and will provide that, to the fullest extent permitted by law, the actions of the overlapping directors and officers in connection therewith are not breaches of fiduciary duties owed to the Company or its stockholders. See “Description of Capital Stock — Certain Corporate Opportunities and Conflicts.” A form of our amended and restated certificate of incorporation will be filed as an exhibit to an amendment to the Registration Statement of which this Information Statement forms a part, and the foregoing description of our amended and restated certificate of incorporation is qualified in its entirety by reference to the amended and restated certificate of incorporation as so filed.

Related Party Transaction Approval Policy

We expect our Audit Committee to be responsible for reviewing and approving in advance any proposed related party transactions which would require disclosure under Item 404(a) of Regulation S-K and reporting to the Board of Directors on any approved transactions. We expect the Audit Committee will be responsible for ensuring that such relationships are on terms commensurate with those that would be extended to an unrelated third party.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Stock

As of the date of this Information Statement, all of the outstanding shares of our common stock are beneficially owned by Marchex. After the Distribution, Marchex will not own any shares of our common stock. To the Company’s knowledge, the following table sets forth information regarding the anticipated beneficial ownership of our Class A Common Stock and Class B Common Stock by:

•

each person (or group of affiliated persons) who we believe (based on the assumptions described below) will beneficially own more than 5% of the outstanding shares of our Class A Common Stock or Class B Common Stock;

•	each of our current directors and the directors following the Distribution;

•	each of our executive officers listed in the “Summary Compensation Table”; and

•	all of our directors and executive officers as a group following the Distribution

Except as otherwise noted below, we base the share amounts on each person’s beneficial ownership of Marchex common stock on             , 2013, giving effect to a distribution ratio of             shares of our common stock for             shares of Marchex common stock held by such person.

To the extent our directors and executive officers own Marchex common stock at the record date of the Distribution, they will participate in the Distribution on the same terms as other holders of Marchex common stock.

Except as otherwise noted in the footnotes below, each person or entity identified in the tables below has sole voting and investment power with respect to the securities owned by such person or entity.

Immediately following the Distribution, we estimate that             shares of our common stock will be issued and outstanding, based on the number of shares of Marchex common stock expected to be outstanding as of the record date. The actual number of shares of our common stock outstanding following the Distribution will be determined on             , 2013, the record date.

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or restricted stock units held by that person that are currently exercisable or exercisable or issuable upon vesting within 60 days of             , 2013, are deemed outstanding. These shares are not, however, deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as otherwise noted below, the address for each beneficial owner listed below is c/o Archeo, Inc., 520 Pike Street, Suite     , Seattle, Washington 98101.

Shares Beneficially Owned
	Class A Common Stock		Class B Common Stock		% Total Voting Power(1)
Name and, as appropriate, Address of Beneficial Owner	Shares	%	Shares	%
5% Security Holders
Named Executive Officers and Directors
Russell C. Horowitz
Rod Diefendorf
Michelle Miller
Dennis Cline
All directors and executive officers as a group ( persons)

*	Beneficial ownership or total voting power, as the case may be, representing less than one percent.
1.

Percentage of voting power represents voting power with respect to shares of our Class A Common Stock and Class B Common Stock as a single class. Each holder of Class A Common Stock shall be entitled to 25 votes per share of Class A Common Stock and each holder of Class B Common Stock shall be entitled to 1 vote per share of Class B Common Stock on all matters submitted to a vote of stockholders, except as may otherwise be required by law. The Class A Common Stock is convertible at any time by the holder into shares of Class B Common Stock on a share-for-share basis.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is not intended to be complete and is subject, and qualified in its entirety by reference, to our certificate of incorporation, as amended and restated, and our bylaws. We have filed copies of our certificate of incorporation and our bylaws as exhibits to the Registration Statement of which this Information Statement is a part. Our amended and restated certificate of incorporation will be adopted prior to the Distribution. The following summary assumes the filing of the amended and restated certificate of incorporation.

Authorized and Outstanding Capital Stock

On the Distribution date, we will be authorized to issue             shares of Class A common stock, $0.01 par value per share,             shares of Class B Common Stock, $0.01 par value per share and             shares of undesignated preferred stock, $0.01 par value per share.

Following the Distribution, we will have             shares of Class A Common Stock outstanding, shares of Class B Common Stock outstanding and no shares of preferred stock outstanding. All shares of our common stock currently outstanding are fully paid and non-assessable, not subject to redemption and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

The shares of Class A Common Stock are convertible on a one for one basis into shares of Class B Common Stock, but only upon the election of the individual holders. In the event that any shares of Class A are converted into shares of Class B, the number of outstanding Class A shares will be reduced on a one for one basis, and the number of Class B shares shall be increased on the same basis.

Common Stock

We have two classes of authorized common stock: Class A Common Stock and Class B Common Stock. Except with respect to voting rights, the Class A and Class B shares have identical rights. Holders of our Class A Common Stock are entitled to twenty-five votes for each share held and holders of our Class B Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by the laws of the State of Delaware, the holders of outstanding shares of Class A Common Stock and the holders of outstanding shares of Class B Common Stock vote as one class with respect to the election of directors and with respect to all other matters to be voted on by the stockholders of the Company.

Each share of Class A Common Stock is convertible, at the holder’s option, into one share of Class B Common Stock. Our Class B Common Stock is not convertible into our Class A Common Stock. Subject to the prior rights of any of our outstanding preferred stock to receive dividends and distributions, holders of our Common Stock are entitled to receive ratably any dividends that may be declared by the Board of Directors out of funds legally available and are entitled to receive, pro rata, all of our assets available for distribution to such holders upon liquidation, dissolution or winding up of the Company.

Preferred Stock

Our Board of Directors has the authority to issue up to             shares of preferred stock, $0.01 par value, in one or more series. Our Board of Directors will also have the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Archeo without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of Class B Common Stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the Class B Common Stock. Upon the completion of the Distribution, no shares of preferred stock will be outstanding. Archeo currently has no plans to issue any shares of preferred stock.

Drag Along Rights

After the completion of the Distribution, we expect the holders of all of our outstanding shares of our Class A Common Stock, or their permitted transferees, will be entitled to drag along rights with respect to the sale of their shares pursuant to a stockholders agreement anticipated to be entered into by the Class A stockholders in the event a majority of the voting power of the Company’s stockholders proposes to either (i) make a bona fide sale or exchange of all of the shares they hold to a non-affiliated third party, or (ii) agree to enter into a merger with another entity or agree to sell all or substantially all of our assets. Those stockholders who hold a majority of the voting power of all outstanding Class A Common Stock may effectuate the drag along right upon 30 days’ notice and require the other Class A stockholders to sell or vote all of their shares of common stock in favor of the subject transaction.

2013 Archeo Stock Incentive Plan

See “Executive Compensation—Equity Compensation Plan Information” for a complete explanation of the plan.

2013 Archeo Employee Stock Purchase Plan

See “Executive Compensation—Equity Compensation Plan Information” for a complete explanation of the plan.

Anti-Takeover Provisions Affecting Stockholders

Following the Distribution, our Executive Chairman Russell C. Horowitz will own         percent ( %) of the combined voting power of our outstanding common stock, which could be deemed to have an anti-takeover effect.

Our certificate of incorporation, as amended, provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, provided that, to the extent provided by applicable law, the certificate of incorporation shall not eliminate the liability of a director for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or

•	any transaction from which such director derives improper personal benefit.

Our by-laws provide that we shall, to the extent permitted by Delaware law, indemnify and advance expenses to our currently acting and former directors, officers, employees and agents or director, officers, employees and agents of other corporations, partnerships, joint ventures, trusts or other enterprises if serving at our request arising in connection with their acting in such capacities. We have entered into indemnification agreements with each of our directors and executive officers.

We are subject to Section 203 of the Delaware General Corporation Law. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the person became an interested stockholder, unless:

•

the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by our Board of Directors prior to the time the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or after the time a person became an interested stockholder, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

“Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the shares of the corporation’s outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, therefore, may discourage attempts to acquire us. These restrictions do not apply if, among other things, the Company’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. Our amended and restated certificate of incorporation will not contain such an election. However, our Board of Directors exercised its right under Section 203 to approve the acquisition of our common stock in the Distribution by Russell C. Horowitz. This will have the effect of making Section 203 inapplicable to transactions between the Company, on the one hand, and Russell C. Horowitz, on the other hand.

The provisions described above could have the effect of discouraging open market purchases of our Class B Common Stock because they may be considered disadvantageous by a stockholder who desires to undertake a business combination with us.

NASDAQ Listing

We expect our Class B Common Stock to be approved for listing on The NASDAQ Stock Market LLC under the trading symbol “ACHX.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class B Common Stock is Computershare Shareowner Services LLC.

Certain Corporate Opportunities and Conflicts

Our amended and restated certificate of incorporation will recognize that certain directors and officers of the Company (the “Overlap Persons”) may serve as directors, officers, employees, consultants and agents of Marchex and its subsidiaries and successors and its subsidiaries and successors (each of the foregoing is an “Other Entity”) and will provide that if a director or officer of the Company who is an Overlap Person is presented or offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Company or any of its subsidiaries, in which the Company or any of its subsidiaries could have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”), (i) such director or officer will, to the fullest extent permitted by law, have no duty or obligation to refrain from referring such Potential Business Opportunity to any Other Entity and, if such director or officer refers such Potential Business Opportunity to an Other Entity, such director or officer shall have no duty or obligation to refer such Potential Business Opportunity to the Company or to any of its subsidiaries or to give any notice to the Company or to any of its subsidiaries regarding such Potential Business Opportunity (or any matter related thereto), (ii) if such director refers a Potential Business Opportunity to an Other Entity, such director or officer will not be liable to the Company or to any of its subsidiaries, as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Company, or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to the Company regarding such Potential Business Opportunity or any matter relating thereto, (iii) any Other Entity may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to such Other Entity by an Overlap Person, and (iv) if a director or officer who is an Overlap Person refers a Potential Business Opportunity to an Other Entity, then, as between the Company and/or its subsidiaries on the one hand, and such Other Entity, on the other hand, the Company and its subsidiaries shall be deemed to have renounced any interest, expectancy or right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such director or officer having been presented or offered, or otherwise acquiring knowledge of such Potential Business Opportunity unless in each case referred to in clause (i), (ii), (iii) or (iv), all of the following conditions are satisfied: (A) such Potential Business Opportunity was expressly presented or offered to the director or officer of the Company solely in his or her capacity as a director or officer of the Company; and (B) the director or officer believed that the Company possessed, or would reasonably be expected to be able to possess, the resources necessary to exploit such Potential Business Opportunity. In our amended and restated certificate of incorporation, the Company has renounced to the fullest extent permitted by law, any interest or expectancy in any Potential Business Opportunity that is not a Restricted Potential Business Opportunity. In the event that our Board of Directors declines to pursue a Restricted Potential Business Opportunity, the Overlap Persons are free to refer such Restricted Potential Business Opportunity to an Other Entity.

Our amended and restated certificate of incorporation will provide that no contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between the Company and/or any of its subsidiaries, on the one hand, and an Other Entity, on the other hand, before the Company ceased to be an indirect, wholly-owned subsidiary of Marchex shall be void or voidable or be considered unfair to the Company or any of its subsidiaries because an Other Entity is a party thereto, or because any directors, officers or employees of an Other Entity was present at or participated in any meeting of the Board of Directors, or a committee thereof, of the Company or of any subsidiary of the Company, that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. The Company may from time to time enter into and perform, and cause or permit any of its subsidiaries to enter into and perform, one or more contracts, agreements, arrangements or transactions (or amendments, modifications or supplements thereto) with an Other Entity. To the fullest extent permitted by law, no such contract, agreement, arrangement or transaction (nor any such amendments, modifications or supplements), nor the performance thereof by the Company or any subsidiary of the Company or an Other Entity, shall be considered contrary to any fiduciary duty owed to the Company (or to any subsidiary of the Company, or to any stockholder of the Company or any of its subsidiaries) by any director or officer of the Company (or by any director or officer of any subsidiary of the Company) who is an Overlap Person. To the fullest extent permitted by law, no director or officer of the Company or any subsidiary of the Company who is an Overlap Person thereof shall have or be under any fiduciary duty to the Company (or to any subsidiary of the Company, or to any stockholder of the Company or any of its subsidiaries) to refrain from acting on behalf of the Company or an Other Entity, or any of their respective subsidiaries, in respect of any such contract, agreement, arrangement or transaction or performing any such contract, agreement, arrangement or transaction in accordance with its terms and each such director or officer of the Company or any subsidiary of the Company who is an Overlap Person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and shall be deemed not to have breached his or her duties of loyalty to the Company (or to any subsidiary of the Company, or to any stockholders of the Company or any of its subsidiaries) and not to have derived an improper personal benefit therefrom.

No amendment, repeal or adoption of any provision inconsistent with the foregoing provisions will have any effect upon (a) any agreement between the Company or a subsidiary thereof and any Other Entity, that was entered into before the time of such amendment or repeal or adoption of any such inconsistent provision (the “Amendment Time”), or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after the Amendment Time, (b) any transaction entered into between the Company or a subsidiary thereof and any Other Entity, before the Amendment Time, (c) the allocation of any business opportunity between the Company or any subsidiary thereof and any Other Entity before the Amendment Time, or (d) any duty or obligation owed by any director or officer of the Company or any subsidiary of the Company (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director or officer was offered, or of which such director or officer otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any current or former director, officer or employee or other individual against expenses, judgments, fines and amounts paid in settlement in connection with civil, criminal, administrative or investigative actions or proceedings, other than a derivative action by or in the right of the corporation, if the director, officer, employee or other individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation provides that each person who was or is made or is threatened to be made a party to any action or proceeding by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by us against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended. The certificate of incorporation provides that the Company shall advance expenses, including attorneys’ fees, incurred by a director, officer, employee or agent of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such advances if it shall be ultimately determined that he is not entitled to be indemnified by the Company. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. Our certificate of incorporation also specifically authorizes us to maintain insurance and to grant similar indemnification rights to our employees or agents.

We expect the Distribution Agreement between us and Marchex will provide for indemnification by us of Marchex and its directors, officers and employees and by Marchex of us and our directors, officers and employees for some liabilities, including liabilities under the Securities Exchange Act of 1934. The amount of these indemnity obligations is unlimited.

AVAILABLE INFORMATION

We have filed with the SEC a Registration Statement under the Securities Exchange Act of 1934 and the rules and regulations promulgated under the Securities Exchange Act of 1934 with respect to the shares of our Class B Common Stock being distributed to Marchex’s stockholders in the Distribution. This Information Statement does not contain all of the information set forth in the Registration Statement and its exhibits and schedules, to which reference is made hereby. Statements in this Information Statement as to the contents of any contract, agreement or other document are qualified in all respects by reference to such contract, agreement or document. If we have filed any of those contracts, agreements or other documents as an exhibit to the Registration Statement, you should read the full text of such contract, agreement or document for a more complete understanding of the document or matter involved. For further information with respect to us and our Class B Common Stock, we refer you to the Registration Statement, including the exhibits and the schedules filed as a part of it.

We intend to furnish the holders of our Class B Common Stock with annual reports and proxy statements containing financial statements audited by an independent public accounting firm and file with the SEC quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information. We also intend to furnish other reports as we may determine or as required by law.

The Registration Statement of which this Information Statement forms a part and its exhibits and schedules, and other documents which we file with the SEC can be inspected and copied at, and copies can be obtained from, the SEC’s public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. You can also obtain reports, proxy statements and other information about us at NASDAQ’s website at http://www.nasdaq.com.

Information that we file with the SEC after the date of this Information Statement may supersede the information in this Information Statement. You may read these reports, proxy statements and other information and obtain copies of such documents and information as described above.

No person is authorized to give any information or to make any representations other than those contained in this Information Statement, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Information Statement nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth or in our affairs since the date hereof.

ARCHEO, INC.

Page
Condensed Combined Financial Statements (Unaudited)
Condensed Combined Balance Sheets as of December 31, 2012 and March 31, 2013	F-21
Condensed Combined Statements of Operations for the three months ended March 31, 2012 and 2013	F-22
Condensed Combined Statements of Cash Flows for the three months ended March 31, 2012 and 2013	F-23
Notes to Condensed Combined Financial Statements	F-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Marchex, Inc.

We have audited the accompanying carve-out combined financial statements of the Archeo Business, which comprise the carve-out combined balance sheets as of December 31, 2011 and 2012, and the related carve-out combined statements of operations, parent company equity, and cash flows for each of the years in the two-year period ended December 31, 2012 (together and hereinafter, the “Combined Financial Statements”). The Combined Financial Statements are the responsibility of the management of Marchex, Inc. Our responsibility is to express an opinion on these Combined Financial Statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the Combined Financial Statements referred to above present fairly, in all material respects, the financial position of the Archeo Business as of December 31, 2011 and 2012, and the results of their operations and cash flows for each of the years in the two-year period ended December 31, 2012 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Seattle, Washington

March 13, 2013

ARCHEO, INC.

Combined Balance Sheets

(in thousands)

	As of December 31,
	2011	2012
Assets
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable, net	5,461	3,096
Prepaid expenses and other current assets	2,382	1,637
Deferred tax assets	558	160

Total current assets	8,401	4,893
Property and equipment, net	832	646
Deferred tax assets	45,344	12,929
Intangible and other assets, net	1,853	289
Intangible assets from acquisitions, net	159	—

Total assets	$56,589	$18,757

Liabilities and Parent Company Equity
Current liabilities:
Accounts payable	$2,883	$1,795
Accrued expenses and other current liabilities	1,720	1,699
Deferred revenue	1,796	1,722

Total current liabilities	6,399	5,216
Other non-current liabilities	347	196

Total liabilities	6,746	5,412
Commitments and contingencies
Parent company equity	49,843	13,345

Total liabilities and parent company equity	$56,589	$18,757

See accompanying notes to combined financial statements

ARCHEO, INC.

Combined Statements of Operations

(in thousands)

	Years ended December 31,
	2011	2012
Revenue	$44,896	$26,419
Expenses:
Service costs (1)	23,999	14,295
Sales and marketing	4,029	2,478
Product development	4,086	2,592
General and administrative	3,782	2,807
Amortization of intangible assets from acquisitions (2)	1,418	159

Total operating expenses	37,314	22,331
Gain on sales and disposals of intangible assets, net	9,421	6,296

Income from operations	17,003	10,384
Other income	17	—

Income before provision for income taxes	17,020	10,384
Income tax expense	5,952	30,607

Net income (loss)	$11,068	$(20,223)

(1) Excludes amortization of intangible assets from acquisitions.
(2) Components of amortization of intangible assets from acquisitions:
Service costs	$1,418	$159

See accompanying notes to combined financial statements

ARCHEO, INC.

Combined Statements of Parent Company Equity

(in thousands)

Parent company equity
Balance, January 1, 2011	$56,136
Net income	11,068
Stock-based compensation	2,261
Net distribution to Marchex	(19,622)

Balance, December 31, 2011	$49,843
Net loss	(20,223)
Stock-based compensation	1,591
Net distribution to Marchex	(17,866)

Balance, December 31, 2012	$13,345

See accompanying notes to combined financial statements

ARCHEO, INC.

Combined Statements of Cash Flows

(in thousands)

	Years ended December 31,
	2011	2012
Cash flows from operating activities:
Net income (loss)	$11,068	$(20,223)
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation	2,956	951
Leasehold improvement incentive	29	—
Gain on sales and disposals of intangible assets, net	(9,421)	(6,296)
Allowance for doubtful accounts and advertiser credits	139	852
Stock-based compensation	2,261	1,591
Deferred income taxes	5,032	32,813
Excess tax benefit related to stock-based compensation	(168)	(60)
Change in certain assets and liabilities:
Accounts receivable, net	1,498	1,513
Prepaid expenses and other current assets	(1,807)	1,848
Accounts payable	(1,490)	(1,092)
Accrued expenses and other current liabilities	(22)	(175)
Deferred revenue	236	(74)
Other non-current liabilities	6	(151)

Net cash provided by operating activities	10,317	11,497
Cash flows from investing activities:
Purchases of property and equipment	(337)	(159)
Proceeds from sales of intangible assets	9,474	6,319

Net cash provided by investing activities	9,137	6,160
Cash flows from financing activities:
Excess tax benefit related to stock-based compensation	168	60
Withholding taxes related to restricted stock vesting	—	149
Net distribution to Marchex	(19,622)	(17,866)

Net cash used in financing activities	(19,454)	(17,657)

Net increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

Supplemental disclosure of non-cash investing and financing activities:
Property and equipment acquired in accounts payable and accrued expenses	6	9

See accompanying notes to combined financial statements

ARCHEO, INC.

Notes to Combined Financial Statements

(1) Description of Business and Summary of Significant Accounting Policies and Practices

(a) Description of Business and Basis of Presentation

Archeo, Inc. is a newly formed company that was created for the purpose of completing the series of transactions by which Marchex, Inc. (“Marchex”) will separate its domain and click-based advertising business (hereinafter referred to as “Archeo”) from Marchex’s mobile and call advertising business. Prior to the separation, Archeo is managed by and wholly-owned by Marchex. Archeo provides performance-based online advertising that connects advertisers with consumers across its proprietary network of owned web sites as well as third party web sites.

On November 1, 2012, Marchex announced its intention to pursue separation of its business into two distinct, publicly traded entities. The separation is expected to be a tax-free pro rata distribution in which Marchex’s existing shareholders would hold interests in: (1) Marchex, a pure play mobile advertising company focused on calls, and (2) Archeo, a premium domain and advertising marketplace. Completion of the proposed separation is subject to certain conditions, including final approval by Marchex’s board of directors, receipt of regulatory approvals, favorable tax rulings and/or opinions regarding the tax-free nature of the transaction to Marchex and to its shareholders, further due diligence as appropriate, and the filing and effectiveness of appropriate filings with the Securities and Exchange Commission. While Marchex expects to complete the separation by the end of the third calendar quarter of 2013, we cannot assure that the separation will be completed and if completed on the anticipated timeline or that the terms of the separation will not change. Following the separation, Marchex will cease to own any equity interest in Archeo, and Archeo will operate as an independent, publicly-traded company.

The combined financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Archeo has historically operated as part of Marchex and not as a separate stand-alone entity. The combined financial statements of Archeo have been prepared on a “carve-out” basis from the consolidated financial statements of Marchex to represent the financial position and operating results of Archeo as if Archeo had existed on a stand-alone basis during the periods presented. Archeo’s combined financial statements have been derived from the consolidated financial statements and accounting records of Marchex using the historical results of operations and historical basis of assets and liabilities of Archeo’s business. Archeo’s financial statements include certain assets, liabilities, revenues and expenses of Marchex which were allocated for certain functions, including general corporate expenses related to finance, legal, information technology, human resources, shared services, insurance, employee benefits and incentives and stock-based compensation. These assets, liabilities, revenues and expenses have been allocated to Archeo on the basis of direct usage when identifiable, and for resources indirectly used by Archeo, allocations were based on relative headcount to reflect estimated usage by the Archeo business. Management considers the allocation methodology and results to be reasonable for all periods presented. However, these allocations may not be indicative of the actual results that Archeo would have incurred as an independent public company or of the results expected to occur in the future. As such, the combined financial statements may not necessarily reflect Archeo’s results of operations, financial position or cash flows in the future or what its results of operations, financial position or cash flows would have been had Archeo been an independent company during the periods presented.

All intra-company transactions and balances have been eliminated; however, transactions between Archeo and Marchex have been recorded as if Archeo had been an independent company during all periods presented.

For the purposes of the combined statements of cash flows, Archeo reflects cash management and treasury service transactions with Marchex as a financing activity. All cash generated and used by Archeo was included in the cash accounts of Marchex and is reflected as net distributions to Marchex.

(b) Cash and Cash Equivalents

Historically, Marchex has provided financing, cash management and other treasury services to Archeo and as a result, no separate cash accounts for Archeo were historically maintained. Archeo’s cash balances are swept by Marchex, and historically Archeo has received funding from Marchex for all operating and investing cash needs. Cash transferred to and from Marchex has historically been recorded as intercompany payables and receivables, which are reflected in parent company equity in the accompanying combined financial statements. Cash and cash equivalents maintained by Marchex are not included in the accompanying combined financial statements.

(c) Fair Value of Financial Instruments

Archeo had the following financial instruments as of December 31, 2011 and 2012: accounts receivable, accounts payable and accrued liabilities. The carrying value of accounts receivable, accounts payable and accrued liabilities approximates their fair value based on the liquidity of these financial instruments or based on their short-term nature.

(d) Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. Accounts receivable balances are presented net of allowance for doubtful accounts and allowance for advertiser credits.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses in existing accounts receivable. Management determines the allowance based on analysis of historical bad debts, advertiser concentrations, advertiser credit-worthiness and current economic trends. Past due balances over 90 days and specific other balances are reviewed individually for collectability. Management reviews the allowance for collectability quarterly. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

The allowance for doubtful account activity for the periods indicated is as follows (in thousands):

	Balance at beginning of period	Charged to costs and expenses	Write- offs, net of recoveries	Balance at end of period
December 31, 2011	171	(19)	16	136
December 31, 2012	136	125	150	111

Allowance for Advertiser Credits

The allowance for advertiser credits is management’s best estimate of the amount of expected future reductions in advertisers’ payment obligations related to delivered services. Management determines the allowance for advertiser credits and adjustments based on analysis of historical credits.

The allowance for advertiser credits activity for the periods indicated is as follows (in thousands):

	Balance at beginning of period	Additions charged against revenue	Credits processed	Balance at end of period
December 31, 2011	210	158	246	122
December 31, 2012	122	727	760	89

(e) Property and Equipment

Property and equipment is allocated to Archeo based on estimated usage by Archeo derived by relative headcount and is stated at cost net of accumulated depreciation. Depreciation on computers and other related equipment, purchased software, and furniture and fixtures is calculated on the straight-line method over the estimated useful lives of the assets, generally averaging three years. Leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful lives of the assets ranging from three to eight years.

(f) Impairment or Disposal of Long-Lived Assets and Goodwill

Archeo reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds fair value. Assets to be disposed of would be separately presented on the balance sheet and reported at the lower of their carrying amount or fair value less costs to sell, and no longer depreciated.

(g) Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed in business combinations accounted for under the purchase method. Goodwill is tested annually for impairment and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. All goodwill attributable to Archeo, which is comprised of acquisition-specific goodwill from business combinations consummated in prior years, was fully impaired prior to 2011. The goodwill attributable to Archeo was tested for impairment as if Archeo had existed on a stand-alone basis and therefore the impairment charges recognized by Archeo differ from the impairment charges historically recognized by Marchex. Prior to 2011, Archeo recorded an impairment charge of $195.6 million, which reduced the financial statement carrying amount of goodwill to zero.

(h) Revenue Recognition

Archeo’s primary sources of revenue are from performance-based advertising services, which include pay-per-click services and cost-per-action services. Archeo has no barter transactions.

Archeo recognizes revenue upon the completion of its performance obligation, provided that: (1) evidence of an arrangement exists; (2) the arrangement fee is fixed and determinable; and (3) collection is reasonably assured.

In certain cases, Archeo records revenue based on available and reported preliminary information from third parties. Collection on the related receivables may vary from reported information based upon third party refinement of the estimated and reported amounts owing that occurs subsequent to period ends. Differences between amounts recognized based on preliminary information and collection of the related receivable amounts were not significant for the periods presented.

In providing pay-per-click advertising, Archeo generates revenue upon delivery of qualified and reported click-throughs to advertisers or advertising service providers’ listings. These advertisers and advertising service providers pay Archeo a designated transaction fee for each click-through, which occurs when an online user clicks on any of their advertisement listings after it has been placed by Archeo or by Archeo’s distribution partners. Each click-through on an advertisement listing represents a completed transaction. The advertisement listings are displayed within Archeo’s distribution network, which includes mobile and online search engines and applications, directories, destination sites, shopping engines, third party Internet domains or web sites, Archeo’s portfolio of owned web sites and other targeted Web-based content and offline sources. Archeo also generates revenue from cost-per-action services, which occurs when the online user is redirected from one of Archeo’s web sites or a third party web site in our distribution network to an advertiser web site and completes the specified action.

In providing pay-per-click contextual targeting services, advertisers purchase keywords or keyword strings, based on an amount they choose for a targeted placement on vertically-focused web sites or specific pages of a web site that are specific to their products or services and their marketing objectives. The contextual results distributed by our services are prioritized for users by the amount the advertiser is willing to pay each time a user clicks on the advertisement and the relevance of the advertisement, which is dictated by historical click-through rates. Advertisers incur an obligation to pay Archeo when a click-through occurs on their advertisement.

Advertisers pay Archeo additional fees for services such as presence management and campaign management services. Advertisers generally pay Archeo on a click-through basis, although in certain cases Archeo receives a fixed fee for delivery of these services. In some cases we also deliver banner campaigns for select advertisers. Banner advertising revenue may be based on a fixed fee per click and is generated and recognized on click-through activity. In other cases, banner payment terms are volume-based with revenue generated and recognized when impressions are delivered.

In accordance with FASB ASC 605, when Archeo enters into advertising revenue sharing arrangements where it acts as the primary obligor, Archeo recognizes the underlying revenue on a gross basis. Archeo enters into agreements with various distribution partners to provide distribution for pay-per-click advertisement listings which contain URL strings of our advertisers. Archeo generally pays distribution partners based on a percentage of revenue or a fixed amount per click-through on these listings. Archeo acts as the primary obligor with the advertiser for click-through transactions and is responsible for the fulfillment of services.

Archeo also recognizes revenue for certain reseller partner contracts on a net basis where the reseller partner is the primary obligor with respect to the advertiser. In determining whether to report revenue generated from reseller partners on a gross or net basis, Archeo assesses whether it maintains the principal relationship with the advertiser whether it bears the credit risk and whether it has latitude in establishing prices. In circumstances where the reseller partner acts as the primary obligor, Archeo recognizes the underlying revenue on a net basis.

When an arrangement involves multiple elements, the entire fee from the arrangement is allocated to each respective element based on its relative selling price and recognized when the revenue recognition criteria, as described above, for each element are met. The relative selling price for each element is determined using a hierarchy of (1) Company specific objective and reliable evidence, then (2) third-party evidence, then (3) best estimate of selling price. The adoption of ASU No. 2009-13 in 2011 did not have a material impact on Archeo’s combined financial statements.

(i) Service Costs

The largest component of Archeo’s service costs consist of user acquisition costs that relate primarily to payments made to distribution partners for access to their mobile, online, and offline user traffic. Archeo enters into agreements of varying durations with distribution partners that integrate Archeo’s services into their web sites and indexes. The primary payment structure of the distribution partner agreements is a variable payment based on a specified percentage of revenue. These variable payments are often subject to minimum payment amounts per click-through. Other payment structures that to a lesser degree exist include: 1) fixed payments, based on a guaranteed minimum amount of usage delivered, 2) variable payments based on a specified metric, such as number of paid click-throughs, and 3) a combination arrangement with both fixed and variable amounts that may be paid in advance.

Archeo expenses user acquisition costs based on whether the agreement provides for fixed or variable payments. Agreements with fixed payments with minimum guaranteed amounts of usage are expensed as the greater of the pro-rata amount over the term of arrangement or the actual usage delivered to date based on the contractual revenue share. Agreements with variable payments based on a percentage of revenue or number of paid click-throughs or other metrics are expensed as incurred based on the volume of the underlying activity or revenue multiplied by the agreed-upon price or rate.

Service costs also include network operations and customer service costs that consist primarily of costs associated with providing performance-based advertising and search marketing services, maintaining Archeo’s web sites, credit card processing fees, network costs and fees paid to outside service providers that provide Archeo’s paid listings and customer services. Customer service and other costs associated with serving Archeo’s search results and maintaining Archeo’s web sites include depreciation of web sites, network equipment and internally developed software, colocation charges of Archeo’s network web site equipment, bandwidth, software license fees, salaries of related personnel, stock-based compensation and amortization of intangible assets. Other service costs include license fees, the amortization of the purchase cost of domain names and the costs incurred for the renewal of the domain name registration.

(j) Advertising Expenses

Advertising costs are expensed as incurred and include Internet-based advertising, sponsorships, and trade shows. Such costs are included in sales and marketing. Internet-based advertising is concentrated primarily with four providers. The amounts for online and related outside marketing activities were approximately $2.3 million and $1.2 million for the years ended December 31, 2011 and 2012, respectively.

(k) Other Intangible Assets and Product Development

Archeo capitalizes costs incurred to acquire domain names or URLs, which include the initial registration fees, and amortizes the costs over the expected useful life of the domain names on a straight-line basis. The expected useful lives range from 12 to 84 months. In order to maintain the rights to each domain name acquired, Archeo pays periodic registration fees, which generally cover a minimum period of 12 months. Archeo records registration renewal fees of domain name intangible assets as a prepaid expense and recognizes the cost over the renewal period.

Product development costs consist primarily of expenses incurred by Archeo in the research and development, creation, and enhancement of Archeo’s Internet sites and services. Research and development costs are expensed as incurred and include compensation and related expenses, costs of computer hardware and software, and costs incurred in developing features and functionality of the services. For the periods presented, substantially all of the product development expenses are research and development.

Product development costs are expensed as incurred or capitalized into property and equipment in accordance with FASB ASC 350. FASB ASC 350 requires that cost incurred in the preliminary project and post-implementation stages of an internal use software project be expensed as incurred and that certain costs incurred in the application development stage of a project be capitalized.

(l) Income Taxes

Archeo utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in results of operations in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

The income and expenses of Archeo were included in the consolidated federal and certain state and local income tax returns of Marchex. Income taxes reflected in these combined financial statements have been calculated on a separate return basis as if the Archeo business were a separate taxable group. There was no tax sharing agreement in place between Archeo and Marchex for all periods presented. After the proposed separation, Archeo will not be included in the Marchex consolidated tax return. Income tax expense generated by Archeo has been reflected as a component of parent company equity in the accompanying combined financial statements. Such income tax provisions amounted to $6.0 million and $30.6 million for the years ended December 31, 2011 and 2012, respectively.

(m) Stock-Based Compensation

Marchex offers a stock incentive plan (the “Plan”) which allows for grants of both stock option and restricted stock awards to employees, officers, non-employee directors, and consultants, including individuals that have directly or indirectly provided services to Archeo. Under the Plan, stock options may be designated as incentive or non-qualified stock options at the discretion of the Plan’s Administrative Committee. The stock-based compensation expenses recognized by Archeo include all of the stock-based payment expenses directly attributable to services rendered by Archeo employees and consultants and allocations of indirect expenses attributable to Marchex employees, consultants and directors that provide general corporate services that have been deemed allocable to Archeo.

Archeo accounts for stock-based compensation using the fair value method. Stock-based compensation expense is recorded during the period based on the fair value of the portion of stock-based payment awards that are ultimately expected to vest. Stock-based payment awards are expensed on a straight-line basis over the requisite service period. As the obligations related to stock-based awards under the Marchex Plan are satisfied by Marchex, the allocation to Archeo of its proportionate share of the related expenses is reflected as a component of parent company equity in the accompanying combined financial statements.

Stock-based compensation expense has been included in the same lines as compensation paid to the same employees in the combined statement of operations.

(n) Use of Estimates

The preparation of Archeo’s combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Management has used estimates related to several financial statement amounts, including revenues, allowance for doubtful accounts, allowance for advertiser credits, useful lives for property and equipment, intangible assets, the fair-value of Marchex’s common stock and stock option awards, the impairment of intangible assets, and a valuation allowance for deferred tax assets. Actual results could differ from those estimates and if actual amounts differ from estimates, Archeo includes the revisions on the combined results of operations in the period the actual amounts become known.

In certain cases, Archeo records revenue based on available and reported preliminary information from third parties. Collection on the related receivables may vary from reported information based upon third party refinement of the estimated and reported amounts owing that occurs subsequent to period ends. Differences between amounts recognized based on preliminary information and collection of the related receivable amounts were not significant for the periods presented.

(o) Concentrations

A significant majority of Archeo’s revenue earned from advertisers is generated through arrangements with distribution partners. Archeo may not be successful in renewing any of these agreements, or if they are renewed, they may not be on terms as favorable as current arrangements. Archeo may not be successful in entering into agreements with new distribution partners or advertisers on commercially acceptable terms. In addition, several of these distribution partners or advertisers may be considered potential competitors. For the years ended December 31, 2011 and 2012, five distribution partners in aggregate represented 30% and 19% of combined revenue, respectively.

The advertisers representing more than 10% of combined revenue are as follows (in percentages):

	Years ended December 31,
	2011	2012
Advertiser A	33%	31%
Advertiser B	12%	14%
Advertiser C	11%	12%

The outstanding receivable balance for each advertiser representing more than 10% of combined accounts receivable is as follows (in percentages):

	At December 31,
	2011	2012
Advertiser A	45%	24%
Advertiser C	11%	17%

(p) Segment Reporting and Geographic Information

Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for Archeo’s management. For all periods presented Archeo operated as a single segment. Archeo operates in a single operating segment principally in domestic markets providing digital advertiser transaction services to enterprises.

Revenues from advertisers by geographical areas are tracked on the basis of the location of the advertiser. The vast majority of Archeo’s revenue and accounts receivable are derived from domestic sales to advertisers engaged in various mobile, online and other digital activities.

Revenues by geographic region are as follows (in percentages):

	Years ended December 31,
	2011	2012
United States	98%	95%
Canada	1%	3%
Other countries	1%	2%

	100%	100%

(q) Guarantees

FASB ASC 460 provides accounting guidance surrounding liability recognition and disclosure requirements related to guarantees. In the ordinary course of business, Archeo is not subject to potential obligations under guarantees that fall within the scope of FASB ASC 460 except for standard indemnification provisions that are contained within many of Archeo’s advertiser and distribution partner agreements, and give rise only to the disclosure requirements prescribed by FASB ASC 460.

In certain agreements, Marchex has agreed to indemnification provisions of varying scope and terms with advertisers, vendors and other parties with respect to certain matters, including, but not limited to, losses arising out of breach of agreements or representations and warranties, services to be provided and intellectual property infringement claims made by third parties. As a result of these provisions, Archeo may from time to time provide certain levels of financial support to contract parties to seek to minimize the impact of any associated litigation in which they may be involved. To date, there have been no known events or circumstances that have resulted in any material costs related to these indemnification provisions and no liabilities therefore have been recorded in the accompanying combined financial statements. However, the maximum potential amount of the future payments we could be required to make under these indemnification provisions could be material.

(r) Recently Issued Accounting Pronouncements

In July 2012, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2012-02, Intangibles—Goodwill and Other (Topic 350)—Testing Indefinite-Lived Intangible Assets for Impairment (ASU 2012-02), to allow entities to use a qualitative approach to test indefinite-lived intangible assets for impairment. ASU 2012-02 permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying value. If it is concluded that this is the case, it is necessary to perform the currently prescribed quantitative impairment test by comparing the fair value of the indefinite-lived intangible asset with its carrying value. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012 and early adoption is permitted. Archeo does not believe the adoption of ASU 2012-02 will have a material effect on the combined financial statements.

(2) Property and Equipment

Property and equipment consisted of the following (in thousands):

	Years ended December 31,
	2011 (1)	2012 (1)
Computer and other related equipment	$1,837	$1,705
Software	896	802
Furniture and fixtures	165	133
Leasehold improvements	243	195

	$3,141	$2,835
Less: accumulated depreciation and amortization	(2,309)	(2,189)

Property and equipment, net	$832	$646

(1)	Includes the original cost and accumulated depreciation of fully-depreciated fixed assets which were $1.8 million and $1.7 million at December 31, 2011 and 2012, respectively.

Depreciation and amortization expense allocated to Archeo was $399,000 and $354,000 for the years ended December 31, 2011 and 2012, respectively.

(3) Commitments

Archeo has commitments for future payments related to minimum contractual payments due to distribution partners and other outside service providers. Archeo shares office space, co-location facilities, telecommunication services and other facilities and services contracts with Marchex and is allocated expenses based on relative headcount, as all the contractual obligations for such services and contracts are assigned to Marchex. Archeo anticipates it will enter into services and facilities agreements with Marchex for utilization of these services and facilities after the consummation of the spin-off transaction. Archeo does have other contractual obligations expiring over varying time periods through 2013, which are summarized in the table below.

Future minimum payments, excluding amounts that may be due pursuant to services and facilities agreements that may be entered into with Marchex upon consummation of the separation, are approximately as follows (in thousands):

Contractual obligations
2013	$183
2014 and thereafter	—

Total minimum payments	$183

Rent expense allocated to Archeo was approximately $306,000 and $223,000 for the years ended December 31, 2011 and 2012, respectively.

(4) Income Taxes

The components of income before provision for income taxes consist of the following (in thousands):

	Years ended December 31,
	2011	2012
United States	$17,267	$10,380
Foreign	(247)	4

Income before provision for income taxes	$17,020	$10,384

The provision for income taxes for Archeo consists of the following (in thousands):

	Years ended December 31,
	2011	2012
Current provision
Federal	$803	$(1,752)
State	2	—
Deferred provision
Federal	5,017	32,813
State	15	—
Tax expense (benefit) of equity adjustment for stock option exercises and restricted stock vesting	128	(455)
Other	(13)	1

Total income tax expense	$5,952	$30,607

No current tax liabilities have been recognized on the balance sheet as they are settled by Marchex.

Income tax expense differed from the amounts computed by applying the U.S. federal income tax rates of 35% for 2011 and 2012 to income before provision for income taxes as a result of the following:

	Years ended December 31,
	2011	2012
Income tax expense at U.S. statutory rate	$5,957	$3,634
Valuation allowance	—	26,900
State taxes, net of valuation allowance	17	—
Non-deductible stock compensation	137	83
Impact of graduated rates, credits and other, net	(159)	(10)

Total income tax expense	$5,952	$30,607

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

	As of December 31,
	2011	2012
Deferred tax assets:
Accrued liabilities not currently deductible	$434	$368
Intangible assets	16,904	14,832
Goodwill	27,698	24,278
Stock-based compensation	1,022	520
Other	21	120

Gross deferred tax assets	46,079	40,118
Valuation allowance	—	(26,900)

Net deferred tax assets	46,079	13,218
Deferred tax liabilities:
Property and equipment	(177)	(129)

Total deferred tax liabilities	(177)	(129)

Net deferred tax assets	$45,902	$13,089

In connection with the purchase accounting for certain past acquisitions, Archeo recorded approximately $147.7 million in goodwill and $62.0 million of intangible assets that are deductible over 15 years for federal tax purposes. All goodwill attributable to Archeo was fully impaired for financial statement purposes prior to 2011 and continues to be amortized for tax purposes.

Archeo has recorded a deferred tax asset for stock-based compensation recorded on unexercised non-qualified stock options and certain restricted shares. The ultimate realization of this asset is dependent upon the fair value of Marchex’s stock when the options are exercised, and generation of sufficient taxable income to realize the benefit of the related tax deduction.

The valuation allowance for deferred tax assets as of December 31, 2012 was $26.9 million, an increase from zero valuation as of December 31, 2011. In the judgment of management based on Archeo’s operating performance, existing deferred tax liabilities, projections of future taxable income and tax planning strategies, a portion of the deferred tax assets are not more likely than not to be realized. In determining that it was not more likely than not that Archeo would fully realize the deferred tax assets, factors considered included: limited historical taxable income for carryback, historical trends related to advertiser usage rates, projected revenues and expenses, macroeconomic conditions, issues facing our industry, existing contracts, our ability to project future results and any appreciation of our other assets. The majority of the deferred tax assets have arisen due to charges taken in the financial statements related to the impairment of goodwill and the amortization of intangible assets recorded in connection with various acquisitions specifically attributable to Archeo that are tax-deductible over 15 year periods. The amount of the net deferred tax assets considered realizable, however, could be reduced if Archeo’s projections of future taxable income are reduced or if Archeo does not perform at the levels it is projecting. This could result in increases to the valuation allowance for deferred tax assets and a corresponding increase to income tax expense of up to the entire net amount of deferred tax assets.

During the years ended December 31, 2011 and 2012, Archeo recognized excess tax benefits (shortfall) on stock option exercises, restricted stock vesting, and dividends paid on unvested restricted stock of approximately $128,000 and ($455,000), respectively, which were recorded to parent company equity.

Marchex files U.S. federal, certain U.S. states and foreign tax returns, which includes the taxable income of Archeo. Generally, U.S. federal and U.S. state tax returns filed for years after 2007 are within the statute of limitations and are under examination or may be subject to examination. After the proposed separation, Archeo will not be included in the Marchex consolidated tax return. The current and deferred tax expense (benefits) and the related tax disclosures as presented above are not necessarily representative of the tax expense (benefit) that may arise in the future as a stand-alone company.

(5) Equity Plans

Marchex offers a stock incentive plan (the “Plan”) which allows for grants of both stock option and restricted stock awards to employees, officers, non-employee directors, and consultants and such options may be designated as incentive or non-qualified stock options at the discretion of the Plan’s Administrative Committee. The stock-based compensation expenses recognized by Archeo include all of the stock-based payment expenses directly attributable to services rendered by Archeo employees and consultants and allocations of indirect expenses attributable to Marchex employees, consultants and directors that provide general corporate services that have been deemed allocable to Archeo.

The following table presents the stock-based compensation expense recorded for 2011 and 2012 relating to Archeo employees and consultants participating in the Marchex Plan and the portion of stock-based compensation expense relating to Marchex corporate employees, directors and consultants that was allocated to Archeo (in thousands):

	Twelve months ended December 31,
	2011	2012
Service costs	$158	$250
Sales and marketing	94	17
Product development	128	107
General and administrative	1,881	1,217

Total stock-based compensation	$2,261	$1,591

Marchex uses the Black-Scholes option pricing model to estimate the per share fair value of stock option grants with time-based vesting. The Black-Scholes model relies on a number of key assumptions to calculate estimated fair values. For years ended December 31, 2011 and 2012, the expected life of each award granted was determined based on historical experience with similar awards, giving consideration to contractual terms, anticipated exercise patterns, vesting schedules and forfeitures. Expected volatility is based on historical volatility levels of Marchex’s Class B common stock and the expected volatility of companies in similar industries that have similar vesting and contractual terms. The risk-free interest rate is based on the implied yield currently available on U.S. Treasury issues with terms approximately equal to the expected life of the option. Marchex uses an expected annual dividend yield in consideration of the Marchex’s common stock dividend payments which commenced in 2007.

The following weighted average assumptions were used in determining the fair value of time-vested stock option grants for the periods presented:

	Years ended December 31,
	2011	2012
Expected life (in years)	4.0 – 6.25	4.0 – 6.25
Risk-free interest rate	0.60% to 1.77%	0.47% to 0.78%
Expected volatility	68% to 71%	65% to 70%
Weighted average expected volatility	70%	67%
Expected dividend yield	0.91%	1.33% to 3.11%

During 2011, Marchex issued equity awards which include stock options and restricted stock units that have vesting based on a combination of certain service and market conditions. These equity awards were issued in three separate tranches and each successive tranche will vest on the latest of (a) the 12, 21, or 30 month anniversary of the grant date, respectively, and (b) Marchex’s Class B common stock upon reaching certain average stock price targets for each tranche. Each restricted stock unit represents the right to receive one share of Marchex’s Class B common stock upon satisfaction of certain vesting considerations. The compensation costs and derived service periods for stock option and restricted stock unit grants with vesting based on a combination of service and market conditions are estimated using the binomial lattice model to determine the fair value for each tranche and a Monte Carlo simulation to determine the derived service period for each tranche. For the option grants, the risk-free interest rate is based on the on 10 year bond rate as of the valuation date based on the contractual life of the option. The fair value of these equity awards allocated to Archeo is $178,000 in 2011, and is being recognized over their requisite service periods.

During 2012, Marchex issued equity awards which include stock options and restricted stock awards that have vesting based on a combination of certain service and market conditions. These equity awards were issued in three separate tranches and each successive tranche will vest on the latest of (a) the 12, 24, or 30 month anniversary of the grant date, respectively, and (b) Marchex’s Class B common stock upon reaching certain average stock price targets for each tranche. The compensation costs and derived service periods for stock option and restricted stock award grants with vesting based on a combination of service and market conditions are estimated using the binomial lattice model to determine the fair value for each tranche and a Monte Carlo simulation to determine the derived service period for each tranche. For the option grants, the risk-free interest rate is based on the 10 year bond rate as of the valuation date based on the contractual life of the option. The fair value of these equity awards allocated to Archeo is $121,000 in 2012, and is being recognized over their requisite service periods.

The following weighted average assumptions were used in determining the fair value for option grants with vesting based on a combination of certain service and market conditions for the periods presented:

	Years ended December 31,
	2011	2012
Expected life (in years)	1.97 – 4.54	1.50 – 5.74
Risk-free interest rate	1.94%	1.81%
Expected volatility	57%	60%
Weighted average expected volatility	57%	60%
Expected dividend yield	1.26%	3.17%

The following table presents the stock option award activity during 2012 relating to Archeo employees and consultants participating in the Marchex Plan and the stock option award activity during 2012 relating to Marchex corporate employees, directors and consultants that were allocated to Archeo:

	Number of options outstanding	Weighted average exercise price of options and restricted stock outstanding	Weighted average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Balance at January 1, 2012	670,432	$8.45
Options granted(1)	65,116	4.27
Options exercised	(728)	4.13
Options expired	(2,430)	8.42
Options forfeited	(10,464)	6.48

Balance at December 31, 2012	721,926	$8.11	6.37	$41

(1)	Includes 21,735 stock options issued in 2012 which have vesting based on a combination of certain service and market conditions.

The following table summarizes information concerning currently outstanding and exercisable options at December 31, 2012 relating to Archeo employees and consultants participating in the Marchex Plan and relating to Marchex corporate employees, directors and consultants that were allocated to Archeo:

Options Outstanding				Options Exercisable
Range of exercise prices per share	Number Outstanding	Average remaining contractual life (in years)	Weighted Average Exercise price per share	Number exercisable	Weighted average exercise price per share
$3.18 – $ 4.98	260,718	6.94	$4.41	253,571	4.44
$5.30 – $ 5.30	25,369	7.18	5.30	14,306	5.30
$5.47 – $ 5.47	17,616	7.24	5.45	13,710	5.44
$6.35 – $ 6.35	97,993	8.96	6.35	76,993	6.34

Options Outstanding				Options Exercisable
Range of exercise prices per share	Number Outstanding	Average remaining contractual life (in years)	Weighted Average Exercise price per share	Number exercisable	Weighted average exercise price per share
$6.50 – $ 7.42	35,498	2.87	6.70	30,310	6.61
$8.77 – $ 8.77	99,186	7.83	8.73	83,186	8.73
$8.81 – $ 10.19	42,993	6.18	9.79	37,368	9.86
$10.48 – $ 12.93	57,679	3.93	12.38	57,679	12.38
$13.29 – $ 17.58	24,571	3.30	15.19	24,571	15.19
$18.69 – $ 24.31	60,303	2.51	20.59	60,303	20.59

	721,926	6.37	$8.11	651,997	$8.72

Information related to stock compensation activity allocated to Archeo is as follows:

	Years ended December 31,
	2011	2012
Weighted average fair value of options granted	$3.49	$1.85
Intrinsic value of options exercised (in thousands)	$319	$1
Total grant date fair value of restricted stock vested (in thousands)	$690	$2,139

At December 31, 2012, there was approximately $534,000 of stock option compensation expense related to non-vested awards not yet recognized, which was allocated to Archeo is expected to be recognized over a weighted average period of 2.3 years.

During the years ended December 31, 2011 and 2012 Marchex recognized gross proceeds from the exercise of stock options related to Archeo employees of approximately $309,000 and $3,000, respectively. The net excess tax benefit (shortfall) on stock option exercises, restricted stock vesting, and dividends paid on unvested restricted stock during the years ended December 31, 2011 and 2012, of approximately $128,000 and ($455,000), respectively, were recorded to parent company equity.

The following table presents restricted stock awards and restricted stock unit activity during 2012 relating to Archeo employees and consultants participating in the Marchex Plan and relating to Marchex corporate employees and directors that was allocated to Archeo:

	Shares/ Units	Weighted Average Grant Date Fair Value
Unvested at January, 2012(1)	398,080	$8.23
Granted(2)	152,256	3.80
Vested	(215,315)	9.93
Forfeited	(15,360)	5.28

Unvested at December 31, 2012	319,661	$5.12

(1)	Includes 37,280 and 13,140 restricted stock units issued in 2010 and 2011, respectively, which entitle the holder to receive one share of Marchex’s Class B common stock upon satisfaction of certain service and market conditions.
(2)	Includes 21,735 restricted stock awards issued in 2012 which have vesting based upon satisfaction of a combination of certain service and market conditions.

Marchex issues restricted stock to employees for future services and in connection with acquisitions. Restricted stock awards grants are generally measured at fair value on the date of grant based on the number of awards granted and the quoted price of Marchex’s common stock. Restricted shares issued are accounted for under FASB ASC 718 using the straight-line method net of estimated forfeitures.

As of December 31, 2012, there was $1.2 million of total restricted stock compensation expense related to non-vested awards not yet recognized allocated to Archeo, which is expected to be recognized over a weighted average period of 2.6 years. The total grant date fair value of restricted stock awards vested during years ended December 31, 2011 and 2012 was $690,000 and $2.1 million, respectively. Archeo realized a tax benefit in the years ended December 31, 2011 and 2012 related to the vesting of restricted shares of approximately $327,000 and zero due to a net operating loss in 2012, respectively.

The following table summarizes stock-based compensation expense related to all stock-based awards (in thousands):

	Years ended December 31,
	2011	2012
Stock-based compensation:
Total stock-based compensation included in net income	$2,261	$1,591
Income tax benefit related to stock-based compensation included in net income	$632	$458

At December 31, 2012, options and restricted stock available for future grant under the Marchex Plan allocated to Archeo was approximately 256,000 shares.

(6) Contingencies

Marchex was historically involved in legal and administrative proceedings and claims of various types from time to time, and after the Separation Archeo will succeed to these matters pertaining to the domain and click-based advertising business. While any litigation contains an element of uncertainty, Archeo is not aware of any legal proceedings or claims which are pending that Archeo believes, based on current knowledge, will have, individually or taken together, a material adverse effect on Archeo’s financial condition or results of operations or liquidity.

In some agreements to which Marchex was a party, Marchex agreed to indemnification provisions of varying scope and terms with advertisers, vendors and other parties with respect to certain matters, including, but not limited to, losses arising out of breach of agreements or representations and warranties, services to be provided and intellectual property infringement claims made by third parties. After the Separation, as a result of these provisions, Archeo may from time to time provide certain levels of financial support to our contract parties to seek to minimize the impact of any associated litigation in which they may be involved. To date, there have been no known events or circumstances that have resulted in any material costs related to these indemnification provisions and no liabilities therefore have been recorded in the accompanying combined financial statements. However, the maximum potential amount of the future payments we could be required to make under these indemnification provisions could be material.

(7) 401(k) Savings Plan

Marchex has a Retirement/Savings Plan (401(k) Plan) under Section 401(k) of the Internal Revenue Code in which certain employees of Archeo participate. Eligible employees of Archeo participating in the Marchex plan may contribute up to the Internal Revenue Code prescribed maximum amounts. During 2012, Marchex elected to match a portion of the employee contributions up to a defined maximum, including cash contributions.

(8) Intangible and other assets, net

Intangible and other assets, net consisted of the following (in thousands):

	As of December 31,
	2011	2012
Internet domain names	$15,011	$14,575
Less accumulated amortization	(14,343)	(14,326)

Internet domain names, net	668	249
Other assets:
Registration fees, net	1,142	9
Other	43	31

Total intangibles and other assets, net	$1,853	$289

Archeo capitalizes costs incurred to acquire domain names or URLs, which include the initial registration fees, to other intangible assets which excludes intangible assets acquired through business combinations. The capitalized costs are amortized over the expected useful life of the domain names on a straight-line basis. Archeo also capitalizes costs incurred to renew or extend the term of the domain names or URLs to prepaid expenses and other current assets or registration fees, net. The capitalized costs are amortized over the renewal or extended period on a straight-line basis. The total amount of costs incurred for the year ended December 31, 2012 to renew or extend the term for domain names was $2.0 million. The weighted average renewal period for registration fees as of December 31, 2012 was approximately 1.0 year.

Amortization expense for Internet domain names for the years ended December 31, 2011 and 2012 was approximately $1.0 million and $417,000, respectively.

Based upon the current amount of domains subject to amortization, the estimated expense for the next five years is as follows: $209,000 in 2013, $40,000 in 2014, and $0 thereafter.

(9) Intangible Assets from Acquisitions

Intangible assets from acquisitions consisted of the following (in thousands):

	As of December 31,
	2011	2012
Trademarks/domains(1)	$39,436	$—
Less accumulated amortization(1)	(39,277)	—

Trademarks/domains, net	$159	$—

(1)	Excludes the original cost and accumulated amortization of fully-amortized intangible assets which were $38.2 million and $76.4 million at December 31, 2011 and 2012, respectively.

Amortizable intangible assets are amortized on a straight-line basis over their useful lives. Trademark/domains and acquired technology have weighted average useful life from date of purchase of 4.8 years. Aggregate amortization expense attributable to Archeo for the years ended December 31, 2011 and 2012, was approximately $1.4 million and $159,000, respectively. Based upon the current amount of acquired intangible assets subject to amortization, the estimated amortization expense for the next five years is zero.

(10) Related Parties

All transactions between Archeo and Marchex have been recorded as if Archeo had been an independent company during all periods presented. Intercompany revenue transactions between Archeo and Marchex were $54,000 and $19,000 in 2011 and 2012, respectively.

Marchex employees and consultants provide certain general corporate functions to Archeo including, but not limited to finance, legal, information technology, human resources, compliance, shared services, insurance, employee benefits and incentives, and stock-based compensation. General corporate expenses have been allocated to Archeo based on direct usage when identifiable, with the remainder allocated on the basis of relative headcount. Management considers the allocation methodology and results to be reasonable for all periods presented but may not be indicative of the costs that would have been incurred if Archeo operated on a stand-alone basis.

(11) Date through which Subsequent Events have been evaluated

Archeo evaluated subsequent events through March 13, 2013, which was the date the combined financial statements were available to be issued.

ARCHEO, INC.

Condensed Combined Balance Sheets

(in thousands)

(unaudited)

	December 31, 2012	March 31, 2013
Assets
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable, net	3,096	3,002
Prepaid expenses and other current assets	1,637	1,524
Deferred tax assets	160	158

Total current assets	4,893	4,684
Property and equipment, net	646	776
Deferred tax assets	12,929	12,535
Intangible and other assets, net	289	246

Total assets	$18,757	$18,241
Liabilities and Parent Company Equity
Current liabilities:
Accounts payable	$1,795	$2,066
Accrued expenses and other current liabilities	1,699	1,682
Deferred revenue	1,722	1,715

Total current liabilities	5,216	5,463
Other non-current liabilities	196	215

Total liabilities	5,412	5,678
Commitments and contingencies
Parent company equity	13,345	12,563

Total liabilities and parent company equity	$18,757	$18,241

See accompanying notes to condensed combined financial statements

ARCHEO, INC.

Condensed Combined Statements of Operations

(in thousands)

(unaudited)

	Three Months Ended March, 31
	2012	2013
Revenue	$8,830	$5,106
Expenses:
Service costs (1)	4,294	3,298
Sales and marketing	936	710
Product development	803	737
General and administrative	811	632
Amortization of intangible assets from acquisitions (2)	156	—

Total operating expenses	7,000	5,377
Gain on sales and disposals of intangible assets, net	1,463	1,362

Income from operations before provision for income taxes	3,293	1,091
Income tax expense	1,175	391

Net income	$2,118	$700

(1) Excludes amortization of intangible assets from acquisitions.
(2) Components of amortization of intangible assets from acquisitions:
Service costs	$156	$—

See accompanying notes to condensed combined financial statements

ARCHEO, INC.

Condensed Combined Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2012	2013
Cash flows from operating activities:
Net income	$2,118	$700
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation	496	140
Gain on sales and disposals of intangible assets, net	(1,463)	(1,362)
Allowance for doubtful accounts and advertiser credits	252	104
Stock-based compensation	420	264
Deferred income taxes	1,381	396
Excess tax benefit related to stock-based compensation	(25)	(1)
Change in certain assets and liabilities:
Accounts receivable, net	(79)	(10)
Prepaid expenses and other current assets	462	118
Accounts payable	(437)	248
Accrued expenses and other current liabilities	576	(43)
Deferred revenue	29	(7)
Other non-current liabilities	(104)	19

Net cash provided by operating activities	3,626	566
Cash flows from investing activities:
Purchases of property and equipment	(5)	(183)
Proceeds from sales of intangible assets	1,474	1,362

Net cash provided by investing activities	1,469	1,179
Cash flows from financing activities:
Net distribution to Marchex	(5,120)	(1,746)
Excess tax benefit related to stock-based compensation	25	1

Net cash used in financing activities	(5,095)	(1,745)

Net increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

Supplemental disclosure of non-cash investing and financing activities:
Property and equipment acquired in accounts payable and accrued expenses	20	49

See accompanying notes to condensed combined financial statements

ARCHEO, INC.

Notes to Condensed Combined Financial Statements

(1) Description of Business and Summary of Significant Accounting Policies and Practices

(a) Description of Business and Basis of Presentation

Archeo, Inc. is a newly formed company that was created for the purpose of completing the series of transactions by which Marchex, Inc. (“Marchex”) will separate its domain and click-based advertising business (hereinafter referred to as “Archeo”) from Marchex’s mobile and call advertising business. Prior to the separation, Archeo is managed by and wholly-owned by Marchex. Archeo provides performance-based online advertising that connects advertisers with consumers across its proprietary network of owned web sites as well as third party web sites.

On November 1, 2012, Marchex announced its intention to pursue separation of its business into two distinct, publicly traded entities. The separation is expected to be a tax-free pro rata distribution in which Marchex’s existing shareholders would hold interests in: (1) Marchex, a pure play mobile advertising company focused on calls, and (2) Archeo, a premium domain and advertising marketplace. Completion of the proposed separation is subject to certain conditions, including final approval by Marchex’s board of directors, receipt of regulatory approvals, favorable tax opinions regarding the tax-free nature of the transaction to Marchex and to its shareholders, further due diligence as appropriate, and the filing and effectiveness of appropriate filings with the Securities and Exchange Commission. While Marchex expects to complete the separation in 2013, we cannot assure that the separation will be completed and if completed on the anticipated timeline or that the terms of the separation will not change. Following the separation, Marchex will cease to own any equity interest in Archeo, and Archeo will operate as an independent, publicly-traded company.

The condensed combined financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Archeo has historically operated as part of Marchex and not as a separate stand-alone entity. The condensed combined financial statements of Archeo have been prepared on a “carve-out” basis from the condensed consolidated financial statements of Marchex to represent the financial position and operating results of Archeo as if Archeo had existed on a stand-alone basis during the periods presented. Archeo’s condensed combined financial statements have been derived from the condensed consolidated financial statements and accounting records of Marchex using the historical results of operations and historical basis of assets and liabilities of Archeo’s business. Archeo’s financial statements include certain assets, liabilities, revenues and expenses of Marchex which were allocated for certain functions, including general corporate expenses related to finance, legal, information technology, human resources, shared services, insurance, employee benefits and incentives and stock-based compensation. These assets, liabilities, revenues and expenses have been allocated to Archeo on the basis of direct usage when identifiable, and for resources indirectly used by Archeo, allocations were based on relative headcount to reflect estimated usage by the Archeo business. Management considers the allocation methodology and results to be reasonable for all periods presented. However, these allocations may not be indicative of the actual results that Archeo would have incurred as an independent public company or of the results expected to occur in the future. As such, the condensed combined financial statements may not necessarily reflect Archeo’s results of operations, financial position or cash flows in the future or what its results of operations, financial position or cash flows would have been had Archeo been an independent company during the periods presented.

All intra-company transactions and balances have been eliminated; however, transactions between Archeo and Marchex have been recorded as if Archeo had been an independent company during all periods presented.

For the purposes of the condensed combined statements of cash flows, Archeo reflects cash management and treasury service transactions with Marchex as a financing activity. All cash generated and used by Archeo was included in the cash accounts of Marchex and is reflected as net distributions to Marchex.

Archeo’s condensed combined financial statements presented include the condensed combined balance sheets as of December 31, 2012 and March 31, 2013, the condensed combined statements of operations for the three months ended March 31, 2012 and 2013 and the condensed combined statements of cash flows for the three months ended March 31, 2012 and 2013.

(2) Significant Accounting Policies

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These judgments are difficult as matters that are inherently uncertain directly impact their valuation and accounting. Actual results may vary from management’s estimates and assumptions.

There have been no changes to Archeo’s significant accounting policies as disclosed in Archeo’s combined financial statements for the year ended December 31, 2012.

(3) Stock-based Compensation Plans

Marchex offers a stock incentive plan (the “Plan”) which allows for grants of stock options, restricted stock units and restricted stock awards to employees, officers, non-employee directors, and consultants and such options may be designated as incentive or non-qualified stock options at the discretion of the Plan’s Administrative Committee. The stock-based compensation expenses recognized by Archeo include all of the stock-based payment expenses directly attributable to services rendered by Archeo employees and consultants and allocations of indirect expenses attributable to Marchex employees, consultants and directors that provide general corporate services that have been deemed allocable to Archeo.

The following table presents the stock-based compensation expense recorded for the three months ended March 31, 2012 and 2013, respectively, relating to Archeo employees and consultants participating in the Marchex Plan and the portion of stock-based compensation expense relating to Marchex corporate employees, directors and consultants that was allocated to Archeo (in thousands):

	Three months ended March 31,
	2012	2013
Service costs	$60	$67
Sales and marketing	7	3
Product development	33	22
General and administrative	320	172

Total stock-based compensation	$420	$264

For the three months ended March 31, 2013, 61,189 shares of restricted stock were granted with an average grant date fair value of $4.09 per share relating to Archeo employees and consultants participating in the Marchex Plan and relating to Marchex corporate employees and directors that were allocated to Archeo.

For the three months ended March 31, 2013, 73,833 stock options were granted with a weighted-average exercise price of $4.10 relating to Archeo employees and consultants participating in the Marchex Plan and relating to Marchex corporate employees and directors that were allocated to Archeo.

(4) Concentrations

A significant majority of Archeo’s revenue earned from advertisers is generated through arrangements with distribution partners. Archeo may not be successful in renewing any of these agreements, or if they are renewed, they may not be on terms as favorable as current arrangements. Archeo may not be successful in entering into agreements with new distribution partners or advertisers on commercially acceptable terms. In addition, several of these distribution partners or advertisers may be considered potential competitors. For the three months ended March 31, 2012 and 2013, five distribution partners in aggregate represented 21% and 23% of combined revenue, respectively.

The advertisers representing more than 10% of combined revenue are as follows (in percentages):

	Three months ended March 31,
	2012	2013
Advertiser A	33%	26%
Advertiser B	13%	14%
Advertiser C	12%	21%

The outstanding receivable balance for each advertiser representing more than 10% of combined accounts receivable is as follows (in percentages):

	At March 31,
	2012	2013
Advertiser A	34%	30%
Advertiser C	19%	27%

(5) Segment Reporting and Geographic Information

Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally for Archeo’s management. For all periods presented Archeo operated as a single segment. Archeo operates in a single operating segment principally in domestic markets providing digital advertiser transaction services to enterprises.

Revenues from advertisers by geographical areas are tracked on the basis of the location of the advertiser. The vast majority of Archeo’s revenue and accounts receivable are derived from domestic sales to advertisers engaged in various mobile, online and other digital activities.

Revenues by geographic region are as follows (in percentages):

	Three months ended March 31,
	2012	2013
United States	96%	96%
Canada	2%	4%
Other countries	2%	*

	100%	100%

*	Less than 1% of revenue

(6) Property and Equipment

Property and equipment consisted of the following (in thousands):

	December 31, 2012	March 31, 2013
Computer and other related equipment	$1,705	$2,071
Software	802	914
Furniture and fixtures	133	151
Leasehold improvements	195	222

	$2,835	$3,358
Less: accumulated depreciation and amortization	(2,189)	(2,582)

Property and equipment, net	$646	$776

Depreciation and amortization expense allocated to Archeo was $93,000 and $103,000 for the three months ended March 31, 2012 and 2013, respectively.

(7) Commitments

Archeo has commitments for future payments related to minimum contractual payments due to distribution partners and other outside service providers. Archeo shares office space, co-location facilities, telecommunication services and other facilities and services contracts with Marchex and is allocated expenses based on relative headcount, as all the contractual obligations for such services and contracts are assigned to Marchex. Archeo anticipates it will enter into services and facilities agreements with Marchex for utilization of these services and facilities after the consummation of the spin-off transaction. Archeo does have other contractual obligations expiring over varying time periods through 2013, which are summarized in the table below.

Future minimum payments, excluding amounts that may be due pursuant to services and facilities agreements that may be entered into with Marchex upon consummation of the separation, are approximately as follows (in thousands):

Contractual obligations
2013	$127
2014 and thereafter	—

Total minimum payments	$127

Rent expense allocated to Archeo was approximately $63,000 and $57,000 for the three months ended March 31, 2012 and 2013, respectively.

(8) Contingencies and Taxes

(a) Contingencies

Marchex was historically involved in legal and administrative proceedings and claims of various types from time to time, and after the separation Archeo will succeed to these matters pertaining to the domain and click-based advertising business. While any litigation contains an element of uncertainty, Archeo is not aware of any legal proceedings or claims which are pending that Archeo believes, based on current knowledge, will have, individually or taken together, a material adverse effect on Archeo’s financial condition or results of operations or liquidity.

In some agreements to which Marchex was a party, Marchex agreed to indemnification provisions of varying scope and terms with advertisers, vendors and other parties with respect to certain matters, including, but not limited to, losses arising out of breach of agreements or representations and warranties, services to be provided and intellectual property infringement claims made by third parties. After the Separation, as a result of these provisions, Archeo may from time to time provide certain levels of financial support to our contract parties to seek to minimize the impact of any associated litigation in which they may be involved. To date, there have been no known events or circumstances that have resulted in any material costs related to these indemnification provisions and no liabilities therefore have been recorded in the accompanying condensed combined financial statements. However, the maximum potential amount of the future payments we could be required to make under these indemnification provisions could be material.

(b) Taxes

Marchex files U.S. federal and certain U.S. state tax returns, which includes the taxable income of Archeo. Generally, U.S. federal, and U.S. state tax returns filed for years after 2005 are within the statute of limitations and are under examination or may be subject to examination. After the proposed separation, Archeo will not be included in Marchex’s consolidated tax return. From time to time, various state, federal and other jurisdictional tax authorities undertake audits of Marchex and its filings. In evaluating the exposure associated with various tax filing positions, Archeo on occasion accrues charges for uncertain positions. Archeo adjusts these contingencies in light of changing facts and circumstances, such as the outcome of tax audits. Archeo does not have any significant interest or penalty accruals. The provision for income taxes includes the impact of contingency provisions and changes to contingencies that are considered appropriate.

(9) Intangible and other assets, net

Intangible and other assets, net consisted of the following (in thousands):

	December 31, 2012	March 31, 2013
Internet domain names	$14,575	$14,478
Less accumulated amortization	(14,326)	(14,266)

Internet domain names, net	249	212
Other assets:
Registration fees, net	9	—
Other	31	34

Total intangibles and other assets, net	$289	$246

Archeo capitalizes costs incurred to acquire domain names or URLs, which include the initial registration fees, to other intangible assets which excludes intangible assets acquired through business combinations. The capitalized costs are amortized over the expected useful life of the domain names on a straight-line basis. Archeo also capitalizes costs incurred to renew or extend the term of the domain names or URLs to prepaid expenses and other current assets or registration fees, net. The capitalized costs are amortized over the renewal or extended period on a straight-line basis. The total amount of costs incurred for the three months ended March 31, 2013 to renew or extend the term for domain names was approximately $334,000. The weighted average renewal period for registration fees as of March 31, 2013 was approximately 1.0 year.

Amortization expense for Internet domain names for the three months ended March 31, 2012 and 2013 was approximately $235,000 and $37,000, respectively.

Based upon the current amount of domains subject to amortization, the estimated expense for the next five years is as follows: $172,000 for the remainder of 2013, $40,000 in 2014, and $0 thereafter.

(10) Subsequent Events

Archeo evaluated subsequent events through June 7, 2013, which was the date the condensed combined financial statements were available to be issued.